As filed with the U.S. Securities and Exchange Commission on October 19, 2005

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIRST STATE BANCORPORATION

(Exact name of Registrant as specified in its Charter)

New Mexico	6022	85-0366665
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)

7900 Jefferson NE

Albuquerque, New Mexico 87109

(505) 241-7500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael R. Stanford

Chief Executive Officer

First State Bancorporation

7900 Jefferson NE

Albuquerque, New Mexico 87109

(505) 241-7500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Frank Ed Bayouth, II, Esq. Skadden, Arps, Slate, Meagher & Flom LLP	Dale W. Ek, Esq. Modrall Sperling
1600 Smith Street, Suite 4400 Houston, Texas 77002 (713) 655-5100	500 Fourth Street N.W. P.O. Box 2168 Albuquerque, New Mexico 97103-2168

Approximate date of commencement of proposed sale of the securities to public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, no par value per share	910,543	N/A	$15,861,961	$1,867

(1)	This amount is based upon the number of shares of common stock of First State Bancorporation anticipated to be issued upon consummation of the transaction contemplated in the Agreement and Plan of Merger, dated as of September 2, 2005, by and among First State Bancorporation, New Mexico Financial Corporation and Ranchers Banks.
(2)	The registration fee has been computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, where because there is currently no public trading market for NMFC common stock, the registration fee was computed on the basis of the book value of such securities computed as of October 19, 2005 ($1,621.38).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not issue the common stock to be issued in connection with the merger described in this document until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED October 19, 2005

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

The boards of directors of First State Bancorporation (“First State”) and New Mexico Financial Corporation (“NMFC”) have approved a strategic combination of our two companies pursuant to which NMFC will be merged with and into First State.

If we complete the merger, NMFC stockholders will have the right to elect to receive, for each share of NMFC common stock they own, either:

•	a number of shares of common stock of First State equal to the exchange ratio (as such term is defined in the proxy statement-prospectus); or

•	cash in an amount equal to $2,044.36.

Prior to the closing of the merger, NMFC stockholders will also be entitled to receive from NMFC one or more cash dividends in an aggregate amount not to exceed an amount such that the remaining capital of NMFC will not be less than $12,000,000 following the payment of the dividend(s).

Your vote is important. We cannot complete the merger unless NMFC stockholders adopt the merger agreement. We have scheduled a special meeting of NMFC stockholders to vote on the adoption of the merger agreement. The special meeting will be held at • on •, 2005 at •, local time. Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting. As of the record date for the NMFC special meeting, the directors and executive officers of NMFC owned and were entitled to vote •% of the outstanding shares of NMFC voting stock.

This proxy statement-prospectus gives you detailed information about the special meeting and the proposed merger. We urge you to read this proxy statement-prospectus carefully, including “ Risk Factors Relating to the Merger” on page 15 for a discussion of the risks relating to the merger. You also can obtain information about First State from documents that are filed with the Securities and Exchange Commission and information about NMFC from the Director, Division of Bank Supervision and Regulation and the Board of Governors of the Federal Reserve System.

NMFC’s board of directors recommends that the NMFC stockholders vote FOR the adoption of the merger agreement.

Henry Jaramillo, Jr.

Chairman and Chief Executive Officer

First State common stock trades on the Nasdaq National Market under the symbol “FSNM.” There is no established trading market for NMFC common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement-prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated •, 2005 and is first being mailed to stockholders of NMFC on or about •, 2005.

ADDITIONAL INFORMATION

This proxy statement-prospectus incorporates important business and financial information about First State and NMFC from documents that are not included in or delivered with this proxy statement-prospectus. See “Where You Can Find More Information” on page 63. This information is available to you without charge upon your written or oral request. You can obtain First State documents incorporated by reference in this proxy statement-prospectus or documents related to NMFC by requesting them in writing or by telephone from First State or NMFC, respectively at the following addresses:

First State Bancorporation 7900 Jefferson NE Albuquerque, New Mexico 87109 Attention: Christopher C. Spencer Phone: (505) 241-7500	New Mexico Financial Corporation 620 W. Reinken Ave. Belen, New Mexico 87002 Attention: Henry Jaramillo, Jr. Phone: (505) 966-0400

You may also obtain First State’s documents at the Securities and Exchange Commission’s website, “www.sec.gov” or may obtain certain documents at First State’s website at “www.fsbnm.com” by selecting “Investor Relations.”

TO RECEIVE DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE NMFC SPECIAL MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN •, 2005.

In “Questions and Answers About Voting Procedures for the Special Meeting” and in the “Summary of the Merger” below, we highlight selected information from this proxy statement-prospectus. However, we may not have included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement-prospectus, including the appendices, as well as the documents that we have incorporated by reference into this document. See “Where You Can Find More Information “ beginning on page 63.

New Mexico Financial Corporation

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on •, 2005

To the Stockholders of New Mexico Financial Corporation:

We will hold a special meeting of stockholders of New Mexico Financial Corporation on •, 2005 at •, local time, at •, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 2, 2005, by and among First State Bancorporation, New Mexico Financial Corporation and Ranchers Banks, pursuant to which NMFC will merge with and into First State; and

2.	To transact any other business as may properly be brought before the special meeting.

We have fixed •, 2005 as the record date for determining those NMFC stockholders entitled to vote at the special meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting.

Under New Mexico law, holders of NMFC common stock will have appraisal rights in connection with the merger. To exercise appraisal rights, a NMFC stockholder must not vote for the adoption of the merger agreement, and must strictly comply with all of the procedures required by New Mexico law. These procedures are described more fully in the accompanying proxy statement-prospectus. A copy of the applicable New Mexico law provision is attached as Appendix B to the proxy statement-prospectus.

To ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement-prospectus accompanying this notice for more complete information regarding the merger and the special meeting.

By Order of the Board of Directors,

Henry Jaramillo, Jr.

Chairman and

Chief Executive Officer

Belen, New Mexico

•, 2005

i

FIRST STATE BANCORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION		42
FIRST STATE BANCORPORATION NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION		46
PRICE RANGE OF COMMON STOCK AND DIVIDENDS		54
First State		54
NMFC		54
First State Future Dividend Policy		54
DESCRIPTION OF FIRST STATE CAPITAL STOCK		56
General		56
Common Stock		56
Preferred Stock		57
Anti-Takeover Provisions		57
Trust Preferred Securities		57
COMPARISON OF STOCKHOLDERS’ RIGHTS		58
LEGAL MATTERS		63
EXPERTS		63
FIRST STATE 2006 ANNUAL STOCKHOLDER MEETING AND STOCKHOLDER PROPOSALS		63
NMFC 2006 ANNUAL STOCKHOLDER MEETING AND STOCKHOLDER PROPOSALS		63
WHERE YOU CAN FIND MORE INFORMATION		63

Appendix A	Agreement and Plan of Merger, dated as of September 2, 2005, by and among First State Bancorporation, New Mexico Financial Corporation and Ranchers Banks.
Appendix B	Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act.

ii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q: Why is my vote important?

A: Under the laws of the State of New Mexico, the merger agreement must be adopted by the holders of a majority of shares of NMFC common stock entitled to vote.

Q: What do I need to do now?

A: After you have carefully read this proxy statement-prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope as soon as possible so that your shares will be represented and voted at the NMFC special meeting.

Q: What do I do if I want to change my vote after I have delivered my proxy or voting instruction card?

A: You may change your vote at any time before your proxy is voted at the special meeting. You can do this in any of the three following ways:

•	by sending a written notice to Henry Jaramillo, Jr., Chairman and CEO of NMFC in time to be received before the special meeting stating that you would like to revoke your proxy;

•	by completing, signing and dating a later dated proxy card and returning it by mail in time to be received before the special meeting; or

•	if you are a holder of record, by attending the special meeting and voting in person.

Q: If I am a NMFC stockholder, should I send in my stock certificates with my proxy card?

A: No. Please DO NOT send your stock certificates with your proxy card. Rather, prior to the election deadline of •, 2005, you should send your NMFC common stock certificates to the exchange agent, together with your completed, signed form of election.

Q: If I am a NMFC stockholder, when must I elect the type of the merger consideration that I prefer to receive?

A: Holders of NMFC common stock who wish to elect the type of merger consideration they prefer to receive in the merger should carefully review and follow the instructions set forth in the form of election provided to NMFC stockholders under separate cover. These instructions require that a properly completed and signed form of election be received by the exchange agent by the election deadline, which is 5:00 p.m., New York City time, on •, 2005. If a NMFC stockholder does not submit a properly completed and signed form of election to the exchange agent by the election deadline, then such stockholder will have no control over the type of merger consideration, and, consequently, may receive only cash, only First State common stock, or a combination of cash and First State common stock in the merger.

Q: If I am a NMFC stockholder, can I change my election after I submit my certification?

A: You can revoke your election and submit new election materials prior to the election deadline. You may do so by submitting a written notice to the exchange agent that is received prior to the election deadline at the following address:

American Stock Transfer

6201 15th Avenue,

2nd Floor

Brooklyn, New York 11219

Attention: Joe Wolf

The revocation must specify the account name and such other information as the exchange agent may request; revocations may not be made in part. New elections must be submitted in accordance with the election procedures described in this proxy statement-prospectus.

Q: Who can I call with questions about the special meeting or the merger?

A: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:

New Mexico Financial Corporation

620 W. Reinken Ave.

Belen, New Mexico 87002

Attention: Henry Jaramillo, Jr.

(505) 966-0400

Q. Who is soliciting my vote?

A: NMFC is soliciting your vote on the merger proposal by mailing you this proxy statement-prospectus and proxy card. The cost of solicitation of proxies will be borne by NMFC. In addition to solicitation by mail, directors, officers and employees of NMFC may solicit proxies personally or by telephone without additional compensation.

SUMMARY OF THE MERGER

This brief summary does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this proxy statement-prospectus refers you to fully understand the merger. See “Where You Can Find More Information” on page 63. Each item in this summary refers to the page where that subject is discussed in more detail.

Information About First State and NMFC (Page 20)

First State Bancorporation

7900 Jefferson NE

Albuquerque, New Mexico 87109

(505) 241-7500

First State is a $2 billion New Mexico based commercial bank holding company that currently operates 29 branches and serves communities in New Mexico, Colorado, and Utah, through its wholly owned subsidiary First State Bank N.M. First State Bank N.M. operates as First Community Bank in Colorado and Utah.

New Mexico Financial Corporation

620 W. Reinken Ave.

Belen, New Mexico 87002

(505) 966-0400

NMFC is a New Mexico bank holding company that operates through its wholly owned subsidiary, Ranchers Banks, that currently operates nine branches and serves communities in central New Mexico.

NMFC Will Merge Into First State (Page 21)

We propose a merger of NMFC with and into First State. We have attached the merger agreement to this proxy statement-prospectus as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger.

NMFC Stockholders Will Receive Cash and/or Shares of First State Common Stock Depending on Their Election and Any Required Adjustment (Page 24)

If we complete the merger, NMFC stockholders will have the right to elect to receive shares of First State common stock and/or cash for each share of NMFC stock they own. NMFC stockholders may specify different elections with respect to different shares they hold. Prior to the closing of the merger, NMFC stockholders will also be entitled to receive from NMFC one or more cash dividends in an aggregate amount not to exceed an amount such that the remaining capital of NMFC will not be less than $12,000,000 following the payment of the dividend(s).

If You are a NMFC Stockholder Making a Cash Election You May Nevertheless Receive a Mix of Cash and Stock (Page 25)

If the aggregate cash amount that would be paid upon the conversion of the shares of NMFC electing cash in the merger is greater than 37.5% or less than 13.5% of the total, then adjustments to elections of NMFC stockholders will be made despite their election.

In Order to Make an Election, NMFC Stockholders Must Properly Complete and Deliver the Form of Election That is Sent Under Separate Cover (Page 26)

If you are a NMFC stockholder, you are receiving together with this proxy statement-prospectus a form of election with instructions for making cash and stock elections. You must properly complete and deliver to the exchange agent your form of election along with your stock certificates (or a properly completed notice of guaranteed delivery). Do not send your stock certificates or form of election with your proxy card.

Forms of election and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline, which is 5:00 p.m., New York City time, on •, 2005. Once you tender your stock certificates to the exchange agent, you may not transfer your NMFC shares, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline.

If you fail to submit a properly completed form of election, together with your stock certificates (or a properly completed notice of guaranteed delivery), prior to the election deadline, you will be deemed not to have made an election. As a non-electing holder, you may be paid all in cash, all in First State common stock, or in part cash and in part First State common stock.

If the merger agreement is not adopted by NMFC stockholders, or the stock issuance is not approved by NMFC stockholders, stock certificates will be returned by the exchange agent by first class mail.

Expected Federal Income Tax Consequences (Page 35)

It is a condition to completion of the merger that First State receive a written opinion from special counsel to First State, Skadden, Arps, Slate, Meagher & Flom LLP, and that NMFC receive a written opinion from special counsel to NMFC, Modrall Sperling, substantially to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. If the merger is treated in this manner, for United States federal income tax purposes, NMFC stockholders generally will not recognize any gain or loss upon the receipt of First State common stock in the merger, except in connection with any cash that they may receive. NMFC stockholders who receive cash in the merger may recognize taxable gain and/or dividend income.

You should refer to “The Merger – Material United States Federal Income Tax Consequences” for a more complete discussion of the United States federal income tax consequences of the merger.

This tax treatment may not apply to certain NMFC stockholders. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Dividend Policy of First State (Page 54)

First State has declared or paid cash dividends on its common stock and may pay dividends on its common stock in the future. Future dividends depend on, among other things, the ability of First State Bank, a wholly owned subsidiary of First State, to pay dividends to First State in an amount sufficient to service First State’s obligations. Dividend payments from First State Bank are subject to federal and state limitations, generally based on the capital levels and current retained earnings of First State Bank.

NMFC Directors and Executive Officers Have Some Financial Interests in the Merger That are Different From or in Addition to Their Interests as Stockholders (Page 41)

NMFC directors and executive officers have the following financial interests:

•	Mr. Jaramillo has an employment agreement with First State. The employment agreement is for a five year term and Mr. Jaramillo, as an officer of First State Bank, will receive a base salary of $200,000 a year in compensation in addition to any medical, health and dental benefits for which he qualifies.

•	Upon completion of the merger, First State will use its reasonable best efforts to cause the persons serving as officers and directors of NMFC and Ranchers Banks immediately prior to the effective time of the merger to be covered for a period of three years from the effective time of the merger by the directors’ and officers’ liability insurance policy maintained by NMFC or Ranchers Banks.

NMFC’s Board of Directors Recommends that You Vote “FOR” the Adoption of the Merger Agreement (Page 23)

NMFC’s board of directors believes that the merger is fair to and in the best interests of NMFC stockholders, and recommends that NMFC stockholders vote “FOR” the adoption of the merger agreement.

In determining whether to approve the merger agreement, NMFC’s board of directors consulted with its senior management and legal and financial advisors. In arriving at its determination, the NMFC board of directors also considered a number of factors, including the following material factors:

•	The strategic benefits of a combination with a larger company, including the lower cost of capital and subsequent potential for greater capital expenditures, and the increase in float and liquidity, along with access to a greater investor base due to the increased market capitalization.

•	The complementary aspects of the First State and NMFC businesses, including commercial and community banking capabilities and consumer banking and mortgage businesses.

•	The NMFC board of directors’ believe that a combination with First State would allow NMFC stockholders to participate in a combined company that would have better future prospects than NMFC was likely to achieve on a stand-alone basis, with greater market penetration and more diversified customer bases and revenue sources.

NMFC Stockholder Meeting to be Held on •, 2005 (Page 18)

The NMFC special meeting will be held on •, 2005 at •, local time, at •. At the special meeting, you will be asked:

1.	to adopt the merger agreement; and

2.	to transact any other business as may properly be brought before the special meeting.

You can vote at the NMFC special meeting if you owned NMFC common stock at the close of business on •, 2005. On that date, there were • shares of NMFC common stock outstanding and entitled to vote. You can cast one vote for each share of NMFC common stock you owned on that date. In order to adopt the merger agreement, the holders of a majority of shares of NMFC common stock entitled to vote must vote in favor of the adoption of the merger agreement.

The Merger is Expected to Occur in the Fourth Quarter of 2005 (Page 27)

The merger will occur after all conditions to its completion have been satisfied or, if permissible, waived. Currently, we anticipate that the merger will occur in the fourth quarter of 2005. However, we cannot assure you when or if the merger will occur.

Completion of the Merger is Subject to Customary Conditions (Page 28)

The completion of the merger is subject to a number of customary conditions being met, including the adoption by NMFC stockholders of the merger agreement and the receipt of applicable regulatory approvals.

Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

We May Not Complete the Merger Without All Required Regulatory Approvals (Page 35)

We cannot complete the merger unless we receive the prior approval of the Board of Governors of the Federal Reserve System and the Director of the New Mexico Financial Institutions Division.

Termination of the Merger Agreement (Page 34)

We may jointly agree to terminate the merger agreement at any time. Either of us may also terminate the merger agreement if:

•	a requisite regulatory approval is denied and a petition for rehearing or amended application has not been filed within 60 days;

•	a governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	the merger is not completed on or before March 1, 2006 (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date);

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party’s obligation to complete the merger and is either incurable or is not cured within 30 days; or

•	the stockholders of NMFC do not adopt the merger agreement at the NMFC stockholders’ meeting.

First State may terminate the merger agreement if there is a company adverse recommendation change.

In limited circumstances described more fully on page 34, NMFC may be required to pay a termination fee to First State for any and all attorney fees, charges and disbursements incurred in negotiating and drafting the merger agreement and related documents. The purpose of the termination fee is to encourage the commitment of NMFC to the merger and to compensate First State if NMFC engages in certain conduct which would make the merger less likely to occur. The effect of the termination fee could be to discourage other companies from seeking to acquire or merge with NMFC prior to completion of the merger.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (Page 37)

We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the adoption of the merger agreement by the stockholders of NMFC, no such amendment or waiver will, without the further approval of such stockholders and each party’s board of directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of NMFC common stock, (y) prior to the effective time, any term of the articles of incorporation of NMFC or (z) any of the terms or conditions of the merger agreement if such alteration or change would adversely affect the holders of any shares of capital stock of NMFC.

First State will Account for the Merger Using the “Purchase” Method (Page 41)

First State will account for the merger as a purchase for financial reporting purposes.

Dissenters Rights (Page 39)

NMFC stockholders of record who object to the merger and who follow the procedures prescribed by Section 53-15-4 of the New Mexico Business Corporation Act (the “NMBCA”) may be entitled, in lieu of receiving First State shares of common stock in the merger, to receive cash. Appendix B to this proxy statement-prospectus contains the applicable provisions of the NMBCA in their entirety.

Comparison of the Rights of NMFC Stockholders and First State Stockholders (Page 58)

NMFC and First State are both incorporated under the laws of the State of New Mexico. After the effective time of the merger, the rights of former stockholders of NMFC will be determined by reference to the First State articles of incorporation, bylaws and the laws of the State of New Mexico. This document contains descriptions of stockholder rights under each of the First State and NMFC governing documents and describes the material differences between them.

NMFC Stockholder Vote Required to Approve the Merger (Page 18)

Approval of the merger requires the affirmative vote of the holders of a majority of the shares of NMFC common stock outstanding as of the close of business on •, 2005, the record date of the special meeting of NMFC stockholders. At the close of business on the record date, there were • shares of NMFC common stock outstanding held by approximately • holders of record. Each holder of record of NMFC common stock on the record date will be entitled to one (1) vote for each share held on all matters to be voted upon at the special meeting. As of the record date, NMFC’s executive officers and directors and their affiliates as a group, beneficially owned approximately •% of the common stock of NMFC

RECENT DEVELOPMENTS

On August 31, 2005 First State, Access Anytime Bancorp, Inc. (“Access”) and AccessBank (“AccessBank”) entered into an agreement and plan of merger. Pursuant to the terms of the merger agreement, Access will merge with and into First State with First State surviving. Under the terms of the merger agreement, Access stockholders will receive .791 shares of First State common stock for each share of Access common stock they own. The completion of First State’s merger with Access is subject to various customary closing conditions, including obtaining the approval of the stockholders of Access and the receipt of applicable regulatory approvals.

FIRST STATE BANCORPORATION

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table is a summary of selected consolidated historical financial information for First State as of and for the six months ended June 30, 2005 and 2004 and as of and for the years ended December 31, 2000 through 2004. In the opinion of First State’s management, this information reflects all adjustments necessary for the fair presentation of the financial data. The information in the following table is based on, and should be read together with, First State’s consolidated financial statements and related notes included in First State’s Annual Report on Form 10-K for the year ended December 31, 2004 and First State’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. See “Where You Can Find More Information” beginning on page 63.

	At or for the Six Months Ended June 30, (unaudited)		At or for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Interest income	$56,236	$44,564	$93,442	$83,713	$59,846	$53,630	$50,739
Interest expense	16,350	11,400	23,875	22,629	18,384	20,478	20,198

Net interest income	39,886	33,164	69,567	61,084	41,462	33,152	30,541
Provision for loan losses	(2,800)	(2,270)	(4,500)	(5,543)	(2,589)	(2,386)	(2,475)

Net interest income after provision for loan losses	37,086	30,894	65,067	55,541	38,873	30,766	28,066
Non-interest income	7,404	6,981	14,191	14,521	12,698	9,414	7,782
Non-interest expenses	30,076	26,991	55,478	47,242	35,982	27,517	24,767

Income before income taxes	14,414	10,884	23,780	22,820	15,589	12,663	11,081
Income tax expense	5,178	3,989	8,555	7,969	5,631	4,521	3,849

Net income	$9,236	$6,895	$15,225	$14,851	$9,958	$8,142	$7,232

Basic earnings per share	$0.60	$0.45	$0.99	$0.99	$0.86	$0.83	$0.74
Diluted earnings per share	$0.59	$0.45	$0.99	$0.98	$0.83	$0.81	$0.72

Consolidated Balance Sheet Data:
Total cash and cash equivalents	$88,376	$54,404	$45,265	$86,150	$88,871	$64,891	$38,867
Total securities	298,330	273,960	290,925	235,120	194,094	187,422	134,409
Total loans	1,508,811	1,270,112	1,377,795	1,231,485	1,017,025	548,722	460,084
Goodwill and other intangibles	43,860	43,970	43,914	44,025	44,271	361	465
Total assets	2,007,642	1,699,043	1,815,510	1,646,739	1,386,870	827,921	652,729
Total deposits	1,465,653	1,272,351	1,401,303	1,195,875	1,079,684	685,022	528,408
Total borrowings.	285,835	199,852	153,852	216,822	80,674	1,281	1,102
Junior subordinated debentures	48,971	33,506	38,661	32,500	32,500	7,500	—
Total stockholders’ equity	151,001	135,858	144,309	132,441	117,468	58,345	51,318

Other Data:
Dividends per common share	$0.14	$0.12	$0.24	$0.22	$0.20	$0.17	$0.14
Dividends payout ratio	23.31%	25.48%	23.63%	21.62%	21.61%	20.47%	17.91%
Book value per share	$9.83	$8.88	$9.42	$8.71	$8.02	$5.97	$5.24
Tangible book value per share	$6.98	$6.01	$6.55	$5.81	$4.99	$5.93	$5.20
Stockholders’ equity to assets at period end	7.52%	8.00%	7.95%	8.04%	8.47%	7.05%	7.86%
Tangible stockholders’ equity to assets at period end	5.34%	5.41%	5.53%	5.37%	5.28%	7.00%	7.79%
Return on average assets	0.98%	0.84%	0.89%	1.01%	1.00%	1.13%	1.21%
Return on average equity	12.55%	10.19%	10.94%	11.76%	12.14%	14.64%	15.23%
Net interest margin	4.61%	4.43%	4.47%	4.59%	4.50%	4.93%	5.48%
Non-performing assets to total assets	0.30%	0.58%	0.51%	0.86%	0.86%	0.33%	0.61%
Allowance for loan losses to total loans held for investment	1.15%	1.15%	1.13%	1.15%	1.19%	1.35%	1.39%
Net charge-offs to average loans	0.07%	0.15%	0.26%	0.29%	0.16%	0.30%	0.37%
Non-performing loans to total loans	0.34%	0.67%	0.58%	1.02%	1.08%	0.45%	0.42%
Allowance for loan losses to non-performing loans	337%	171%	192%	113%	108%	290%	325%
Efficiency ratio	63.60%	67.23%	66.24%	62.49%	66.44%	64.65%	64.63%

NEW MEXICO FINANCIAL CORPORATION

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table is a summary of selected consolidated historical financial data of NMFC as of and for the six months ended June 30, 2005 and 2004 and as of and for the years ended December 31, 2000 through 2004. In the opinion of NMFC’s management, this information reflects all adjustments necessary for the fair presentation of the financial data. The information in the following table is based on NMFC’s unaudited financial statements that are not required to be filed in this prospectus.

	At or for the Six Months Ended June 30, (unaudited)		At or for the Years Ended December 31, (unaudited)
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Interest income	$3,224	$2,588	$5,206	$5,365	$6,667	$8,983	$9,444
Interest expense	530	507	980	1,301	1,867	3,481	3,474

Net interest income	2,694	2,081	4,226	4,064	4,800	5,502	5,970
Provision for loan loses	1,107	(298)	(465)	(758)	(1,738)	(4,270)	(376)

Net interest income after provision for loan losses	3,801	1,783	3,761	3,306	3,062	1,232	5,594
Non-interest income	823	494	1,287	1,044	1,477	1,567	1,645
Non-interest expenses	2,340	2,737	5,383	5,832	6,209	5,159	4,498

Income (loss) before income taxes	2,284	(460)	(335)	(1,482)	(1,670)	(2,360)	2,741
Income tax expense (benefit)	960	(68)	(144)	(503)	(292)	(1,442)	705

Net income (loss)	$1,324	$(392)	$(191)	$(979)	$(1,378)	$(918)	$2,036

Basic earnings (loss) per share	$135.00	$(40.00)	$(18.00)	$(93.00)	$(131.00)	$(87.00)	$194.00
Diluted earnings (loss) per share	$135.00	$(40.00)	$(18.00)	$(93.00)	$(131.00)	$(87.00)	$194.00

Consolidated Balance Sheet Data:
Total cash and cash equivalents	$11,972	$9,040	$12,054	$12,538	$6,584	$14,694	$5,053
Total securities	61,495	57,497	56,736	52,657	54,328	37,277	39,534
Total loans	39,370	47,790	43,306	55,442	56,398	67,643	78,658
Goodwill and other intangibles	—	—	—	—	—	—	—
Total assets	117,316	119,623	117,385	125,107	122,949	124,604	128,814
Total deposits	101,044	104,060	100,936	108,170	104,605	103,764	99,523
Total borrowings.	—	—	—	—	—	1,037	8,291
Junior subordinated debentures	—	—	—	—	—	—	—
Total stockholders’ equity	15,862	14,433	15,062	15,522	16,854	18,176	19,007

Other Data:
Dividends per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$5.00	$0.00
Dividends payout ratio	0%	0%	0%	0%	0%	(5.46%)	0%
Book value per share	$1,621.38	$1,475.31	$1,539.61	$1,585.01	$1,721.03	$1,815.78	$1,883.19
Tangible book value per share	$1,621.38	$1,475.31	$1,539.61	$1,585.01	$1,721.03	$1,815.78	$1,883.19
Stockholders’ equity to assets at period end	13.52%	12.07%	12.83%	12.41%	13.71%	14.59%	14.76%
Tangible stockholders’ equity to assets at period end	13.52%	12.07%	12.83%	12.41%	13.71%	14.59%	14.76%
Return on average assets	2.27%	(0.65%)	(0.16%)	(0.80%)	(1.10%)	(0.72%)	1.71%
Return on average equity	17.27%	(5.26%)	(1.25%)	(6.05%)	(7.87%)	(4.94%)	11.28%
Net interest margin	5.05%	3.72%	3.80%	3.59%	4.28%	4.74%	5.48%
Non-performing assets to total assets	0.55%	6.26%	4.04%	3.30%	3.79%	6.19%	2.59%
Allowance for loan losses to total loans held for investment	2.30%	4.37%	4.42%	5.12%	4.84%	6.18%	1.40%
Net charge-offs to average loans	(0.26%)	2.00%	2.73%	1.16%	5.34%	1.50%	0.20%
Non-performing loans to total loans	1.63%	14.17%	9.00%	5.87%	6.07%	9.44%	3.71%
Allowance for loan losses to non-performing loans	141.50%	30.81%	49.13%	87.20%	79.70%	65.40%	37.79%
Efficiency ratio	66.53%	106.29%	97.64%	114.17%	98.92%	72.98%	59.07%

ACCESS ANYTIME BANCORP, INC.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table is a summary of selected consolidated historical financial data of Access as of and for the six months ended June 30, 2005 and 2004 and as of and for the years ended December 31, 2000 through 2004. In the opinion of Access’ management, this information reflects all adjustments necessary for the fair presentation of the financial data. See “Recent Developments” beginning on page 8.

	At or for the Six Months Ended June 30, (unaudited)		At or for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Interest income	$9,277	$6,216	$14,022	$11,416	$11,909	$12,053	$10,701
Interest expense	3,718	2,122	4,835	4,378	5,181	6,280	5,748

Net interest income	5,559	4,094	9,187	7,038	6,728	5,773	4,953
Provision for loan losses	(375)	(426)	(731)	(781)	(786)	(449)	(199)

Net interest income after provision for loan losses	5,184	3,668	8,456	6,257	5,942	5,324	4,754
Non-interest income	1,928	1,440	3,126	3,734	2,420	1,666	1,262
Non-interest expenses	5,568	3,983	9,384	8,227	6,723	5,541	5,395

Income before income taxes	1,544	1,125	2,198	1,764	1,639	1,449	621
Income tax expense	590	512	1,069	480	636	70	211

Net income	$954	$613	$1,129	$1,284	$1,003	$1,379	$410

Basic earnings per share	$0.58	$0.49	$0.84	$1.03	$0.77	$1.05	$0.33
Diluted earnings per share	$0.56	$0.44	$0.78	$0.94	$0.73	$1.02	$0.32

Consolidated Balance Sheet Data:
Total cash and cash equivalents	$9,283	$9,274	$8,943	$11,611	$12,342	$10,611	$7,145
Total securities	134,584	58,945	127,089	23,744	9,541	13,043	14,674
Total loans	205,100	198,798	206,980	158,984	157,234	143,264	120,982
Goodwill and other intangibles	10,107	6,693	11,218	1,578	1,724	1,869	2,015
Total assets	374,327	285,341	367,539	205,427	192,100	175,558	154,345
Total deposits	309,013	234,922	329,434	162,846	159,197	146,920	137,276
Total borrowings	32,143	24,357	6,542	17,067	8,267	9,892	4,040
Junior subordinated debentures	8,248	8,000	8,248	8,000	8,000	4,000	—
Total stockholders’ equity	22,425	16,041	20,890	15,366	14,817	13,502	11,736

Other Data:
Dividends per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Dividends payout ratio	0%	0%	0%	0%	0%	0%	0%
Book value per share	$13.77	$13.07	$13.13	$12.58	$11.38	$10.63	$9.46
Tangible book value per share	$7.56	$7.62	$6.08	$11.29	$10.05	$9.16	$7.83
Stockholders’ equity to assets at period end	5.99%	5.62%	5.68%	7.48%	7.71%	7.69%	7.60%
Tangible stockholders’ equity to assets at period end	3.29%	3.28%	2.63%	6.71%	6.82%	6.63%	6.30%
Return on average assets	0.50%	0.53%	0.39%	0.65%	0.55%	0.84%	0.28%
Return on average equity	8.83%	7.82%	6.23%	8.51%	7.08%	10.93%	3.56%
Net interest margin	3.13%	3.70%	3.57%	3.65%	3.80%	3.72%	3.61%
Non-performing assets to total assets	0.14%	0.29%	0.22%	0.79%	1.18%	1.15%	0.28%
Allowance for loan losses to total loans held for investment	0.83%	0.67%	0.67%	0.60%	0.55%	0.52%	0.57%
Net charge-offs to average loans	0.03%	0.14%	0.28%	0.43%	0.49%	0.30%	0.12%
Non-performing loans to total loans	0.13%	0.28%	0.25%	0.66%	1.03%	0.98%	0.23%
Allowance for loan losses to non-performing loans	646.30%	237.29%	265.94%	90.13%	50.83%	52.95%	243.21%
Efficiency ratio	74.37%	71.97%	76.21%	76.37%	73.49%	74.49%	86.81%

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

FINANCIAL INFORMATION AND COMPARATIVE PER SHARE DATA

The selected unaudited pro forma combined condensed consolidated financial information set forth below gives effect to the following transactions as if they had occurred on January 1, 2004, in the case of statements of operations data, and June 30, 2005, in the case of balance sheet data:

•	Our proposed acquisition of New Mexico Financial Corporation, or NMFC.

•	Our proposed acquisition of Access Anytime Bancorp, Inc.

Additionally, the following table shows certain historical and pro forma per share financial information for First State, NMFC and Access. The pro forma consolidated net earnings from continuing operations per share gives effect to the merger as if it had become effective at January 1, 2004. Book value per share data is as of the date presented. The pro forma data is accounted for using the purchase method of accounting.

This information is based on, and should be read together with, the historical financial information that has been presented in prior filings with the SEC and the pro forma financial information that appears elsewhere in this document. The pro forma adjustments are based on the information and assumptions available at the date of this prospectus. See “Where You Can Find More Information” beginning on page 63 and “First State Bancorporation Unaudited Pro Forma Combined Condensed Financial Information” beginning on page 42.

The pro forma financial information is not necessarily indicative of results that would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

	For the Six Months Ended June 30, 2005			For the Year Ended December 31, 2004
	FSB Historical	FSB/ NMFC Combined	FSB/ NMFC/ Access Combined	FSB Historical	FSB/ NMFC Combined	FSB/ NMFC/ Access Combined
	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Interest income	$56,236	$59,322	$68,755	$93,442	$98,217	$112,620
Interest expense	16,350	16,904	20,446	23,875	25,066	29,518

Net interest income	39,886	42,148	48,309	69,567	73,151	83,102
Provision for loan losses	(2,800)	(1,693)	(2,068)	(4,500)	(4,965)	(5,696)

Net interest income after provision for loan losses	37,086	40,725	46,241	65,067	68,186	77,406
Non-interest income	7,404	8,227	10,155	14,191	15,478	18,604
Non-interest expenses	30,076	32,673	38,302	55,478	61,456	71,214

Income before income taxes	14,414	16,279	18,094	23,780	22,208	24,796
Income tax expense	5,178	5,987	6,675	8,555	7,966	9,175

Net income	$9,236	$10,292	$11,419	$15,225	$14,242	$15,621

Basic earnings per share	$0.60	$0.64	$0.65	$0.99	$0.89	$0.90
Diluted earnings per share	$0.59	$0.63	$0.64	$0.99	$0.88	$0.89

	At June 30, 2005
	FSB Historical	FSB/ NMFC Combined	FSB/ NMFC/ Access Combined
Consolidated Balance Sheet Data:
Total securities	$298,330	$359,825	$493,493
Total loans	1,508,811	1,548,548	1,752,651
Goodwill and other intangibles	43,860	50,424	74,618
Total assets	2,007,642	2,127,558	2,515,161
Total deposits	1,465,653	1,566,431	1,876,666
Total borrowings	285,835	285,835	317,919
Junior subordinated debentures	48,971	48,971	58,142
Total stockholders’ equity	151,001	167,001	199,551
Book value per share	$9.83	$10.39	$11.42
Tangible book value per share	$6.98	$7.25	$7.15

CAPITALIZATION

The following table shows First State’s capitalization on a consolidated basis as of June 30, 2005. First State’s capitalization is presented:

•	on an actual basis; and

•	on a pro forma basis to reflect:

•	the proposed acquisition of NMFC, and

•	the proposed acquisition of Access.

You should read the information in this table together with First State’s consolidated financial statements and the related notes incorporated by reference in this prospectus, and First State’s unaudited pro forma combined condensed financial information, including the related notes, which are contained elsewhere in this prospectus.

	As of June 30, 2005
	FSB Historical	FSB/ NMFC Combined	FSB/ NMFC/ Access Combined
Intangible assets:
Goodwill	$43,223	$47,423	$66,056
Core deposit intangible	637	3,001	8,562
Trust preferred securities	47,500	47,500	55,500
Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, no par value, 20,000,000 shares authorized (1)	82,634	98,634	131,184
Retained earnings	70,249	70,249	70,249
Accumulated other comprehensive loss (2)	(1,882)	(1,882)	(1,882)

Total stockholders’ equity	$151,001	$167,001	$199,551

Total capitalization (3)	$156,523	$165,959	$182,315

Tier 1 risk-based capital ratio	9.54%	9.77%	9.66%
Tier 1 leverage capital ratio	8.21%	8.23%	7.66%
Total risk-based capital ratio	10.58%	10.82%	10.70%

1.	First State had 15,358,565 shares of common stock outstanding at June 30, 2005 and 16,069,676 pro forma shares outstanding at June 30, 2005 after giving effect to the proposed acquisition of NMFC and 17,468,281 pro forma shares outstanding at June 30, 2005 after giving effect to the proposed acquisitions of both NMFC and Access. Neither of those numbers include • shares of common stock underlying options, which have been granted and are outstanding as of •, 2005.
2.	Accumulated other comprehensive loss represents unrealized losses on securities available-for-sale, net of taxes.
3.	Total capitalization reflects total Tier 1 capital for regulatory requirements. The total capitalization is calculated based on total stockholders’ equity less the accumulated other comprehensive loss, less intangible assets, plus the trust preferred securities.

RISK FACTORS RELATING TO THE MERGER

In addition to the other information contained in or incorporated by reference into this document, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement.

First State May Fail To Realize the Anticipated Benefits of the Merger.

The success of the merger will depend, in part, on First State’s ability to realize the anticipated growth opportunities, economies of scale and other benefits from combining the business of First State with the business of NMFC. To realize the anticipated benefits of this combination, First State’s management team must develop strategies and implement a business plan that will successfully combine the businesses. If First State does not realize economies of scale and other anticipated benefits as a result of the merger, the value of First State common stock may decline.

The Market Price of First State Shares After the Merger May Be Affected By Factors Different From Those Affecting the Shares of First State Currently.

The businesses of First State and NMFC differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of First State or NMFC. For a discussion of the business of First State and of certain factors to consider in connection with its business, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page 63 and “Recent Developments” beginning on page 8.

The Integration Process Could Disrupt Each Company’s Ongoing Businesses.

First State and NMFC have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect First State’s ability to maintain relationships with clients, customers, depositors and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of First State and NMFC. See “Recent Developments” beginning on page 8.

The Required Regulatory Approvals May Not Be Obtained or May Contain Materially Burdensome Conditions.

Before the merger may be completed, various approvals or consents must be obtained from various bank regulatory and other authorities in the United States. There can be no assurance that these approvals or consents will be obtained. In addition, the governmental entities from which these approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger. While First State and NMFC do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on First State following the merger.

NMFC Stockholders Electing Cash May Receive a Portion of Their Consideration in First State Stock.

While each NMFC stockholder may elect to receive all cash or all First State common stock in the merger, depending on the number of shares of NMFC common stock electing cash, NMFC stockholders may not receive exactly what they elected. That is, if the cash consideration portion is greater than 37.5% or less than 13.5% of the total, NMFC stockholders making a cash election will receive a portion of their consideration in cash and a portion in First State common stock.

If You Deliver Shares of NMFC Common Stock to Make an Election, You Will Not Be Able to Sell Those Shares Unless You Revoke Your Election Prior to the Election Deadline.

If you are a NMFC stockholder and want to make a cash or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed form of election to the exchange agent. The deadline for doing this is 5:00 p.m., New York City time, on •, 2005. You will not be able to sell any shares of NMFC common stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in NMFC common stock for any reason until you receive cash or First State common stock in the merger. In the time between delivery of your shares and the closing of the merger, the trading price of First State may decrease, and you might otherwise want to sell your shares of NMFC to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining required consents and approvals.

First State’s and NMFC’s Businesses are Subject to Interest Rate Risk and Variations in Interest Rates May Negatively Affect the Surviving Entity’s Financial Performance.

Changes in the interest rate environment may reduce the surviving entity’s net interest income. After the merger, it is expected that First State will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. First State cannot assure you that it can minimize its interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect its net interest spread, asset quality, loan origination volume and overall profitability.

FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of First State and NMFC and other statements that are not historical facts, as well as certain information relating to the merger, including, without limitation:

•	statements about the benefits of the proposed merger between First State and NMFC, including future financial and operating results;

•	statements with respect to First State’s plans, objectives, expectations and intentions and other statements that are not historical facts; and

•	other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under “Risk Factors Relating to the Merger” on page 15, as well as the following factors:

•	the businesses of First State and NMFC may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of NMFC stockholders to adopt the merger agreement and/or the failure to obtain approvals from regulators or other groups;

•	timing of the close or the failure to close or satisfy other conditions to closing the proposed acquisition of NMFC by First State;

•	disruption from the merger making it more difficult to maintain relationships with customers or employees;

•	changes in the interest rate environment may reduce interest margins;

•	changes in government regulations, or changes in policies or adverse decisions by regulatory agencies may adversely affect the businesses in which NMFC and First State are engaged;

•	loss of key personnel or the ability to hire suitable personnel;

•	faster or slower than anticipated growth; and

•	increased or new competition or changes in the demand for loans in First State’s or NMFC’s markets.

Additional factors that could cause actual results to differ materially from those expressed in the forward looking statements are discussed in reports filed with the SEC by First State. See “Where You Can Find More Information” on page 63.

Forward-looking statements speak only as of the date of this proxy statement-prospectus or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement-prospectus and attributable to First State or NMFC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither First State nor NMFC undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

NMFC SPECIAL MEETING

General

This proxy statement-prospectus is being furnished to NMFC stockholders in connection with the solicitation of proxies by the NMFC board of directors to be used at the special meeting of stockholders to be held on •, 2005 at •, local time, at •, and at any adjournment or postponement of that meeting. This proxy statement-prospectus and the enclosed form of proxy are being sent to NMFC stockholders on or about •, 2005.

Matters to be Considered

The purpose of the NMFC special meeting is to consider and vote on a proposal to approve and adopt the merger agreement and the transactions contemplated thereby and to consider and vote on any other matters that may be properly submitted for a vote at the NMFC special meeting. At this time, the NMFC board of directors is unaware of any matters, other than approval and adoption of the merger agreement and the transactions contemplated thereby, that may be presented for action at the NMFC special meeting.

Record Date and Voting

The NMFC board of directors has fixed the close of business on •, 2005 as the record date for determining the holders of shares of NMFC common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of NMFC common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were • shares of NMFC common stock outstanding, held by approximately • holders of record.

Each holder of shares of NMFC common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting. In order for NMFC to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of NMFC common stock entitled to vote at the special meeting must be represented in person or by proxy. You will be deemed to be present if you attend the special meeting or if you submit a proxy card that is received at or prior to the meeting (and not revoked).

If your proxy card is properly executed and received by NMFC in time to be voted at the special meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide NMFC with any instructions, your shares will be voted “FOR” the adoption of the merger agreement.

The only matter that we expect to be presented at the special meeting is the adoption of the merger agreement. If any other matters properly come before the special meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in the manner determined by a majority of the members of the NMFC board of directors.

Vote Required

Adoption of the merger agreement requires the affirmative vote of a majority of shares of NMFC common stock entitled to vote. Shares as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of NMFC stockholders on the merger is based upon the number of outstanding shares of NMFC common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the special meeting or the abstention from voting by NMFC stockholders will have the same effect as an “AGAINST” vote with respect to this matter.

As of the record date:

•	NMFC directors and executive officers and their affiliates owned and were entitled to vote approximately • shares of NMFC common stock, representing approximately •% of the outstanding shares of NMFC common stock; and

•	First State directors and executive officers and their affiliates did not own and are not entitled to vote any shares of NMFC common stock.

We currently expect that all of NMFC’s directors and executive officers holding an aggregate of • shares of NMFC common stock will vote their shares in favor of the adoption of the merger agreement.

Revocability of Proxies

The presence of a stockholder at the special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	Submitting a written notice of revocation dated later than the proxy one wants to revoke, before the vote is taken, to: New Mexico Financial Corporation, 620 W. Reinken Ave., Belen, New Mexico 87002; Attention: Henry Jaramillo, Jr.;

•	Properly completing, signing and dating a later dated proxy card and returning it by mail in time to be received before the special meeting; or

•	Attending the special meeting and voting in person.

Solicitation of Proxies

NMFC is soliciting your vote on the merger proposal by mailing you this proxy statement-prospectus. The cost of solicitation of proxies will be borne by NMFC. In addition to solicitation by mail, directors, officers and employees of NMFC may solicit proxies personally or by telephone without additional compensation.

INFORMATION ABOUT FIRST STATE

First State is a $2 billion New Mexico based commercial bank holding company that currently operates 30 branches and serves communities in New Mexico, Colorado, and Utah, through its wholly owned subsidiary First State Bank N.M, or First State Bank, a FDIC insured New Mexico-chartered state member bank of the Federal Reserve System. First State operates twenty-nine branch offices, including twenty-three in New Mexico (three offices in Taos, nine offices in Albuquerque, four offices in Santa Fe, and one office each in Rio Rancho, Los Lunas, Bernalillo, Pojoaque, Placitas, Moriarty, and Belen), five in Colorado (Denver, Colorado Springs, Fort Collins, Littleton, and Longmont), and one in Utah (Salt Lake City). An office in Lakewood, Colorado is opening soon. First State Bank’s branches in Colorado and Utah operate under the name First Community Bank. In addition, First State Bank’s residential mortgage origination division operates in all three states as First Community Mortgage. First State Bank began in 1922 in Taos County as a single bank, and is currently the largest bank in that county. At December 31, 2004, First State had total assets, total deposits, and total stockholders’ equity of $1.816 billion, $1.401 billion, and $144 million, respectively.

First State’s management strategy is to provide a business culture in which customers are provided individualized customer service. As part of First State’s operating and growth strategies, First State is working to (i) place greater emphasis on attracting core deposits from, and providing financial services to, local businesses and governments; (ii) expand operations in the Albuquerque metropolitan area (which consists of Albuquerque, Rio Rancho, Belen and Los Lunas), Santa Fe, Taos and other strategic areas in New Mexico; (iii) expand operations in the Colorado and Utah markets including the Denver metropolitan area, Colorado Springs, Salt Lake City, Fort Collins and the surrounding areas; (iv) maintain asset quality through strict adherence to credit administration standards; (v) manage interest rate risk; (vi) continue to improve internal operating systems; (vii) increase non-interest income and (viii) manage non-interest expenses.

From time to time, First State investigates and holds discussions and negotiations concerning possible transactions with other companies. On August 31, 2005, First State announced that it entered into a definitive merger agreement with Access Anytime Bancorp, Inc. and AccessBank, a wholly owned subsidiary of Access. See “Where You Can Find More Information” on page 63.

For more information about First State’s business, reference is made to First State’s Annual Report on Form 10-K for the year ended December 31, 2004 and First State’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which are incorporated by reference into this document. See “Where You can Find More Information” on page 63.

The principal office of First State is located at 7900 Jefferson NE, Albuquerque, New Mexico 87109, telephone number (505) 241-7500.

INFORMATION ABOUT NMFC

NMFC is a privately held bank holding company with its principal office located at 620 W. Reinken Avenue, Belen, New Mexico 87002, telephone number (505) 966-0400, which, as of June 30, 2005, had total assets in excess of $117 million; total deposits in excess of $101 million and a total stockholders equity in excess of $14.5 million. NMFC’s wholly owned subsidiary, Ranchers Banks, having it’s main office in Belen, New Mexico, operates nine branches, including four branches in Valencia County, New Mexico (two offices in Belen and two offices in Los Lunas); two branches in Bernalillo County, New Mexico (Albuquerque area); and branches in Cibola County (Grants), Torrance County (Moriarty) and Santa Fe County (Edgewood), New Mexico. In addition to standard banking products and services including, without limitation, checking and savings accounts, consumer and commercial loans, and certificates of deposit, Ranchers Banks offers credit and debit cards, ATM machines, and drive up motor banking in the central New Mexico communities it serves. NMFC’s strategic plan is centered on growth and expansion by acquisition and merger to utilize the economies of scale to benefit shareholders, employees and its customers in the communities in which it is present.

THE MERGER

The following description of the material information pertaining to the merger, including the summary of the material terms and provisions of the merger agreement and is qualified in its entirety by reference to the more detailed Appendices to this proxy statement-prospectus. We urge you to read all of the Appendices to this proxy statement-prospectus in their entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about First State or NMFC. Such information can be found elsewhere in this proxy statement-prospectus and, with respect to First State, in the public filings that First State makes with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties the parties made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. While the parties do not believe that they contain information securities laws require First State to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, quantifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in First State’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in First State’s public disclosures.

Transaction Structure

Each of the First State board of directors and the NMFC board of directors has approved the merger agreement, which provides for the merger of NMFC with and into First State. First State will be the surviving corporation in the merger. First State Bank N.M., a New Mexico state chartered bank and a wholly owned subsidiary of First State, and Ranchers Banks, a wholly owned subsidiary of NMFC, will enter into a subsidiary agreement and plan of merger providing for the merger of Ranchers Banks with and into First State Bank N.M., with First State Bank N.M. surviving.

Subject to the satisfaction or waiver of the conditions set forth in the merger agreement, we expect to complete the merger in the fourth quarter of 2005. Each share of First State common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of First State, and each share of NMFC common stock issued and outstanding at the effective time of the merger will be converted into either cash or First State common stock, as described below. See “Merger Consideration” on page 24.

The merger agreement provides that First State may change the structure of the merger. No such change will (1) alter the kind or amount of consideration; (2) delay or jeopardize consummation of the merger; or (3) have materially adverse tax effects on First State, NMFC or the holders of NMFC common stock.

Background of the Merger

The First State board of directors has periodically discussed and reviewed with management various potential strategic options, including strategies to grow First State’s business through targeted acquisitions of other companies. In this regard, the management of First State has from time to time communicated informally with representatives of other companies regarding industry trends, issues and the potential benefits arising from business combinations or other strategic transactions.

In 2005, First State began looking into opportunities with various strategic partners. First State identified NMFC as a potential strategic partner and approached NMFC to hold a meeting to discuss a business combination. First State and NMFC discussed their respective companies and each company’s strategic direction. On July 1, 2005, First State sent NMFC a non-binding letter of intent outlining proposed terms of a strategic business combination. Thereafter, First State performed further due diligence of NMFC and, on September 2, 2005, First State, NMFC and Ranchers Banks, a wholly owned subsidiary of NMFC, entered into an agreement and plan of merger.

Support Agreement

Concurrently with the execution and delivery of the merger agreement, holders of NMFC common stock, holding an aggregate of 5,999 shares of NMFC common stock and representing 61% of the outstanding shares of NMFC common stock, agreed to vote or cause to vote for the approval of the merger agreement and the merger.

First State’s Reasons for the Merger

The First State board has determined that the merger is fair to, and in the best interests of, First State and its stockholders. In approving the merger agreement, the First State board consulted with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the First State board of directors also considered a number of factors, both quantitative and qualitative, including the following material factors:

Strategic Considerations. First State’s board of directors believes that the merger will provide a number of significant strategic opportunities and benefits, including the following:

•	The expectation that the increased scale and scope resulting from the merger will strengthen First State’s market position.

Expected Operating and Financial Benefits. First State’s board of directors believes that the merger will provide a number of significant operating and financial benefits, including the following:

•	The increased scale and scope of the combined business will provide First State with a stronger capital structure and better access to capital at a lower cost.

•	First State believes that its revenue, cash flow from operations and earnings will be enhanced as a result of the merger.

Other Factors Considered by the First State Board of Directors. In addition to considering the strategic and financial factors considered above, the First State board of directors considered the following additional factors, all of which it viewed as supporting its decision to approve the merger:

•	Historical information concerning the business, results of operations, financial condition and capital structure of First State and NMFC.

•	The results of the due diligence review of NMFC’s businesses and operations.

•	Current industry, economic and market trends, including the likelihood of increasing and broadening competition in the industry.

•	The expectation that the merger would be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

•	The terms and conditions of the merger agreement.

•	The likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions.

Risks. First State’s board of directors also considered the potential risks of the merger, including the following:

•	The risk that the benefits sought from the merger would not be fully achieved.

•	The management distraction inherent in integrating NMFC with First State.

The foregoing discussion of the information and factors considered by the First State board of directors is not exhaustive, but includes all material factors considered by the First State board of directors. In view of the wide variety of factors considered by the First State board of directors in connection with its evaluation of the merger and the complexity of such matters, the First State board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The First State board of directors conducted a discussion of the factors described above, including asking questions of First State’s management and First State’s legal and financial advisors, and reached general consensus that the merger was in the best interests of First State and First State stockholders.

In considering the factors described above, individual members of the First State board of directors may have given different weights to different factors. It should be noted that this explanation of the First State board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” on page 17.

NMFC’s Reasons for the Merger; Recommendation of the Merger by the NMFC Board of Directors

The NMFC board of directors has determined that the merger agreement is fair to, and in the best interests of, NMFC and its stockholders. In approving the merger agreement, the NMFC board of directors consulted its financial advisor with respect to the financial aspects of the merger and fairness of the merger consideration to NMFC stockholders from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the NMFC board of directors also considered a number of factors, including the following material factors:

•	The NMFC board of directors’ determination that an acquisition of NMFC by First State was a better option for maximizing NMFC’s stockholder value than executing NMFC’s long-term strategic plan.

•	Presentations by and discussions with senior management of NMFC as well as their attorneys and financial advisors regarding the principal terms of the merger agreement and other ancillary documents.

•	The increased trend in the industry toward greater consolidation and the attractiveness of NMFC as a potential takeover target, especially in light of its favorable capitalization structure compared to its competitors.

•	The risk of NMFC remaining a stand-alone company, including (a) its increased capital requirements, (b) the challenges associated with accelerating growth in a more mature market, and (c) its small size compared to its competitors.

•	The cash/stock election offered by First State, which allows NMFC’s stockholders to elect to receive (a) cash, and thus provide certainty as to the value they will receive in the proposed transaction, or (b) stock, and thus share in the long-term growth potential of First State.

•	The strategic benefits of a combination with a larger company, including (a) the lower cost of capital and subsequent potential for greater capital expenditures, (b) the potential for larger economies of scale, (c) the increase in float and liquidity, along with access to a greater investor base due to the increased market capitalization and (d) the lower risk of executing NMFC’s long-term strategic plan.

NMFC received two additional indications of interest in June, 2005. One of the indications of interest was a cash offer and the other was a cash and stock offer. Among the factors considered by the NMFC board of directors in determining to proceed with the First State transaction in light of two other indications of interest were the following:

•	The suggested per share price ranges in the other two indications of interest were lower than the per share value of merger consideration to be received in a deal with First State.

•	The expectation that the merger would be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

•	Management’s perception of the potential earnings growth of the merged company.

•	The perceived strength of management at First State.

•	The relative likelihood of completion of the respective transactions.

Additionally, the NMFC board of directors considered the risks of the proposed transaction, including:

•	The possibility that the merger may not be completed, which would divert significant resources and would have a negative impact on NMFC’s operations.

•	That NMFC is required to pay First State a termination fee under certain circumstances.

•	The potential effects of the announcement of the merger on employees and customers.

•	The transaction costs that would be incurred in connection with the merger.

•	The necessity to obtain regulatory approvals required to consummate the merger.

•	The limitations imposed on NMFC’s business by the terms and conditions of the merger agreement, including the limitations on soliciting alternative business transactions.

•	Other risks described in this proxy statement-prospectus under the section “Risk Factors” beginning on page 8.

The foregoing discussion of the information and factors considered by the NMFC board of directors is not exhaustive, but includes all material factors considered by the NMFC board of directors. In view of the wide variety of factors considered by the NMFC board of directors in connection with its evaluation of the merger and the complexity of such matters, the NMFC board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The NMFC board of directors conducted a discussion of the factors described above, including asking questions of NMFC’s management and NMFC’s legal advisors, and reached general consensus that the merger was in the best interests of NMFC and NMFC’s stockholders.

In considering the factors described above, individual members of the NMFC board of directors may have given different weights to different factors. It should be noted that this explanation of the NMFC board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page 17.

For the reasons set forth above, the NMFC board of directors has approved the merger agreement as advisable and in the best interests of NMFC and its stockholders and recommends that the NMFC stockholders vote “FOR” the adoption of the merger agreement.

Merger Consideration

As a result of the merger, subject to adjustment as described below, NMFC stockholders will have the right to elect to receive for each share of NMFC common stock, either:

•	a number of shares of common stock of First State equal to the exchange ratio (See “Exchange Ratio” below); or

•	cash in an amount equal to $2,044.36.

NMFC will be entitled to declare and pay, or cause Ranchers Banks to declare and pay, one or more cash dividends in an aggregate amount not to exceed an amount such that the remaining capital of NMFC would not be less than $12,000,000 (excluding unrealized gain or loss on the securities portfolio) following the payment of the dividend (without taking account of any other payments that are required or permitted to be made by Ranchers Banks to NMFC under the terms of the merger agreement).

Exchange Ratio

Upon consummation of the merger, holders of NMFC common stock who elect to receive shares of First State common stock will be entitled to receive a number of shares (which need not be a whole number) of First State common stock equal to the exchange ratio. The exchange ratio is the quotient obtained by dividing $2,044.36 by the average closing sale price of First State common stock on the Nasdaq National Market during the ten consecutive trading days ending on the third calendar day prior to the effective time of the merger; provided that in no event shall the exchange ratio be greater that 107.60 or less than 84.83. The following table sets forth examples of possible exchange ratios at various hypothetical average closing prices:

Average Closing Price of First State Common Stock	Calculation	Exchange Ratio
$27.00	($2,044.36/$27.00)	84.83
$25.00	($2,044.36/$25.00)	84.83
$23.00	($2,044.36/$23.00)	88.89
$21.00	($2,044.36/$21.00)	97.35
$19.00	($2,044.36/$19.00)	107.60
$17.00	($2,044.36/$17.00)	107.60

Adjustments

Within ten business days after the election deadline, unless the effective time has not yet occurred, in which case as soon after the effective time as practicable (and in no event more than ten business days after the effective time), First State will cause the exchange agent to effect the allocation among the holders of NMFC common stock of rights to receive First State common stock or cash in the merger as follows:

Cash Election Shares More Than the Maximum Cash Amount. If the aggregate cash amount that would be paid upon the conversion of the shares of NMFC electing cash in the merger is greater than the maximum cash amount, then:

•	all NMFC shares electing stock and no election shares will be converted into the right to receive the stock consideration;

•	the exchange agent will then select from among the NMFC shares electing cash, by a pro rata selection process, a sufficient number of shares (“stock designated shares”) such that the aggregate cash amount that will be paid in the merger equals as closely as practicable the maximum cash amount, and all stock designated shares will be converted into the right to receive the stock consideration; and

•	the NMFC shares that are not stock designated shares will be converted into the right to receive the cash consideration.

Cash Election Shares Less Than the Minimum Cash Amount. If the aggregate cash amount that would be paid upon conversion of the NMFC shares electing cash in the merger is less than the minimum cash amount, then:

•	all NMFC shares electing cash will be converted into the right to receive the cash consideration;

•

the exchange agent will then select first from among the no election shares and then (if necessary) from among the NMFC shares electing stock, by a pro rata selection process, a sufficient number of shares (“cash designated shares”) such that the aggregate cash amount that will be paid in the merger equals as closely as practicable the minimum cash amount, and all cash designated shares will be converted into the right to receive the cash consideration; and

•	the NMFC shares electing stock and the no election shares that are not cash designated shares will be converted into the right to receive the stock consideration.

Cash Election Shares are Between the Minimum Cash Amount and the Maximum Cash Amount. If the aggregate cash amount that would be paid upon conversion of the NMFC shares electing cash in the merger is between the minimum cash amount and the maximum cash amount, then the adjustment above will not apply.

For purposes of the merger agreement, “maximum cash amount” means cash consideration, or $2044.36, multiplied by 37.5% of 9,783. The term “minimum cash amount” means cash consideration multiplied by 13.5% of 9,783.

No Fractional Shares

No fractional shares of First State common stock will be issued to any holder of NMFC common stock upon completion of the merger. For each fractional share that would otherwise be issued, First State will pay cash in an amount equal to the fraction multiplied by the average of the closing prices of First State common stock during the 5 trading days ending the day before we complete the merger. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Conversion of Shares; Exchange of Certificates; Election as to Form of Consideration

The conversion of NMFC common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, American Stock Transfer, as exchange agent, will exchange certificates representing shares of NMFC common stock for First State common stock or cash to be received in the merger pursuant to the terms of the merger agreement.

Form of Election. The merger agreement provides that at the time this proxy statement-prospectus is made available to stockholders, NMFC stockholders will be provided with a form of election and other appropriate and customary transmittal materials. Each form of election will allow the holder to make cash or stock elections. The exchange agent will also make available forms of election to holders of NMFC common stock who request the form of election prior to the election deadline.

Holders of NMFC common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. Shares of NMFC common stock as to which the holder has not made a valid election prior to the election deadline, which is 5:00 p.m., New York City time, on •, 2005, will be treated as though they had not made an election.

To make an election, a holder of NMFC common stock must submit a properly completed form of election, together with stock certificates, so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election.

A form of election will be properly completed only if accompanied by certificates representing all shares of NMFC common stock covered by the form of election (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election). If a stockholder cannot deliver his or her stock certificates to the exchange agent by the election deadline, a stockholder may deliver a notice of guaranteed delivery promising to deliver his or her stock certificates, as described in the form of election.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed form of election. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the stockholder who submitted those certificates via first-class mail.

NMFC stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, stockholders who have made elections will be unable to revoke their elections or sell their shares of NMFC common stock during the interval between the election deadline and the date of completion of the merger.

Shares of NMFC common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed no election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal. Soon after the completion of the merger, the exchange agent will send a letter of transmittal to NMFC stockholders at the effective time of the merger who have not previously submitted a form of election and properly surrendered shares of NMFC common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of NMFC common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for NMFC common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Withholding. The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any NMFC stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

A rticles of Incorporation; Bylaws; Directors & Officers

At the effective time of the merger, the articles of incorporation, bylaws and directors and officers of First State as in effect will be the articles of incorporation, bylaws and directors and officers of the surviving corporation.

Effective Time

The merger will be completed when the Articles of Merger have been duly filed with the Public Regulation Commission of the State of New Mexico and the merger agreement has been filed with the Director of Financial Institutions Division and the Public Regulation Commission of the State of New Mexico. However, we may agree to a later time for completion of the merger and specify that time in the articles of merger. We will complete the merger on the third business day after all the conditions to the merger set forth in the merger agreement have first been satisfied or waived, unless we agree otherwise.

We anticipate that the merger will be completed during the fourth quarter of 2005. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, First State and NMFC will obtain the required approvals or complete the merger. If the merger is not completed on or before March 1, 2006, either First State or NMFC may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements in the merger agreement. See “Conditions to the Completion of the Merger” immediately below.

Conditions to the Completion of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The respective obligations of First State and NMFC to complete the merger are subject to the following conditions:

•	adoption of the merger agreement by NMFC stockholders;

•	authorization by the Nasdaq National Market of listing of the shares of First State common stock to be issued in the merger;

•	effectiveness of the registration statement, of which this proxy statement-prospectus constitutes a part, for First State shares to be issued in the merger;

•	absence of any judgment, order, injunction or decree of a court or agency of competent jurisdiction which prevents consummation of the merger;

•	the receipt of required regulatory approvals;

•	accuracy of the other party’s representations and warranties contained in the merger agreement, except, in the case of most of such representations and warranties, where the failure to be accurate would not be reasonably likely to have a material adverse effect on the party making the representations and warranties (see “Representations and Warranties” below), and the performance by the other party of its obligations contained in the merger agreement in all material respects;

•	the receipt by each party of a certificate to the effect that certain conditions to the merger have been satisfied;

•	the receipt by each party of an opinion of its counsel, dated the closing date of the merger, substantially to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the receipt of any third party consents; and

•	the performance of all the obligations required to be performed under the merger agreement at or prior to the closing of the merger.

Representations and Warranties

NMFC has made representations and warranties to First State in the merger agreement as to:

•	corporate existence, corporate power, good standing and qualification to conduct business;

•	capital structure;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	absence of any violation of governing instruments, agreements, law or regulation as a result of the merger;

•	governmental and third party consents and approvals necessary to complete the merger;

•	regulatory reports;

•	financial statements;

•	broker’s fees;

•	absence of certain changes or events;

•	legal proceedings;

•	taxes;

•	employee benefit plans;

•	compliance with applicable law;

•	certain contracts;

•	agreements with regulatory agencies;

•	property;

•	environmental matters;

•	insurance;

•	employee matters;

•	investment securities;

•	loans;

•	intellectual property; and

•	reorganization.

First State has made representations and warranties to NMFC in the merger as to:

•	corporate existence, corporate power, good standing and qualification to conduct business;

•	capital structure;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	consents and approvals;

•	regulatory reports;

•	financial statements;

•	broker’s fees;

•	absence of certain changes or events;

•	legal proceedings;

•	taxes;

•	compliance with applicable law;

•	agreements with regulatory agencies; and

•	reorganization.

Conduct of Business Pending the Merger

NMFC has agreed, during the period from the date of the merger agreement to the completion of the merger to use its reasonable best efforts to:

•	carry on the business in the ordinary course consistent with past practice;

•	preserve for itself, its subsidiaries and for the combined company the good will and relationships with customers, suppliers and others with whom a business relationship exists;

•	maintain NMFC’s assets in normal operating condition and repair in accordance with past practices;

•	maintain the books and records of NMFC and its subsidiaries in a regular manner;

•	cause NMFC and its subsidiaries to perform in all material respects all obligations under NMFC contracts; and

•	comply with all laws and applicable directives, policies or guidelines of any governmental entity which has bank regulatory jurisdiction over NMFC.

In addition, NMFC has agreed that neither it nor any of its subsidiaries will:

•	declare or pay any dividends on, or make other distributions in respect of, any shares of its capital stock, except that NMFC is permitted to declare and pay a cash dividend such that the remaining capital of NMFC will not be less than $12,000,000 (excluding unrealized gain or loss on the securities portfolio) following the payment of the dividend;

•	(i) repurchase, redeem or otherwise acquire any shares of the capital stock of NMFC, or any securities convertible into or exercisable for any shares of the capital stock of NMFC, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) create, allot, issue, deliver or sell, or authorize or propose the creation, allotment, issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire or right to subscribe in respect of any such shares, or enter into any agreement with respect to any of the foregoing;

•	file any application to relocate or terminate the operations of any branch or banking office;

•	make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

•	restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	make or purchase, or commit to make or purchase, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $250,000 or in an amount which, when aggregated with any existing indebtedness to Ranchers Banks and lines of credit from Ranchers Banks of such borrower and its affiliates, would exceed $250,000; provided, however, that if at any time from the date of the merger agreement to the closing of the merger, Ranchers Banks desires to make or purchase, or commit to make or purchase, any such loan, or extend any such line of credit, Ranchers Banks will furnish to First State, promptly upon its substantial completion, the information package prepared by Ranchers Banks’ loan committee with respect to such proposed loan requests and any other information that Ranchers Banks may reasonably request, and unless, within 72 hours of receiving the loan request documents, First State notifies Ranchers Banks that First State objects to the making of such loan or the extension of such credit, First State will be deemed to have consented to such loan or extension of credit;

•	amend its respective certificate of incorporation, by-laws or other similar governing documents or adopt resolutions inconsistent therewith;

•	make any capital expenditures in excess of (A) $25,000 per project or related series of projects or (B) $250,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

•	enter into any new line of business;

•	acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•	change any of the accounting methods used by it unless required by U.S. generally accepted accounting principles, or GAAP;

•	make, revoke, change, or amend any election relating to taxes, enter into any closing agreement relating to taxes, settle or compromise any claim or assessment relating to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment or amend any tax returns (other than income tax returns);

•	(i) adopt or amend any employee benefit plan or any agreement, arrangement, plan or policy between NMFC or any of its subsidiaries and one or more of its current or former directors, officers or employees, or (ii) other than normal wage or salary increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit;

•	sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements, except in the ordinary course of business consistent with past practices;

•	incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for advances from a Federal Home Loan Bank made in the ordinary course of business consistent with past practices;

•	create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space to which NMFC or Ranchers Banks is a party or by which NMFC or Ranchers Banks or their properties are bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the closing of the merger;

•	take any action intended or reasonably likely to result in (i) a material adverse effect on NMFC or Ranchers Banks, (ii) any of the representations and warranties of NMFC set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the closing of the merger, (iii) any of the conditions to the merger set forth in the merger agreement not being satisfied in a timely manner or (iv) a material violation of any provision of the merger agreement, except, in each case, as required by applicable law;

•	settle any claim, action or proceeding against NMFC or Ranchers Banks in an amount in any one case in excess of $50,000 or $250,000 in the aggregate; or

•	take or cause to be taken, fail to take or cause to be taken, any action which would reasonably be expected to disqualify the merger as a tax free reorganization under Section 368(a) of the Internal Revenue Code.

First State has agreed that except as expressly contemplated or permitted by the merger agreement, or as required by applicable law or any applicable directive, policy or guideline of any governmental entity which has bank regulatory jurisdiction over First State during the period from the date of the merger agreement to the closing of the merger, First State will not, and will not permit any of its subsidiaries to take any action that is intended or may reasonably be expected to result in any of its representations or warranties being or becoming untrue in any material respect at any time prior to the closing of the merger, in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a material violation of any provision of the merger agreement.

No Solicitation of Alternative Transactions

NMFC has agreed that, except as expressly contemplated by the merger agreement, neither it nor any of its subsidiaries will, and NMFC will, and will cause its subsidiaries and affiliates (as such term in used in Rule 12b-2 under the Securities Exchange Act of 1934) to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to NMFC or any of its subsidiaries or afford access to the properties, books or records of NMFC or any of its subsidiaries to any person that has made an acquisition proposal or to any person in contemplation of an acquisition proposal, or (iii) accept an acquisition proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal (other than an acceptable confidentiality agreement) or (B) requiring, intended to cause, or which could reasonably be expected to cause NMFC to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement (each an “acquisition agreement”). Any violation of the foregoing restrictions by any of NMFC’s subsidiaries or by any representatives of NMFC or any of its subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of NMFC or any of its subsidiaries or otherwise, will be deemed to be a breach of the merger agreement by NMFC. Notwithstanding anything to the contrary in the merger agreement, NMFC and the NMFC board of directors may take any actions described in clause (ii) with respect to a third party if at any time prior to the special meeting (x) NMFC receives a written acquisition proposal from such third party (and such acquisition proposal was not initiated, solicited, knowingly encouraged or facilitated by NMFC or any of its subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives) and (y) such proposal constitutes a superior proposal, provided that NMFC will not deliver any information to such third party without entering into an acceptable confidentiality agreement. Nothing contained in this section will prohibit NMFC or the NMFC board of directors from taking and disclosing to NMFC’s stockholders a position with respect to an acquisition proposal to the extent required by applicable law.

Neither (i) the NMFC board of directors nor any committee thereof will directly or indirectly (A) withdraw (or amend or modify in a manner adverse to First State), or publicly propose to withdraw (or amend or modify in a manner adverse to First State), the approval, recommendation or declaration of advisability by the NMFC board of directors or any such committee thereof of the merger agreement, the merger or the other transactions contemplated by the merger agreement in connection with the receipt of any acquisition proposal or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any acquisition proposal (any action described in this clause (i) being referred to as a “company adverse recommendation change”) nor (ii) will NMFC or any of its subsidiaries execute or enter into an acquisition agreement. Notwithstanding the foregoing, at any time prior to the special meeting, and subject to NMFC’s compliance at all times with the non-solicitation provisions of the merger agreement, in response to a superior proposal, the NMFC board of directors may make a company adverse recommendation change; provided, however, that NMFC will not be entitled to exercise its right to make a company adverse recommendation change in response to a superior proposal (X) until three business days after NMFC provides written notice to First State (a “company notice”) advising First State that the NMFC board of directors or a committee thereof has received a superior proposal, specifying the material terms and conditions of such superior proposal, and identifying the person or group making such superior proposal and (Y) if during such three business day period, First State proposes any alternative transaction (including any modifications to the terms of the merger agreement), unless the NMFC board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to NMFC and its stockholders from a financial point of view as the superior proposal (it being understood that any change in the financial or other material terms of a superior proposal will require a new company notice and a new three business day period).

In addition to the obligations of NMFC described above, as promptly as practicable after receipt thereof, NMFC will advise First State in writing of any request for information or any acquisition proposal received from any person, or any inquiry, discussions or negotiations with respect to any acquisition proposal, and the terms and conditions of such request, acquisition proposal, inquiry, discussions or negotiations, and NMFC will promptly provide to First State copies of any written materials received by NMFC in connection with any of the foregoing, and the identity of the person or group making any such request, acquisition proposal or inquiry or with whom any discussions or negotiations are taking place. NMFC has agreed that it will simultaneously provide to First State any non-public information concerning NMFC or its subsidiaries provided to any other person or group in connection with any acquisition proposal which was not previously provided to First State. NMFC will keep First State fully informed of the status of any acquisition proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). NMFC has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

NMFC has agreed that immediately after the execution and delivery of the merger agreement, NMFC will, and will cause its subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible acquisition proposal. NMFC has agreed that it will (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by the merger agreement of the obligations undertaken in the non-solicitation provisions of the merger agreement and (ii) request each person who has heretofore executed a confidentiality agreement in connection with such person’s consideration of acquiring NMFC or any portion thereof to return or destroy (which destruction will be certified in writing by an executive officer of such person) all confidential information heretofore furnished to such person by or on NMFC’s behalf.

For purposes of the merger agreement, the term “acceptable confidentiality agreement” means an agreement that imposes customary obligations and restrictions on the counterparty thereto with respect to confidentiality of written, oral or electronically transmitted or stored information. The term “acquisition proposal” means any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of NMFC and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of NMFC or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of NMFC and its subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person or persons beneficially owning 10% or more of any class of equity securities of NMFC or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of NMFC and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement. The term “superior proposal” means any bona fide written acquisition proposal made by a third party to acquire (including through a parent to parent merger or other business combination with a similar result), directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of NMFC and its subsidiaries, taken as a whole, or (B) 50% or more of the equity securities of NMFC, in each case on terms which the NMFC board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the merger agreement, including any alternative transaction (including any modifications to the terms of the merger agreement) proposed by First State in response to such superior proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such acquisition proposal) to be superior to NMFC and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of the merger agreement) proposed by First State hereto pursuant to the terms above.

Termination of the Merger Agreement

General. The merger agreement may be terminated at any time prior to the completion of the merger in the following ways:

•	by mutual written consent of the parties;

•	by either First State or NMFC upon written notice to the other party (i) 60 days after the date on which any request or application for a requisite regulatory approval is denied by any governmental entity which must grant such requisite regulatory approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable governmental entity, provided, however, that no party will have the right to terminate the merger agreement pursuant to the section described herein if such denial is due to the failure of the party seeking to terminate the merger agreement or an affiliate to perform or observe the covenants and agreements of such party or affiliate set forth in the merger agreement, or file such petition for rehearing or amended application or (ii) if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the merger;

•	by either First State or NMFC if the merger is not consummated on or before March 1, 2006, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement or an affiliate to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either First State or NMFC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there has been a breach of any of the representations or warranties set forth in the merger agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing (or whose affiliate is committing) such breach, or which breach, by its nature, cannot be cured prior to the closing of the merger; provided, however, that neither party has the right to terminate the merger agreement pursuant to the section described herein unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transaction;

•	by either First State or NMFC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party, which breach has not been cured within thirty (30) days following receipt by the party committing such breach of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the closing of the merger;

•	by either First State or NMFC if the merger agreement is not approved and adopted by the requisite vote of the holders of NMFC common stock under applicable law at the NMFC special meeting; or

•	by First State if, prior to the effective time upon written notice to NMFC, a company adverse recommendation change has occurred.

Termination Fees.

•	If the merger agreement is terminated by First State because of a company adverse recommendation change then NMFC will pay to First State in immediately available funds any and all attorney fees, charges and disbursements incurred by First State associated with the negotiating and drafting of the merger agreement and related documents and activities (the “termination fee”).

•

If (i) the merger agreement is terminated by First State or NMFC because it is not consummated by March 1, 2006 or the merger agreement is not approved by the requisite vote of holders of NMFC common stock, or by First State because of a breach by NMFC that causes a condition to the merger with respect to NMFC’s representations, warranties or covenants not to be satisfied and (ii)(A) an acquisition proposal has been made and publicly announced or communicated to NMFC’s stockholders after the date of the merger agreement and prior to the effective date of such termination and (B) concurrently with or within 18 months of the date of such termination a third party acquisition event occurs, then NMFC will within one business day of the occurrence of such a third party acquisition event (including any revisions or amendments thereto), if any, pay to First State the termination fee.

Effect of Termination. If the merger agreement is terminated, it will become void and there will be no liability on the part of First State or NMFC or their respective officers or directors, except that certain designated provisions of the merger agreement, including the payment of fees and expenses and, if applicable, the termination fee described above, will survive the termination.

Regulatory Approvals Required for the Merger

First State and NMFC cannot complete the merger until certain regulatory consents and approvals have been obtained from the Board of Governors of the Federal Reserve System under the Bank Merger Act and the Bank Holding Company Act of 1956, as amended, and the Director of the New Mexico Financial Institutions Division. First State and NMFC have started the process of filing the applications with various regulatory authorities to obtain the required regulatory approvals, but there can be no assurances as to when all of these filings, approvals and consents will be complete.

Material United States Federal Income Tax Consequences

The following is a discussion of the material United States federal income tax consequences of the merger generally applicable to holders of NMFC common stock. This discussion is based on and subject to the Internal Revenue Code, as amended, the regulations of the United States Treasury Department, Internal Revenue Service rulings, and judicial and administrative rulings and decisions in effect on the date of this proxy statement-prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion.

This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction and, accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any given holder of NMFC common stock. Moreover, this discussion does not address the tax consequences that may be relevant to a particular stockholder receiving special treatment under certain United States federal income tax laws. Stockholders receiving this special treatment include but are not limited to:

•	foreign persons;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	mutual funds;

•	traders in securities that elect mark-to-market;

•	dealers in securities or foreign currencies;

•	persons who exercise dissenters’ rights;

•	persons who received their NMFC common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who have a functional currency other than the U.S. dollar; and

•	persons who hold shares of NMFC common stock as part of a hedge, straddle or conversion transaction.

If an entity treated as a partnership for U.S. federal income tax purposes holds NMFC common stock, the U.S. federal income tax treatment of a partner therein will generally depend on the status of the partner and upon the activities of the partnership. Partners in partnerships holding NMFC common stock should consult their tax advisors.

This discussion assumes that NMFC stockholders hold their shares of NMFC common stock as capital assets.

It is a condition to completion of the merger that First State receive a written opinion from special counsel to First State, Skadden, Arps, Slate, Meagher & Flom LLP, and that NMFC receive a written opinion from special counsel to NMFC, Modrall Sperling, substantially to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinions will rely on certain assumptions as well as representations and covenants made by First State, NMFC and others. If any of those assumptions, representations or covenants are inaccurate, counsel may not be able to render the required opinions and the tax consequences of the merger could differ from those discussed herein. An opinion of counsel is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the United States federal income tax consequences of the merger. If the merger is treated in this manner, then, except as described in “Dividend Right,”:

•	No gain or loss will be recognized by First State or NMFC as a result of the merger;

•	No gain or loss will be recognized by a stockholder of NMFC who exchanges all of his or her shares of NMFC common stock solely for shares of First State common stock, except for any gain recognized with respect to cash received instead of a fractional share of First State common stock;

•	A stockholder of NMFC common stock who exchanges all of his or her shares of NMFC common stock solely for cash will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the NMFC common stock exchanged therefor. Such gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the stockholder’s holding period in the shares of NMFC Common stock exchanged is greater than one year. If, however, a NMFC stockholder constructively own shares of NMFC common stock that are exchanged for shares of First State common stock in the merger or a NMFC stockholder own shares of First State common stock actually or constructively after the merger, the consequences to such stockholder may be similar to those described for stockholders who receive a combination of First State Common Stock and cash, except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such stockholder’s gain.

•	A stockholder of NMFC common stock who exchanges all of his or her shares of NMFC common stock for a combination of First State common stock and cash, other than any cash received instead of a fractional share of First State common stock, will recognize gain, but not loss, in an amount equal to the lesser of (i) the amount of cash received in the exchange and (ii) the excess, if any, of the sum of the amount of cash received in the exchange and the fair market value of the NMFC common stock received in the exchange over the holder’s adjusted tax basis in the NMFC common stock exchanged. For this purpose, a NMFC stockholder must calculate gain or loss separately for each identifiable block of NMFC common stock exchanged by such stockholder in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of such stockholder’s ratable share of accumulated earnings and profits (as calculated for United States federal income tax purposes). The stock redemption provisions of Section 302 of the Code apply in determining whether the cash received by a stockholder of NMFC common stock has the effect of a distribution of a dividend under Section 356(a)(2) of the Code. Any recognized gain treated as capital gain will be long-term capital gain for United States federal income tax purposes if the stockholder’s holding period in the shares of NMFC common stock exchanged is greater than one year.

•

The aggregate tax basis of the shares of First State common stock received (including any fractional share of First State common stock deemed received, as described below) by a stockholder of NMFC common stock who exchanged all of his or her NMFC common stock for shares of First State common stock generally will be the same as the aggregate tax basis of the shares of NMFC common stock surrendered in exchange therefor reduced by any amount allocable to a fractional share of First State common stock for which cash is received.

•	The aggregate tax basis of the shares of First State common stock received (including any fractional share of First State common stock deemed received, as described below) by a stockholders of NMFC common stock who exchange all of his or her NMFC common stock for a combination of First State common stock and cash generally will be the same as the aggregate tax basis of the shares of NMFC common stock surrendered in exchange therefor, reduced by the amount of cash received in the exchange and increased by the amount of gain recognized in the exchange.

•	The holding period of the shares of First State common stock received by a NMFC stockholder generally will include the holding period of shares of NMFC common stock surrendered in exchange therefor.

Cash in Lieu of Fractional Shares. A NMFC stockholder who receives cash instead of a fractional share of First State common stock should generally recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the stockholder’s adjusted tax basis in shares of First State common stock allocable to the fractional share. This gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the stockholder’s holding period in the shares of NMFC common stock exchanged for the cash in lieu of a fractional share of First State common stock is greater than one year.

Dividend Right. NMFC is entitled to pay a dividend on its common stock prior to the closing of the merger. The characterization of the distribution for United States federal income tax purposes is unclear. It is possible that such a distribution could be treated as a dividend for United States federal income tax purposes to the extent of the current or accumulated earnings and profits (as determined for United States federal income tax purposes) of NMFC. Alternatively, such a distribution could be treated as additional merger consideration, in which case a NMFC stockholder would be treated as exchanging his shares for a combination of First State common stock and cash, as described above.

Tax matters are very complicated, and the tax consequences of the merger to each NMFC stockholder will depend on the facts of that stockholder’s situation. NMFC stockholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the merger, including the applicability and effect of any federal, state local and foreign income and other tax laws.

Extension, Waiver and Amendment of the Merger Agreement

Extension and Waiver. At any time prior to the completion of the merger, each of First State and NMFC may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations under the merger agreement.

Amendment. Subject to compliance with applicable law, the merger agreement may be amended by First State and NMFC. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided that after the adoption of the merger agreement by the stockholders of NMFC, no such amendment or waiver will, without the further approval of such stockholders and each party’s board of directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of NMFC common stock, (y) prior to the effective time, any term of the articles of incorporation of NMFC or (z) any of the terms or conditions of the merger agreement if such alteration or change would adversely affect the holders of any shares of capital stock of NMFC.

Employee Benefit Plans and Existing Agreements

Each person who is an employee of NMFC or any of its subsidiaries immediately preceding the closing date of the merger (including employees on short-term leave but excluding employees on long-term disability) will continue as an employee of First State or one of its subsidiaries after the closing date, at the discretion of First State. Following the effective time of the merger, First State will provide each employee of Ranchers Banks who continues employment with First State or one of its subsidiaries after the closing (“transferred employee”) with compensation and with participation in the employee benefit plans, programs and arrangements of First State (the “buyer plans”), on substantially the same terms as such compensation, plans and benefits are offered to similarly situated employees of First State; provided, however, that First State will not be obligated to provide any such transferred employee with coverage under any “bank-owned” life insurance policy maintained by First State.

Nothing in the merger agreement will be construed as requiring First State or any of its subsidiaries to employ any transferred employee for any length of time following the effective time of the merger. Nothing in the merger agreement, express or implied, will be construed to prevent First State or its subsidiaries from (i) terminating, or modifying the terms of employment of, any transferred employee following the effective time of the merger or (ii) terminating or modifying to any extent in accordance with its terms any buyer plan or any other employee benefit plan, program, agreement or arrangement that First State or its subsidiaries may establish or maintain.

First State will, or will cause one of its subsidiaries to, give transferred employees full credit for purposes of eligibility, vesting, and determination of the level of benefits under any employee benefit plans or arrangements maintained by First State or one of its subsidiaries (but not for purposes of benefit accruals) in which such transferred employees are eligible to participate for such transferred employees’ service with NMFC or its subsidiaries to the same extent recognized by NMFC or its subsidiaries immediately prior to the closing date of the merger. Without limiting the generality of the foregoing, First State will, or will cause one of its subsidiaries to recognize such transferred employees’ service with NMFC or its subsidiaries for purposes of participation in any retirement, disability, medical insurance, tuition reimbursement, vacation pay accrual and sick leave plans, policies, programs or arrangements (but not for purposes of benefit accruals).

First State will, or will cause one of its Subsidiaries to assume all bonus and vacation pay accruals listed in the schedules to the merger agreement through the effective time of the merger for each transferred employee.

D&O Insurance

First State will use its reasonable best efforts to cause the persons serving as officers and directors of NMFC and Ranchers Banks immediately prior to the effective time of the merger to be covered for a period of three years from the effective time of the merger by the directors’ and officers’ liability insurance policy maintained by NMFC or Ranchers Banks (provided that First State may substitute therefor policy or policies of at least the same coverage amounts and containing terms and conditions which are in the aggregate not materially less advantageous to such directors and officers of NMFC or Ranchers Banks than the terms and conditions of the existing directors’ and officers’ liability insurance policy of NMFC or Ranchers Banks) with respect to acts or omissions occurring prior to the effective time which were committed by such officers and directors in their capacity as such; provided, however, that in no event will First State be required to expend on an annual basis more than the annual premiums currently expended by NMFC or Ranchers Banks for the insurance covering the officers and directors of NMFC or Ranchers Banks (the “insurance amount”), and further provided that if First State is unable to maintain or obtain the insurance called for above, First State will use all reasonable best efforts to obtain as much comparable insurance as is available for the insurance amount with respect to acts or omissions occurring prior to the effective time which were committed by such officers and directors in their capacity as such.

NASDAQ Listing

First State common stock is listed on the Nasdaq National Market. First State has agreed to use its reasonable best efforts to cause the shares of First State common stock to be issued in the merger to be listed on the Nasdaq National Market. It is a condition to completion of the merger that those shares be listed on the Nasdaq National Market.

Expenses; Broker’s Fees

The merger agreement provides that each of First State and NMFC will pay its own expenses in connection with the transactions contemplated by the merger agreement. Neither First State nor NMFC nor any of their respective officers, directors or subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by the merger agreement and no payment is due from First State or NMFC for such services, except NMFC engaged and will pay a fee or commission to St. Charles Capital, LLC.

Dissenters Rights

The following is a summary of the statutory procedures that a stockholder of a New Mexico corporation must follow in order to exercise their dissenters’ rights under New Mexico law. This summary is not complete and is qualified in its entirety by reference to Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act, or NMBCA, the text of which is set forth in full in Appendix B.

The NMBCA provides that each stockholder of a New Mexico corporation has the right to dissent from certain transactions, including a merger requiring stockholder approval. The NMBCA also provides that stockholders electing to exercise their right to dissent must file with the corporation a written objection to the merger at or prior to the meeting of stockholders called to consider and vote upon the merger. If the merger is approved at the meeting, those stockholders who do not vote in favor of the merger may make written demand on the corporation for payment of the fair value of their shares as determined in accordance with the applicable provisions of the NMBCA. This demand must be made either within ten days following the meeting at which the merger was approved or, if the merger is to be carried out without a vote of the corporation’s stockholders, within 25 days after the plan of the merger has been mailed to the stockholder. Any stockholder who fails to properly make demand within the prescribed time periods will not acquire a right to receive payment for their shares.

NMFC stockholders should send their written demand for payment to New Mexico Financial Corporation, 620 W. Reinken Ave., Belen, New Mexico 87002, Attention: Henry Jaramillo, Jr. Thereafter, assuming compliance with the provisions of the NMBCA, dissenting NMFC stockholders who properly exercise their rights will receive cash equal to the fair value of their shares in lieu of shares of common stock.

The NMBCA provides that, upon receiving a demand for payment from any dissenting stockholder, the corporation will make an appropriate notation thereof in its stockholder records. Within 20 days after demanding payment for their shares, each holder of shares represented by certificates demanding payment will submit the certificates to the corporation for notation thereon that such demand has been made. Failure of the stockholder to do so will, at the option of the corporation, terminate their rights under the NMBCA unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertified shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is transferred, any new certificate issued therefor will bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquired by such transfer no rights in the corporation other than those which the original dissenting stockholder had after making demand for payment of the fair value thereof.

The corporation, or in the case of a merger or consolidation, the surviving or new corporation will give written notice thereof to each dissenting stockholder who has made written demand within ten days after such corporate action is effected. The surviving corporation will make a written offer to each stockholder for shares at a specified price determined by the corporation to be the fair value thereof. The notice and offer will be accompanied by (i) a balance sheet of the corporation as of the latest available date and not more than 12 months prior to the making of the offer and (ii) a profit and loss statement of the corporation for the 12 month period ended on the date of the balance sheet. If the value of the shares is agreed upon by the corporation and the stockholder within 30 days after the date on which the corporate action was effected, payment for the shares will be made within 90 days after the date on which the action was effected. Upon payment of the agreed value, the stockholder will cease to have any interest in the shares or in the corporation.

If, within the period of 30 days after the date on which the corporate action was effected, a dissenting stockholder and the New Mexico corporation do not agree to the fair value of the shares, the corporation will file a petition in any court of competent jurisdiction in the county and the state where the registered office of the corporation is located asking that the fair value of such shares be found and determined. The corporation should take such action within 30 days after receipt of written demand from any dissenting stockholder, given within 60 days after the date on which such corporate action was effected, or at the election of the corporation at any time within the period of 60 days. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition will be filed in the county where the domestic corporation was last located.

If the corporation fails to institute the proceedings as provided above, any dissenting stockholder may do so in the name of the corporation. All dissenting stockholders, wherever residing, will be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition will be served upon each dissenting stockholder who is a resident of New Mexico and will be served by registered or certified mail on each dissenting stockholder who is a non-resident. Service on non-residents will also be made by publication as provided by law. The jurisdiction of the court will be plenary and exclusive. All stockholders who are parties to the proceeding will be entitled to judgment against the corporation for the amount of the fair value of their shares. A court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The NMBCA leaves the final determination of fair value to the courts.

The costs and expenses of any such proceeding will be determined by the court and will be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting stockholders who are parties to the proceeding, and who received from the corporation an offer to pay for the shares if the court finds that the stockholders’ actions in failing to accept the corporation’s offer were arbitrary, vexatious or not in good faith. Such expenses will include reasonable expenses and compensation for the appraisers, excluding the fees and expenses of counsel for experts employed by any party. If the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any stockholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the stockholder in the proceeding, together with reasonable fees of legal counsel.

Payment of the fair value or judgment extinguishes a dissenting stockholder’s interest in such shares. The judgment will include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

Under New Mexico law, no demand may be withdrawn unless the corporation consents thereto. If (i) the demand is withdrawn upon consent, (ii) the proposed corporate action is abandoned or rescinded or the stockholders revoke the authority to effect the action, (iii) in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all of the outstanding shares of the other corporations that are parties to the merger, (iv) no demand or petition for the determination of fair value by a court has been properly made, or (v) a court of competent jurisdiction determines that the stockholder is not entitled to the relief provided by the NMBCA, then the right of the stockholder to be paid the fair value of such shares ceases and the dissenter’s status as a stockholder will be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

Accounting Treatment

The merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. NMFC will be treated as the acquired corporation for accounting and financial reporting purposes. NMFC’s assets, liabilities and other items, including core deposit intangibles, will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of First State. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of First State issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of NMFC.

Financial Interests of NMFC Directors and Executive Officers in the Merger

NMFC’s directors and officers have interests in the merger as individuals in addition to, and that may be different from, their interests as stockholders. The NMFC board of directors was aware of these interests of NMFC’s directors and officers and considered them in its decision to approve the merger agreement.

Employment Agreement. Mr. Jaramillo has an employment agreement with First State. The employment agreement is for a five year term and Mr. Jaramillo, as an officer of First State Bank, will receive a base salary of $200,000 a year in compensation in addition to medical, health and dental benefits for which he qualifies.

Indemnification and Insurance. The merger agreement provides that, upon completion of the merger, First State will use its reasonable best efforts to cause the persons serving as officers and directors of NMFC and Ranchers Banks immediately prior to the effective time of the merger to be covered for a period of three years from the effective time of the merger by the directors’ and officers’ liability insurance policy maintained by NMFC or Ranchers Banks. See “D&O Insurance” on page 38.

Directors and Executive Officers Shares. On the date the merger agreement was signed, directors and executive officers held in the aggregate 5,627 shares of NMFC common stock out of the 9,783 outstanding.

Restrictions on Resales by Affiliates

Shares of First State common stock to be issued to NMFC stockholders in the merger have been registered under the Securities Act of 1933, as amended, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of NMFC. Any subsequent transfer of shares, however, by any person who is an affiliate of NMFC at the time the merger is submitted for a vote of the NMFC stockholders will, under existing law, require either:

•	the further registration under the Securities Act of First State common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of NMFC is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, NMFC. These restrictions are expected to apply to the directors and executive officers of NMFC and the holders of 10% or more of the outstanding NMFC common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. First State will give stop transfer instructions to the transfer agent with respect to the shares of First State common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

FIRST STATE BANCORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial information and explanatory notes are presented to show the impact on First State’s historical financial position and results of operations pursuant to the proposed merger. The proposed merger is reflected in the pro forma financial information using the purchase method of accounting.

The Unaudited Pro Forma Combined Condensed Balance Sheet reflects the historical financial position of First State and NMFC at June 30, 2005 with pro forma adjustments based on the assumption that the merger was effective June 30, 2005. The Unaudited Pro Forma Combined Condensed Statements of Operations assume that the merger was consummated on January 1 of the earliest indicated period. The adjustments are based on information available and certain assumptions that we believe are reasonable. The Unaudited Pro Forma Combined Condensed Balance Sheet and Statements of Operations also include historical financial information and adjustments to reflect the pending acquisition of Access Bancorp, Inc., or Access, and AccessBank. See “Recent Developments” beginning on page 8.

The following information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of First State incorporated by reference into this prospectus. Interim results of First State and NMFC as of and for the six months ended June 30, 2005 are not necessarily indicative of results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the period indicated.

The unaudited pro forma combined condensed financial information is intended for information purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the period presented.

FIRST STATE BANCORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheets of First State, or FSB, NMFC, and Access assuming the companies were combined as of June 30, 2005, on a purchase accounting basis.

	June 30, 2005
	FSB Historical	NMFC Historical	NMFC Pro Forma Adjustments		FSB/ NMFC Pro Forma Adjusted	Access Historical	Access Pro Forma Adjustments		FSB/ NMFC/ Access Pro Forma Combined
	(dollars in thousands, except per share data)
Assets
Cash and due from banks	$45,923	$3,863	$—		$49,786	$8,247	$—		$58,033
Interest-bearing deposits with other banks	1,453	5,260	(8,358	)(1)(3)	(1,645)	3,770	(1,639	)(6)(8)	486
Federal funds sold	41,000	2,849	—		43,849	1,036	—		44,885
Securities:
Trading	—	—	—		—	1,108	—		1,108
Available for sale	203,565	61,193	—		264,758	7,081	—		271,839
Held to maturity	76,443	—	—		76,443	123,562	(916	)(8)	199,089
FRB and FHLB bank stock	18,322	302	—		18,624	2,833	—		21,457
Loans:
Mortgage loans available for sale	27,287	—	—		27,287	5,685	—		32,972
Loans held for investment	1,481,524	39,370	367	(3)	1,521,261	199,415	(997	)(8)	1,719,679
Less: allowance for loan losses	(17,109)	(907)	27	(3)	(17,989)	(1,661)	—		(19,650)

Net loans	1,491,702	38,463	394		1,530,559	203,439	(997)		1,733,001
Premises and equipment, net	28,266	3,868	4,000	(3)	36,134	10,411	2,000	(8)	48,545
Accrued interest receivable	8,731	470	—		9,201	1,484	—		10,685
Intangible assets	43,860	—	6,564	(2)(3)	50,424	10,107	14,087	(7)(8)	74,618
Other assets	48,377	1,048	—		49,425	1,249	741	(8)	51,415

Total assets	$2,007,642	$117,316	$2,600		$2,127,558	$374,327	$13,276		$2,515,161

Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing	$349,354	$23,104	$—		$372,458	$26,592	$—		$399,050
Interest-bearing	1,116,299	77,940	(266	)(3)	1,193,973	282,421	1,222	(8)	1,477,616

Total deposits	1,465,653	101,044	(266)		1,566,431	309,013	1,222		1,876,666
Securities sold under agreements to repurchase	48,167	—	—		48,167	—	—		48,167
FHLB advances and other	285,835	—	—		285,835	32,143	(59	)(8)	317,919
Junior subordinated debentures	48,971	—	—		48,971	8,248	923	(8)	58,142
Accrued interest payable	2,803	106	—		2,909	215	—		3,124
Other liabilities	5,212	304	2,728	(3)	8,244	2,283	1,065	(8)	11,592

Total liabilities	1,856,641	101,454	2,462		1,960,557	351,902	3,151		2,315,610
Stockholders’ equity
Common stock	82,634	4,772	11,228	(3)	98,634	14,517	18,033	(8)	131,184
Retained earnings	70,249	11,381	(11,381	)(1)(3)	70,249	7,914	(7,914	)(6)(8)	70,249
Unrealized gains (losses)	(1,882)	(291)	291	(3)	(1,882)	(6)	6	(8)	(1,882)

Total stockholders’ equity	151,001	15,862	138		167,001	22,425	10,125		199,551

Total liabilities and stockholders’ equity	$2,007,642	$117,316	$2,600		$2,127,558	$374,327	$13,276		$2,515,161

See notes to the unaudited pro forma combined condensed financial information.

FIRST STATE BANCORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

The following unaudited pro forma combined condensed statement of operations combines the consolidated historical statements of operations of First State, NMFC, and Access assuming the companies were combined as of January 1, 2004, on a purchase accounting basis.

	For the Six Months Ended June 30, 2005
	FSB Historical	NMFC Historical	NMFC Pro Forma Adjustments		FSB/ NMFC Pro Forma Adjusted		Access Historical	Access Pro Forma Adjustments		FSB/ NMFC/ Access Pro Forma Combined
	(dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$50,313	$1,843	$(36	)(4)	$52,120		$6,902	$73	(9)	$59,095
Interest and dividends on securities:
Taxable securities	5,007	1,329	—		6,336		2,304	92	(9)	8,732
Non-taxable securities	812	8	—		820		—	—		820

Total interest and dividends on securities	5,819	1,337	—		7,156		2,304	92		9,552
Federal funds sold and interest-bearing deposits with other banks	104	44	(102	)(4)	46		71	(9	)(9)	108

Total interest income	56,236	3,224	(138)		59,322		9,277	156		68,755
Interest expense:
Interest on deposits	11,386	530	24	(4)	11,940		2,872	(88	)(9)	14,724
Short-term borrowings	2,057	—	—		2,057		467	17	(9)	2,541
Long-term borrowings	1,704	—	—		1,704		—	—		1,704
Junior subordinated debentures	1,203	—	—		1,203		379	(105	)(9)	1,477

Total interest expense	16,350	530	24		16,904		3,718	(176)		20,446

Net interest income	39,886	2,694	(162)		42,418		5,559	332		48,309
Provision for loan losses	(2,800)	1,107	—		(1,693)		(375)	—		(2,068)

Net interest income after provision for loan losses	37,086	3,801	(162)		40,725		5,184	332		46,241
Non-interest income	7,404	823	—		8,227		1,928	—		10,155
Non-interest expenses	30,076	2,340	257	(4)	32,673		5,568	61	(9)	38,302

Income before income taxes	14,414	2,284	(419)		16,279		1,544	271		18,094
Income tax expense	5,178	960	(151)		5,987		590	98		6,675

Net income	$9,236	$1,324	$(268)		$10,292		$954	$173		$11,419

Average Common Shares Outstanding, basic	15,378,413	9,783	701,328		16,089,524	(5)	1,648,066	(249,461)		17,488,129
Average Common Shares Outstanding, diluted	15,594,610	9,783	701,328		16,305,721	(5)	1,691,392	(272,166)		17,724,947
Basic earnings per share	0.60	135.00			0.64		0.58			0.65
Diluted earnings per share	0.59	135.00			0.63		0.56			0.64

See notes to the unaudited pro forma combined condensed financial information.

FIRST STATE BANCORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

The following unaudited pro forma combined condensed statement of operations combines the consolidated historical statements of operations of First State, NMFC, and Access assuming the companies were combined as of January 1, 2004, on a purchase accounting basis.

	For the Year Ended December 31, 2004
	FSB Historical	NMFC Historical	NMFC Pro Forma Adjustments		FSB/ NMFC Pro Forma Adjusted		Access Historical	Access Pro Forma Adjustments		FSB/ NMFC/ Access Pro Forma Combined
	(dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$83,623	$3,068	$(289	)(4)	$86,402		$12,022	$176	(9)	$98,600
Interest and dividends on securities:
Taxable securities	9,173	2,066	—		11,239		1,764	217	(9)	13,220
Non-taxable securities	573	34	—		607		—	—		607

Total interest and dividends on securities	9,746	2,100	—		11,846		1,764	217		13,827
Federal funds sold and interest-bearing deposits with other banks	73	38	(142	)(4)	(31)		236	(12	)(9)	193

Total interest income	93,442	5,206	(431)		98,217		14,022	381		112,620
Interest expense:
Interest on deposits	19,222	980	211	(4)	20,413		3,728	(209	)(9)	23,932
Short-term borrowings	1,192	—	—		1,192		438	35	(9)	1,665
Long-term borrowings	1,728	—	—		1,728		—	—		1,728
Junior subordinated debentures	1,733	—	—		1,733		669	(209	)(9)	2,193

Total interest expense	23,875	980	211		25,066		4,835	(383)		29,518

Net interest income	69,567	4,226	(642)		73,151		9,187	764		83,102
Provision for loan losses	(4,500)	(465)	—		(4,965)		(731)	—		(5,696)

Net interest income after provision for loan losses	65,067	3,761	(642)		68,186		8,456	764		77,406
Non-interest income	14,191	1,287	—		15,478		3,126	—		18,604
Non-interest expenses	55,478	5,383	595	(4)	61,456		9,384	374	(9)	71,214

Income before income taxes	23,780	(335)	(1,237)		22,208		2,198	390		24,796
Income tax expense	8,555	(144)	(445)		7,966		1,069	140		9,175

Net income	$15,225	$(191)	$(792)		$14,242		$1,129	$250		$15,621

Average Common Shares Outstanding, basic	15,312,068	9,783	701,328		16,023,179	(5)	1,338,641	59,964		17,421,784
Average Common Shares Outstanding, diluted	15,443,536	9,783	701,328		16,154,647	(5)	1,449,168	(34,746)		17,569,069
Basic earnings per share	0.99	(18.00)			0.89		0.84			0.90
Diluted earnings per share	0.99	(18.00)			0.88		0.78			0.89

See notes to the unaudited pro forma combined condensed financial information.

FIRST STATE BANCORPORATION

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Basis of Presentation

The acquisition will be accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of NMFC and Access will be recorded at their respective fair values on the dates the mergers are completed.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of NMFC and Access at their respective fair values. The actual adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of NMFC’s and Access’ tangible and identifiable intangible assets and liabilities as of the date the mergers are completed. Any change in the fair value of NMFC’s or Access’ net assets will change the amount of the purchase price allocable to goodwill. Additionally, changes to NMFC’s or Access’ stockholders’ equity, including net income, after June 30, 2005, through the date the transactions are completed, will also change the amount of goodwill recorded.

Certain adjustments are not included in the pro forma statements of operation since they will be recorded in the combined results of operations after completion of the merger and are not indicative of what the historical results of the combined company would have been had our companies actually been combined during the periods presented.

NMFC pro forma adjustments

(1)	The pro forma financial information for the NMFC merger is included only as of and for the six months ended June 30, 2005, and for the year ended December 31, 2004. The pro forma adjustments in the pro forma financial statements reflect a dividend payment by NMFC, before the transaction is consummated, to reduce their overall equity to $12.0 million and the purchase of approximately $4.0 million in treasury shares.

(2)	The computation of the purchase price, the allocation of the purchase price to net assets of NMFC based on fair values estimated at June 30, 2005, and the resulting goodwill are presented below (in thousands). The estimated purchase price of $16.0 million was determined based on 9,783 outstanding shares of NMFC common stock and a purchase price of $2,044.36 per share less the anticipated purchase of an estimated $4.0 million in treasury shares. The terms of the NMFC agreement have a stock and cash component which allows shareholders not electing to receive First State common stock to receive cash of $2,044.36 per share by selling their shares to NMFC prior to converting the NMFC common shares to First State common shares. The price per share is fixed at $2,044.36, however the number of First State common shares to be issued for the outstanding NMFC shares is based on First State’s average closing stock price for the 10 consecutive days prior to the close of the transaction. The estimated core deposits intangible is 2.5% of total core deposits of approximately $94.6 million.

ESTIMATED PURCHASE PRICE
Consideration for NMFC common shares			$16,000

ESTIMATED NET ASSETS ACQUIRED
NMFC stockholder’s equity	15,862
NMFC purchase of treasury shares	(4,000)
Less dividend of capital Severance agreements	(3,862 (1,050	) )	6,950

Excess purchase price over carrying value of net assets acquired			9,050
Fair value adjustments:
Loan portfolio	(394)
Fixed Assets	(4,000)
Fixed maturity deposits	(266)
Deferred taxes	1,678		(2,982)

Acquisition costs:
Professional fees			496
Estimated core deposit intangible			(2,364)

Estimated goodwill			$4,200

(3)	The pro forma adjustments related to the pro forma combined condensed balance sheet at June 30, 2005, are presented below (in thousands).

ASSETS	Adjustments increase (decrease)
Interest-bearing deposits with other banks:
Dividend of capital	$(3,862)
Purchase of treasury shares	(4,000)
Professional fees	(496)	$(8,358)

Loans:
Loans held for investment, fair value adjustment	367
Impaired loans, allowance adjustment	27	394

Premises and equipment:
Fair value adjustment		4,000
Intangible assets:
Goodwill	4,200
Core deposits intangible	2,364	6,564

		$2,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Interest-bearing deposits:
Fixed maturity deposits, fair value adjustment		$(266)
Other liabilities:
Deferred tax, fair value adjustment	1,678
Severance agreements	1,050	2,728

Total liabilities		2,462
Stockholders’ equity:
Common stock:
Repurchase of NMFC’s common stock to be retired treasury stock	(4,000)
Elimination of remaining NMFC’s common stock	(772)
Issuance of common stock	16,000	11,228

Retained earnings:
Dividend of capital	(3,862)
Elimination of remaining NMFC retained earnings	(7,519)	(11,381)

Unrealized gains:
Elimination of NMFC unrealized losses		291

Total stockholders’ equity		138

		$2,600

(4)	The pro forma adjustments related to the pro forma combined condensed statements of operations for the six months ended June 30, 2005, and for the year ended December 31, 2004, are presented below (in thousands).

	Six Months Ended June 30, 2005 Increase (Decrease)	Year Ended December 31, 2004 Increase (Decrease)
INTEREST INCOME
Amortization of the loan portfolio fair value adjustment over a period of 10 years using the effective interest method (the estimated contractual maturities)	$(36)	$(289)
Elimination of interest income from interest-bearing deposits with other banks for the dividend of capital and repurchase of treasury shares	(102)	(142)
INTEREST EXPENSE
Amortization of the fixed maturity deposits fair value adjustment using the effective interest method over 5 years (the estimated remaining contractual maturities)	24	211

Total net interest income adjustment	(162)	(642)

NON-INTEREST EXPENSES
Depreciation expense of the fair value adjustment for premises and equipment over a period of 30 years for buildings and 7 years for equipment using the straight line method	121	243
Amortization of the core deposit intangible over a period of ten years using an accelerated method	136	352

Total non-interest expenses adjustment	257	595

Decrease in income before income taxes	(419)	(1,237)
Income tax benefit	(151)	(445)

Decrease in income	$(268)	$(792)

(5)	The pro forma computation of basic and diluted average common shares outstanding for the six months ended June 30, 2005, and for the year ended December 31, 2004, is presented below.

	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Average common shares outstanding, basic:
FSB average common shares outstanding, basic	15,378,413	15,312,068
Shares assumed issued in the NMFC acquisition	711,111	711,111

	16,089,524	16,023,179

Average common shares outstanding, diluted:
FSB average common shares outstanding, diluted	15,594,610	15,443,536
Shares assumed issued in the NMFC acquisition	711,111	711,111

	16,305,721	16,154,647

Access pro forma adjustments

(6)	The pro forma financial information for the Access merger is included only as of and for the six months ended June 30, 2005, and for the year ended December 31, 2004. The pro forma adjustments in the pro forma financial statements reflect a dividend payment by Access, before the transaction is consummated, of $660,000.

(7)	The computation of the purchase price, the allocation of the purchase price to net assets of Access based on fair values estimated at June 30, 2005, and the resulting goodwill are presented below (in thousands). The estimated purchase price was determined based on 1,768,148 outstanding shares of Access common stock, the exchange ratio of .791, and an average stock price of $22.37 per share, plus 117,088 outstanding Access options, the exchange ratio of .791 and a fair value of $13.64 per option. The average stock price of $22.37 was determined based on a simple average of closing prices of First State’s common stock for 2 consecutive trading days before and after the announcement of the acquisition. The estimated core deposits intangible is 2.5% of total core deposits of approximately $222.4 million.

ESTIMATED PURCHASE PRICE
Consideration for Access common shares			$32,550

ESTIMATED NET ASSETS ACQUIRED
Access stockholder’s equity	22,425
Less dividend of capital Elimination of Access’ previous intangible assets Severance agreements	(660 (10,107 (1,065	) ) )	10,593

Excess purchase price over carrying value of net assets acquired			21,957
Fair value adjustments:
Investment portfolio	916
Loan portfolio	997
Fixed assets	(2,000)
Fixed maturity deposits	1,222
FHLB advances	(59)
Junior subordinated debentures	923
Deferred taxes	(741)		1,258

Acquisition costs:
Professional fees			979
Estimated core deposits intangible			(5,561)

Estimated goodwill			$18,633

(8)	The pro forma adjustments related to the pro forma combined condensed balance sheet at June 30, 2005, are presented below (in thousands).

ASSETS	Adjustments increase (decrease)
Interest-bearing deposits with other banks:
Dividend of capital	$(660)
Professional fees	(979)	$(1,639)

Securities:
Fair value adjustment		(916)
Loans held for investment:
Fair value adjustment		(997)
Premises and equipment:
Fair value adjustment		2,000
Intangible assets:
Elimination of Access’ goodwill and intangibles	(10,107)
Goodwill	18,633
Core deposits intangible	5,561	14,087

Other assets:
Deferred tax, fair value adjustment		741

		$13,276

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Interest-bearing deposits:
Fixed maturity deposits, fair value adjustment		$1,222
FHLB advances and other:
FHLB advances, fair value adjustment		(59)
Junior subordinated debentures:
Fair value adjustment		923
Other liabilities:
Severance agreements		1,065

Total liabilities		3,151

Stockholders’ equity:
Common stock:
Issuance of remaining unallocated ESOP shares	540
Elimination of Access common stock	(15,057)
Issuance of common stock	32,550	18,033

Retained earnings:
Dividend of capital	(660)
Elimination of remaining Access retained earnings	(7,254)	(7,914)

Unrealized gains:
Elimination of Access unrealized losses		6

Total stockholders’ equity		10,125

		$13,276

(9)	The pro forma adjustments related to the pro forma combined condensed statements of operations for the six months ended June 30, 2005, and for the year ended December 31, 2004, are presented below (in thousands).

	Six Months Ended June 30, 2005 Increase (Decrease)	Year Ended December 31, 2004 Increase (Decrease)
INTEREST INCOME
Amortization of the loan portfolio fair value adjustment over a period of 10 years using the effective interest method (the estimated contractual maturities)	$73	$176
Amortization of the investment portfolio fair value adjustment using the effective interest method over the remaining contractual maturities	92	217
Elimination of interest income from interest-bearing deposits with other banks for the dividend of capital	(9)	(12)
INTEREST EXPENSE
Amortization of the fixed maturity deposits fair value adjustment using the effective interest method over 5 years (the estimated remaining contractual maturities)	(88)	(209)
Amortization of FHLB advance fair value adjustment using the effective interest method over the remaining contractual maturities	17	35
Amortization of junior subordinated debentures fair value adjustment using the effective interest method over the remaining contractual maturities	(105)	(209)

Total net interest income adjustment	332	764

NON-INTEREST EXPENSES
Depreciation expense of the fair value adjustment for premises and equipment over a period of 30 years for buildings and 7 years for equipment using the straight line method	61	121
Amortization of the core deposit intangible over a period of ten years using an accelerated method	321	829
Elimination of Access intangible asset amortization	(107)	(177)
Elimination of Access ESOP expense	(152)	(265)
Elimination of DRP expense	(62)	(134)

Total non-interest expenses adjustment	61	374

Increase in income before income taxes	271	390
Income tax expense	98	140

Increase in income	$173	$250

(10)	The pro forma computation of basic and diluted average common shares outstanding for the six months ended June 30, 2005, and for the year ended December 31, 2004, is presented below.

	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Average common shares outstanding, basic:
FSB average common shares outstanding, basic	15,378,413	15,312,068
Shares assumed issued in the Access acquisition	1,398,605	1,398,605

	16,777,018	16,710,673

Average common shares outstanding, diluted:
FSB average common shares outstanding, diluted	15,594,610	15,443,536
Shares assumed issued in the Access acquisition	1,398,605	1,398,605
Dilution effect of Access’ options converted to FSB options	20,621	15,817

	17,013,836	16,857,958

Supplemental forward-looking and projected information

The pro forma financial information presented excludes actions to be taken by management or expected to occur after the close of the acquisition. These actions are highly judgmental estimates of how historical management practices and operating decisions may or may not change as a result of the acquisitions. It is First State’s intent to liquidate a significant portion of the investment portfolios of both NMFC and Access after the close of each transaction and utilize this liquidity to decrease the outstanding FHLB borrowings of First State and fund future loan growth. Based on management’s intent, the interest income on investments and the interest expense related to the FHLB advances will be lower after consummation of the acquisitions. In addition, First State anticipates the combined entity will experience cost savings of approximately 20 percent of NMFC’s and Access’ non-interest expenses due to the elimination of compensation expense associated with senior management employees as well as efficiencies in the elimination of redundant activities. Management is also evaluating redemption features of the junior subordinated debentures.

The supplemental forward-looking and projected information is intended for information purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company. See “Forward-looking Statements” on page 17.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

First State

First State common stock is listed on the Nasdaq National Market and traded under the symbol “FSNM.” The following table sets forth, for the periods indicated, the high and low reported closing prices per share of First State common stock on the Nasdaq National Market.

	Price Range of Common Stock				Dividend per share
	High		Low
2003
First Quarter		$13.05		$10.70		$.05
Second Quarter		$13.68		$10.70		$.055
Third Quarter		$15.74		$13.41		$.055
Fourth Quarter		$17.99		$14.70		$.055
2004
First Quarter		$18.12		$14.98		$.055
Second Quarter		$16.25		$14.95		$.06
Third Quarter		$15.80		$14.51		$.06
Fourth Quarter		$19.26		$15.46		$.06
2005
First Quarter		$19.22		$16.95		$.07
Second Quarter		$19.58		$16.85		$.07
Third Quarter		$23.43		$18.69		$.07
Fourth Quarter (through •, 2005)	$	•	$	•	$	•

As of September 1, 2005, the last full trading day before the public announcement of the merger agreement, the high and low trading prices of First State common stock as reported on the Nasdaq National Market were $22.34 and $21.00 respectively. On •, the last full trading day before the date of this document for which it was practicable to obtain this information, the high and low trading prices of First State common stock as reported on the Nasdaq National Market were $• and $• respectively. On •, the last full trading day before the date of this document for which it was practicable to obtain this information, there were approximately • holders of First State common stock.

NMFC

There is no established trading market for NMFC common stock and NMFC has not paid any regular dividends on its common stock. As of •, 2005, there were 9,783 shares of NMFC common stock held by approximately 72 stockholders (including trusts). NMFC has no outstanding shares of preferred stock.

First State Future Dividend Policy

The Federal Reserve Board has issued a policy statement with regard to the payment of cash dividends by bank holding companies. The policy statement provides that, as a matter of prudent banking, a bank holding company should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality, and overall financial condition. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. In addition, bank holding companies are expected under Federal Reserve Board policy to serve as a source of financial strength for their depository institution subsidiaries. This requirement, and the capital adequacy requirements applicable to bank holding companies may also limit First State’s ability to pay dividends.

As a bank holding company, First State is a legal entity separate and distinct from First State Bank N.M., its wholly owned subsidiary. First State’s principal asset is the outstanding capital stock of First State Bank. As a result, First State’s ability to pay dividends on its common stock depends primarily on the ability of First State Bank to pay dividends to First State in amounts sufficient to service its obligations. Dividend payments from First State Bank are subject to federal and state limitations, generally based on the capital level and current and retained earnings of the bank. Approval of the Federal Reserve Board is required, for example, for payment of any dividend if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for that year combined with its retained net profits for the preceding two years. First State Bank may not pay a dividend in an amount greater than its net profits. First State Bank is also prohibited under federal law from paying any dividend that would cause it to become undercapitalized. In addition, the Federal regulatory agencies are authorized to prohibit a bank or bank holding company from engaging in an unsafe or unsound banking practice. The payment of dividends could, depending on the financial condition of First State Bank, be deemed to constitute an unsafe or unsound practice.

Under New Mexico law, First State Bank may not pay a dividend on its common stock unless its remaining surplus after payment of such dividend is equal to at least 20% of its minimum common capital requirement. First State Bank is also prohibited from paying dividends from undivided profits if its reserves against deposits are impaired or will become impaired as a result of such payment.

First State has declared or paid cash dividends on its common stock and, subject to the paragraphs above, expects to pay dividends on its common stock in the foreseeable future.

DESCRIPTION OF FIRST STATE CAPITAL STOCK

General

The authorized capital stock of First State consists of 20 million shares of common stock, no par value per share, and 1 million shares of preferred stock, no par value per share. As of the record date, • shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the record date, • shares of First State common stock were reserved for issuance in accordance with the merger agreement, • shares of First State common stock were reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans and employee savings plans and • shares of First State common stock were reserved for issuance in accordance with the agreement and plan of merger, dated as of August 31, 2005, by and among First State, Access Anytime Bancorp, Inc. and AccessBank.

The following summary of the terms of the capital stock of First State is not intended to be complete and is subject in all respects to the applicable provisions of the NMBCA. The following summary is qualified by reference to the articles of incorporation and bylaws of First State. To obtain copies of these documents, see “Where You Can Find More Information” on page 63.

Common Stock

Voting. First State’s common stock is currently its only voting security. Shares of First State’s preferred stock issued in the future may be granted voting rights at the discretion of the board of directors. On matters submitted to First State’s stockholders, the holders of First State’s common stock are entitled to one vote for each share held. No shares have cumulative voting rights.

Dividends. Holders of shares of First State common stock are entitled to receive any dividends declared by First State’s board of directors out of funds legally available therefor. First State’s ability to pay cash dividends is subject to, among other things, the ability of First State Bank to pay dividends or make other distributions to First State, which in turn is subject to limitations imposed by law and regulation.

Liquidation Rights. In the event of First State’s liquidation or dissolution, all of its assets legally available for distribution after payment or provision for payment of (i) all of its debts and liabilities, (ii) any accrued dividend claims and (iii) liquidation preferences of any of First State’s outstanding preferred stock will be distributed ratably, in cash or in kind, among the holders of its common stock.

Common Stock Purchase Rights. On December 18, 1996, First State paid a dividend of one right (a “right”) for each outstanding share of First State common stock held of record at the close of business on November 20, 1996, or issued thereafter and before the Separation Time (as defined in the Rights Agreement) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The rights were issued pursuant to a Shareholder Protection Rights Agreement, dated as of October 25, 1996 (the “Rights Agreement”), between First State and American Securities Transfer & Trust, Inc., as Rights Agent. Each right entitles its registered holder to purchase from First State, after the Separation Time, one share of First State common stock for $45, subject to adjustment.

The Rights Agreement is designed to protect stockholders in the event of an unsolicited attempt to acquire First State for an inadequate price and to protect against abusive practices that do not treat all stockholders equally, such as, among others, partial and two-tier tender offers, coercive offers and creeping stock accumulation programs. These practices can pressure stockholders into tendering their common stock before realizing the full value or total potential of the investments. The Rights Agreement is intended to make the cost of abusive practices prohibitive and create an incentive for a potential acquirer to negotiate in good faith with the First State board of directors. The Rights Agreement is not intended to, and will not, prevent all unsolicited offers to acquire First State. If an unsolicited offer is made, and the First State board of directors determines that it is fair and in the best interest of First State and its stockholders, then, pursuant to the Rights Agreement, the First State board of directors has the authority to redeem the rights and permit the offer to proceed. Essentially, the

Rights Agreement will allow the First State board of directors to evaluate the fairness of any unsolicited offer and the credibility of the bidder, and will therefore enable the First State board of directors to represent the interests of all stockholders more effectively. In deciding whether to redeem the rights in connection with any unsolicited offer, the First State board of directors will be bound by its fiduciary obligations to act in the best interests of First State and its stockholders.

Other Characteristics. First State’s common stock is not entitled to any preemptive right to subscribe for or receive any shares of any class of its stock (or any securities convertible into shares of its stock) issued in the future.

Preferred Stock

First State’s articles of incorporation provide for one or more classes of preferred stock, which must be separately identified. The shares of any such class may be divided into and issued in series, with each series separately designated to distinguish the shares thereof from the shares of all other series and classes. The terms of each series will be stated in a certificate of designations and may provide for, among other things, board representation, voting rights and dividend and liquidation preferences. All shares of the same class must be identical except as to certain relative rights and preferences specified in the articles of incorporation, as to which there may be variations between different series.

First State has no outstanding shares of preferred stock as of the record date. More information regarding the corporate structure and governance of First State is contained in the section entitled “Comparison of Rights of First State and NMFC Stockholders” below.

Anti-Takeover Provisions

The First State articles of incorporation and First State’s bylaws provide that the First State board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three year terms, so that approximately one-third of the directors of First State are elected at each annual meeting of the stockholders. In addition, the power to fill vacancies is vested in the First State board of directors. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of First State through an increase in the number of directors on the First State board and the election of designated nominees to fill newly created vacancies. Under New Mexico law, any new director elected by the directors due to an increase in the number of directors must be elected by the stockholders at the next annual meeting regardless of when his classified term expires.

Trust Preferred Securities

First State utilizes trust preferred securities as a form of capital for regulatory purposes. Trust preferred securities are a particularly attractive form of funding for bank holding companies because, subject to certain terms and conditions, trust preferred securities are considered Tier 1 capital for regulatory purposes and as debt for tax purposes.

Currently trust preferred securities can be included up to 25% of Tier 1 capital. In 2005, the Federal Reserve Board released a final rule incorporating two substantive changes in the capital treatment of trust preferred securities. This limit has been changed to provide that: (1) As of March 31,2009, the amount of trust preferred securities that a bank holding company may include as Tier 1 capital will be limited to 25% of the sum of all core capital elements including trust preferred securities, net of goodwill less any associated deferred tax liability, and (2) After March 31, 2009, amounts of trust preferred securities in excess of the 25% limit will be included in Tier 2 capital, limited to 50% of Tier 1 capital. Based on First State’s current amount of trust preferred securities, the changes which go into effect March 31, 2009 will not have an impact in the capital treatment of First State’s trust preferred securities.

COMPARISON OF STOCKHOLDERS’ RIGHTS

First State and NMFC are incorporated under the laws of the State of New Mexico. Differences in the rights of holders of First State capital stock and NMFC capital stock arise from differences in their governing documents. After the effective time of the merger, the rights of former stockholders of NMFC will be determined by reference to New Mexico law and the First State articles of incorporation and bylaws. The material differences between the rights of holders of NMFC common stock and the rights of holders of First State common stock, resulting from the differences in their governing documents, are summarized below.

The following summary does not purport to be a complete statement of the rights of holders of First State common stock under applicable New Mexico law, the First State articles of incorporation and the First State bylaws or the rights of the holders of NMFC common stock under New Mexico law, the NMFC articles of incorporation and the NMFC bylaws, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to NMBCA, and the governing corporate instruments of First State and NMFC, to which the holders of NMFC common stock are referred. Copies of the governing corporate instruments of First State and NMFC are available, without charge, to any person, including any beneficial owner to whom this proxy statement-prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” on page 63.

Summary of Material Differences Between the

Rights of First State Stockholders and the Rights of NMFC Stockholders

	First State Stockholder Rights	NMFC Stockholder Rights
Authorized Capital Stock	The authorized capital stock of First State consists of 20 million shares of common stock, no par value, and 1 million shares of preferred stock, no par value.	The authorized capital stock of NMFC consists of 200,000 shares of NMFC common stock, $0.01 par value per share. There are (i) 9,783 shares of NMFC common stock issued and outstanding and (ii) no shares of preferred stock issued or outstanding.

Vacancies of the Board	Under the articles of incorporation, vacancies of the First State board of directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled by a majority vote of the directors then in office. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor in office. Vacancies because of an increase in the number of directors may be elected by the First State board of directors for a term of office continuing only until the next election of directors by the stockholders.	Under the bylaws, vacancies of the NMFC board of directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled by a majority vote of the directors then in office. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor in office. Vacancies because of an increase in the number of directors may be elected by the NMFC board of directors for a term of office continuing only until the next election of directors by the stockholders.

Stockholder Nominations and Proposals for Business:	Under the articles of incorporation, at any meeting of the stockholders of First State, nominations of persons for election to the First State board of directors may be made (1) by or at the direction of the board or (2) by any stockholder of First State who is a stockholder of record at the time of giving the notice, who will be entitled to vote at the meeting, and who complies with the notice procedures. For a nomination to be properly brought before a stockholders’ meeting by a stockholder, timely written notice will be made to the Secretary of First State. The stockholder’s notice must be delivered to, or mailed and received at, the principal office of First State not less than 35 days nor more than 50 days before the meeting; provided, however, if less than 45 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the

Neither the NMFC articles of incorporation nor the NMFC bylaws contain provisions pertaining to stockholder nominations and proposals of business. Accordingly, such provisions are governed by New Mexico law.

Notice of any stockholder meetings must be in writing stating the place, day and hour of the meeting and, as to a special meeting, the purpose for which the meeting is called. Notice must be delivered not less than ten days nor more than 50 days before the date of the meeting and the notice may be by mail or personal delivery.

First State Stockholder Rights	NMFC Stockholder Rights

day on which the notice of the meeting was mailed or the public disclosure was made.

The stockholder’s notice must set forth (1) as to each person whom the stockholder proposed to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by applicable law (including the person’s written consent to being named as a nominee and to serving as a director if elected); and (2)(a) the name and address, as they appear on First State’s books, of the stockholder, (b) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. The stockholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters in this paragraph. If the chairman of the meeting determines and declares at the meeting that a nomination was not made in accordance with the procedures prescribed, the nomination will not be accepted.

At any meeting of the stockholders of First State, only such business will be conducted as has been brought before the meeting (1) by or at the direction of the board or (2) by any stockholder of First State who is a stockholder of record at the time of giving the notice, who will be entitled to vote at the meeting, and who complies with the notice procedures. For business to be properly brought before a stockholder’s meeting by a stockholder, timely written notice must be made to the Secretary of First State. The stockholder’s notice must be delivered to, or mailed and received at, the principal office of First State not less than 35 days or more than 50 days before the meeting; provided, however, if less than 45 day notice or prior

	First State Stockholder Rights	NMFC Stockholder Rights

public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or the public disclosure was made.

The stockholder’s notice must set forth (1) a brief description of the business desired to be brought before the meeting and the reasons for considering the business, and (2)(a) the name and address, as they appear on First State’s books, of the stockholder, (b) a representation that the stockholder is a holder of record of First State common stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, and (c) any material interest of the stockholder in the proposed business. The stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this paragraph. If the chairman of the meeting determines and declares at the meeting that the proposed business was not brought before the meeting in accordance with the procedures prescribed by this paragraph, the business will not be considered.

Meetings of Stockholders:	Under the First State bylaws, the date, time and location of annual meetings of the stockholders of First State are designated by resolution of the First State board of directors. Special Meetings of the stockholders of First State are called by the Secretary upon written request of either (i) the Chairman, (ii) the President, (iii) a majority of the directors or (iv) any person authorized under the NMBCA.	Under the NMFC bylaws, the annual meeting of the stockholders of NMFC is to be held on the last day of January of each fiscal year of NMFC or on such other date as may be determined by the NMFC board of directors. The place of the meeting is to be either the principal office of NMFC or such other place within or without the State of New Mexico as determined by the NMFC board of directors. Special meetings may be called by either (i) the President, (ii) the Board of Directors or (iii) holders of not less than one-tenth of all shares entitled to vote at the meeting. Special meetings are held at the principal office of NMFC or such other place within or without the State of New Mexico as determined by the NMFC board of directors.

	First State Stockholder Rights	NMFC Stockholder Rights

Stockholder Rights Plan	First State has a shareholders rights plan. See “Description of First State Capital Stock” beginning on page 56.	NMFC does not have a shareholders rights plan. Each outstanding share is entitled to one vote on each matter submitted to vote at a meeting of shareholders.

Removal of Directors:	The First State articles of incorporation provide that any director may be removed with cause, by the affirmative vote of at least two-thirds of the shares of First State common stock.	Neither the NMFC articles of incorporation nor the NMFC bylaws contain provisions pertaining to removal of directors. Accordingly, such provisions are governed by New Mexico law.

Amendment of Certificate/Articles:	First State’s articles of incorporation provide that they may be amended by the affirmative vote of a majority of the shares of First State common stock; provided that any amendments to the number and election of directors and the procedures for nomination of directors require the affirmative vote of at least two-thirds of the shares of First State common stock.	Neither the NMFC articles of incorporation nor the NMFC bylaws contain provisions pertaining to amendments of the certificate or articles of incorporation. Accordingly, such provisions are governed by New Mexico law.

Amendment of Bylaws:	The First State bylaws provide that the First State board of directors is empowered to adopt, amend or repeal the bylaws, by a vote of a majority of the directors then serving. The First State articles of incorporation provide that such authorization will not divest the stockholders of the power, nor limit their power to adopt, amend or repeal the bylaws.	The NMFC bylaws may be amended by affirmative vote of a majority of the NMFC board of directors at a meeting called for that purpose or by unanimous consent of the board of directors.

LEGAL MATTERS

The validity of the First State common stock to be issued in connection with the merger will be passed upon for First State by Hinkle, Hensley, Shanor & Martin L.L.P. Skadden, Arps, Slate, Meagher & Flom LLP and Modrall Sperling will deliver their opinions to First State and NMFC, respectively, as to certain Federal income tax matters.

EXPERTS

The consolidated financial statements of First State and its subsidiaries incorporated in this proxy statement-prospectus by reference, to First State’s Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

FIRST STATE 2006 ANNUAL STOCKHOLDER MEETING AND STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 at the annual meeting of First State in the year 2006 must be received at the principal executive offices of First State, 7900 Jefferson NE, Albuquerque, New Mexico 87109 on or before December 31, 2005, in order to be considered for inclusion in the year 2006 proxy statement and proxy.

First State’s Restated Articles of Incorporation require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act (including nominations of persons for election to First State’s board of directors) must be submitted, in accordance with the requirements of the Restated Articles of Incorporation, not less than 35 days nor more than 50 days before the date of the annual meeting, except that if less than 45 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting is mailed or public disclosure of the date of such meeting is made. To be in proper written form, a stockholder’s notice must set forth the matter to be brought before the meeting or all information required to be disclosed in solicitation of proxies for election of directors, or as otherwise required by applicable law. The stockholder must comply with applicable requirements of the Exchange Act. A notice of nomination of persons for election to the board of directors must specify information about each nominee and the stockholder making the nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

NMFC 2006 ANNUAL STOCKHOLDER MEETING AND STOCKHOLDER PROPOSALS

NMFC does not expect to hold a 2006 annual stockholders meeting because it will not be a separate company if the merger has been completed at that time. If the merger is not consummated prior to January 31, 2006, the annual meeting will be held on January 31, 2006, unless another date is set by its board of directors, all as provided by NMFC’s bylaws.

WHERE YOU CAN FIND MORE INFORMATION

First State has filed with the SEC a registration statement under the Securities Act that registers the distribution to NMFC stockholders of the shares of First State common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about First State and First State common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement-prospectus.

First State also files reports, proxy statements and other information with the SEC under the Exchange Act. NMFC is not required to file reports, proxy statement and other information with the SEC under the Exchange Act. You may read and copy First State’s information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like First State, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about First State at the offices of the NASDAQ Stock Market, Inc., Investor Relations, One Liberty Plaza, 50th Floor, New York, NY 10006.

The SEC allows First State to “incorporate by reference” information into this proxy statement-prospectus. This means that First State can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement-prospectus, except for any information that is superseded by information that is included directly in this proxy statement-prospectus or in other later-filed documents that are incorporated by reference. The information incorporated by reference contains important information about First State and its financial condition.

The following documents filed with the SEC by First State are incorporated by reference into this proxy statement prospectus.

First State SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Report on Form 10-Q	Quarters ended March 31, 2005 and June 30, 2005

The description of First State common stock set forth in First State’s Registration Statement on Form 8-A, dated April 25, 1997, including any amendment or report filed for purposes of updating any such description

The portions of First State’s proxy statement for the annual meeting of stockholders held on June 2, 2005, that have been incorporated by reference in the 2004 First State Form 10-K

Current Reports on Form 8-K	Filed on January 28, 2005, July 20, 2005, August 31, 2005, September 2, 2005, September 2, 2005, September 6, 2005, September 8, 2005, September 9, 2005, September 21, 2005, and September 30, 2005

All documents and reports filed by First State with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this proxy statement-prospectus and the date of the NMFC meeting are incorporated by reference into this proxy statement-prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

First State has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to First State, as well as all pro forma financial information, and NMFC has supplied all relevant information relating to NMFC.

Documents incorporated by reference are available from First State without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain First State documents incorporated by reference in this proxy statement-prospectus or documents relating to NMFC by requesting them in writing or by telephone from the appropriate company at the following addresses:

First State Bancorporation 7900 Jefferson NE Albuquerque, New Mexico 87109 Attention: Christopher C. Spencer Phone: (505) 241-7500	New Mexico Financial Corporation 620 W. Reinken Ave. Belen, New Mexico 87002 Attention: Henry Jaramillo, Jr. Phone: (505) 966-0400

NMFC stockholders who would like to request any documents should do so by • 2005, in order to receive them before the NMFC special meeting. If you request any incorporated documents, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

Neither First State nor NMFC has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that have been incorporated into this proxy statement-prospectus. Therefore, if anyone distributes this type of information, you should not rely upon it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement-prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement-prospectus does not extend to you. The information contained in this proxy statement-prospectus speaks only as of the date of this proxy statement-prospectus unless the information specifically indicates that another date applies.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST STATE BANCORPORATION

AND

NEW MEXICO FINANCIAL CORPORATION,

RANCHERS BANKS

DATED AS OF SEPTEMBER 2, 2005

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 2, 2005, by and among First State Bancorporation, a New Mexico corporation (the “Buyer”), New Mexico Financial Corporation, a New Mexico corporation (the “Company”), and Ranchers Banks, a New Mexico state chartered bank and a wholly owned subsidiary of the Company (the “Bank”). The Buyer and the Company are sometimes collectively referred to herein as the “Constituent Corporations”.

WHEREAS, the Boards of Directors of the Buyer and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into the Buyer, with the Buyer surviving the Merger;

WHEREAS, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes;

WHEREAS, concurrently with the execution and delivery of this Agreement, holders of an aggregate of 5,999 shares of Company Common Stock are entering into a Support Agreement (the “Support Agreement”) with the Buyer;

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, First State Bank N.M., a New Mexico state chartered bank and a wholly owned subsidiary of the Buyer (the “Buyer Bank”), and the Bank will enter into a Subsidiary Agreement and Plan of Merger in substantially the form set forth on Exhibit A hereto (the “Bank Merger Agreement”) providing for the merger (the “Subsidiary Merger”) of the Bank with and into the Buyer Bank, with the Buyer Bank surviving the Subsidiary Merger, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For all purposes of this Agreement (as defined below), the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(e).

“Acquisition Proposal” has the meaning set forth in Section 6.4(e).

“Acquisition Agreement” has the meaning set forth in Section 6.4(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Affiliated Group” means an affiliated group, as that term is defined by Section 1504(a) of the Code and the Treasury Regulations promulgated thereunder, any similar group defined under state, local or foreign law, or any group of which the Company (or any predecessor of the Company) is or was a member for purposes of filing Consolidated or Combined Tax Returns.

“Agreement” means this Agreement and Plan of Merger, including the Annexes, Schedules and Exhibits attached hereto and made a part hereof, as the same may be amended from time to time in accordance with the provisions hereof.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Average Closing Price” means the average closing sale price per share of Buyer Common Stock as reported on the NASDAQ during the ten consecutive trading days during which the shares of Buyer Common Stock are traded on the NASDAQ ending on the third calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day, then ending on the trading day immediately preceding such calendar day.

“Bank” has the meaning set forth in the Recitals hereto.

“Bank Merger Act” means the Bank Merger Act of 1960, as amended, and any successor to such statute.

“Bank Merger Agreement” has the meaning set forth in the Recitals hereto.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and any successor to such statute.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New Mexico are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Recitals hereto.

“Buyer Balance Sheet” has the meaning set forth in Section 4.6(a).

“Buyer Bank” has the meaning set forth in the Recitals hereto.

“Buyer Common Stock” has the meaning set forth in Section 2.4(a).

“Buyer Disclosure Schedule” means the disclosure schedule being delivered to the Company by the Buyer prior to the execution and delivery of this Agreement.

“Buyer Plans” has the meaning set forth in Section 6.9(a).

“Buyer Preferred Stock” has the meaning set forth in Section 4.2.

“Buyer Reports” has the meaning set forth in Section 4.14.

“Cash Consideration” has the meaning set forth in Section 2.4(b).

“Cash Designated Shares” has the meaning set forth in Section 2.6(e)

“Cash Election Shares” has the meaning set forth in Section 2.6(b).

“Certificate” has the meaning set forth in Section 2.4(b).

“Closing” has the meaning set forth in Section 2.10.

“Closing Date” has the meaning set forth in Section 2.10.

“Code” has the meaning set forth in the Recitals hereto.

“Company” has the meaning set forth in the Recitals hereto.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.4(b).

“Company Assets” has the meaning set forth in Section 3.16(a).

“Company Balance Sheet” has the meaning set forth in Section 3.6(a).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contract” has the meaning set forth in Section 3.14(a).

“Company Disclosure Schedule” means the disclosure schedule being delivered to the Buyer by the Company prior to the execution and delivery of this Agreement.

“Company Notice” has the meaning set forth in Section 6.4(b).

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Consolidated or Combined Tax Returns” means any and all Tax Returns that include or included the Company (or any predecessor or successor of the Company) that is or was required to be filed by any Person including any Tax Returns filed on a consolidated, combined, unitary or aggregate group basis of which the Company (or any predecessor or successor of the Company) is or has been a member.

“Constituent Corporations” has the meaning set forth in the Recitals.

“Director of Financial Institutions Division” means the Director of Financial Institutions Division of the Licensing and Regulation Department of the State of New Mexico.

“Dissenting Shares” has the meaning set forth in Section 2.5(k).

“Dividend” has the meaning set forth in Section 6.8.

“Dividend Cut-Off Date” has the meaning set forth in Section 6.8.

“Effective Time” has the meaning set forth in Section 2.2.

“Election Deadline” has the meaning set forth in Section 2.6(b).

“Election Form” has the meaning set forth in Section 2.6(a).

“Election Form Record Date” has the meaning set forth in Section 2.6(a).

“Encumbrances” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Law” means all Laws (including common law), past or current, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including (i) those related to emissions, discharges, exposures, Releases or threatened Releases of Hazardous Materials, or otherwise relating to any environmental aspect of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and (ii) environmental provisions of Laws, past or current, other than Environmental Laws.

“ERISA” has the meaning set forth in Section 3.11(a).

“ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“Exchange Act” has the meaning set forth in Section 4.14.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(a).

“Exchange Ratio” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing $2,044.36 by the Average Closing Price; provided, however, that in no event shall the Exchange Ratio be greater than 107.60 or less than 84.83.

“FDIC” means the Federal Deposit Insurance Corporation and any successor thereto.

“Federal Reserve Board” has the meaning set forth in Section 3.4.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” has the meaning set forth in Section 3.4.

“Hazardous Material” means any pollutant, contaminant, substance, material, or waste defined as “hazardous” or “toxic” under applicable Environmental Laws, including toxic substances, hazardous substances, petroleum and petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, and radon.

“Injunction” has the meaning set forth in Section 7.1(b).

“Insurance Amount” has the meaning set forth in Section 6.10(a).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” has the meaning set forth in Section 3.22.

“Judgment” means any judgment, injunction, order, writ, ruling or award of any Governmental Entity of competent jurisdiction.

“Knowledge of the Company” or “Known to the Company” shall mean actual knowledge of the Persons listed on Section 1.1 of the Company Disclosure Schedule.

“Knowledge of the Buyer” or “Known to the Buyer” shall mean actual knowledge of the Persons listed on Section 1.1 of the Buyer Disclosure Schedule.

“Law” means all laws (including common law), statutes, treaties, codes, ordinances, rules, regulations, orders and judgments of any Governmental Entity, foreign or domestic.

“Leases” means all lease and sublease agreements and similar agreements with respect to personal property entered into by either the Company or the Bank, as lessor, including all collateral security therefor such as guarantees and all insurance policies or proceeds.

“Lien” means any charge, deed of trust, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loan Commitments” means the collective reference to each commitment or obligation to extend credit to any Person (including pursuant to a letter of credit or bankers’ acceptance) or to participate therein, whether or not such commitment, obligation or participation has been accepted or utilized by such Person.

“Loan Documents” means the agreements, instruments, certificates, or other documents at any time evidencing or otherwise relating to, governing, or executed in connection with, or as security for, a Loan or Loan Commitment, including notes, bond, loan agreements, letter of credit applications, letters of credit, lease financing contracts, bankers’ acceptances, drafts, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreement, lien priority agreements, undertakings, security instruments, financing statements, certificates, documents, legal opinions, participation and assignment agreements and inter-creditor agreements, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.

“Loan Property” has the meaning set forth in Section 3.17(d).

“Loan Request Documents” has the meaning set forth in Section 5.1(b)(vi).

“Loans” means loans, advances, notes, borrowing arrangements or other extensions of credit including Leases, credit enhancements, commitments, guarantees, interest-bearing assets, interests in loan participations and assignments, customer liabilities on letters of credit, bankers’ acceptances and participations in letters of credit (including in all cases loans made to pay interest accruing on loans, whether or not due or payable (sometimes referred to as capitalized interest)) and all amendments, modifications, renewals, extensions, refinancings and refundings of or for any of the foregoing.

“Mailing Date” has the meaning set forth in Section 2.6(a).

“Material Adverse Effect” means a material adverse effect on (i) in the case of the Company, (x) the assets, properties, liabilities, business, results of operations or condition (financial or other) of the Company and its Subsidiaries taken as a whole or (y) the ability of the Company to perform its obligations hereunder and to consummate the transactions contemplated hereby or (ii) in the case of the Buyer, (x) the assets, properties, liabilities, business, results of operations or condition (financial or other) of the Buyer and its Subsidiaries taken as a whole or (y) the ability of the Buyer to perform its obligations hereunder and to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect the cause of which is (1) any change in banking, savings association and similar Laws of general applicability or interpretations thereof by courts or Governmental Entities, (2) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (3) the announcement of this Agreement or any action or omission of either party or any Subsidiary thereof required or permitted to be taken by it under this Agreement, (4) any changes in general economic conditions affecting banks, savings associations, or their holding companies generally, except to the extent the Company or the Buyer, as the case may be, is materially and disproportionately affected thereby, and (5) any change in national or international, political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Maximum Cash Amount” means Cash Consideration multiplied by 37.5% of 9,783.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” has the meaning set forth in Section 2.4(b).

“Minimum Cash Amount” means Cash Consideration multiplied by 13.5% of 9,783.

“NASDAQ” means the NASDAQ Stock Market.

“NMBCA” has the meaning set forth in Section 2.1.

“NMIBA” has the meaning set forth in Section 2.1.

“No Election Shares” has the meaning set forth in Section 2.6(b).

“Participation Facility” has the meaning set forth in Section 3.17(d).

“Permitted Liens” means (i) Encumbrances reflected or reserved on the Company’s Balance Sheet, (ii) statutory Liens for Taxes not yet due and payable, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, which in the aggregate, are not material, and (iv) such encumbrances and imperfections of title as do not materially detract from the value of the properties or assets and do not materially interfere with the present or proposed use of such properties or assets.

“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee, personal representative, Governmental Entity or any other entity.

“Plans” has the meaning set forth in Section 3.11(a).

“Regulatory Agencies” has the meaning set forth in Section 3.5.

“Regulatory Agreement” means any agreement, consent agreement or memorandum of understanding with, any commitment letter or similar undertaking to, any order or directive by, any extraordinary supervisory letter from, or any board resolutions adopted at the request of (whether or not set forth in Section 3.15 of the Company Disclosure Schedule or Section 4.13 of the Buyer Disclosure Schedule), any Regulatory Agency or other Governmental Entity.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representative” means, with respect to any Person, any officer, director, employee, agent, advisor or other representative of such Person.

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.1(a).

“S-4” has the meaning set forth in Section 3.4.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means all of the issued and outstanding shares of the Company Common Stock.

“Special Meeting” has the meaning set forth in Section 6.5.

“SRO” has the meaning set forth in Section 3.5.

“State Regulator” has the meaning set forth in Section 3.5.

“Stock Consideration” has the meaning set forth in Section 2.4(b).

“Stock Designated Shares” has the meaning set forth in Section 2.6(e).

“Stock Election Shares” has the meaning set forth in Section 2.6(b).

“Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person, directly or indirectly, or is consolidated with such Person for financial reporting purposes.

“Subsidiary Merger” has the meaning set forth in the Recitals hereto.

“Superior Proposal” has the meaning set forth in Section 6.4(e).

“Support Agreement” has the meaning set forth in the Recitals hereto.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, gross receipts, excise, property, ad valorem, value added, alternative minimum, stamp, occupation, use, compensating, service, license, intangible, net worth, sales, transfer, franchise, payroll, employment, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

“Tax Records” means all Tax Returns and tax related workpapers relating to the Company or any of its Subsidiaries or any of their respective assets.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including but not limited to information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such return, report, information, return or other document.

“Termination Fee” has the meaning set forth in Section 9.1(b).

“Third Party Acquisition Event” means (i) entering into definitive agreement for an Acquisition Proposal or (ii) the consummation of an Acquisition Proposal involving the purchase of at least 2/3rds of the equity securities of the Company or all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole.

“Transferred Employee” has the meaning set forth in Section 6.9(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“USA Patriot Act” has the meaning set forth in Section 3.13(a).

1.2 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 2, 2005. The symbol “$” and the terms “dollar” and “dollars” all refer to the lawful currency of the United States of America denominated in dollars.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the New Mexico Business Corporation Act (the “NMBCA”), the BHC Act, and the New Mexico Interstate Bank Acquisition Act (“NMIBA”), at the Effective Time, the Company shall merge with and into the Buyer. The Buyer shall be the surviving company (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its existence as a corporation under the laws of the State of New Mexico. The Surviving Corporation shall retain the name “First State Bancorporation”. Upon consummation of the Merger, the separate existence of the Company shall terminate.

2.2 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (or such other date as the Buyer and the Company shall agree), the Buyer and the Company shall (i) file with the Public Regulation Commission of the State of New Mexico articles of merger and any other appropriate documents (all of such documents the “Articles of Merger”) executed and acknowledged in accordance with the relevant provisions of the NMBCA and (ii) file with the Director of Financial Institutions Division pursuant to the NMIBA and the Public Regulation Commission of the State of New Mexico this Agreement together with copies of the resolutions of the Company and the Buyer approving this Agreement and a certificate of the appropriate officers of the Company that shareholders voted to approve this Agreement. The Merger shall become effective upon the later of the date on which the Articles of Merger have been duly filed with the Public Regulation Commission of the State of New Mexico and the date on which this Agreement has been filed with the Director of Financial Institutions Division and the Public Regulation Commission of the State of New Mexico or such other time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the “Effective Time”.

2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the NMBCA and the NMIBA.

2.4 Effects on Company Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Company, the Bank or any holder of any shares of Company Common Stock:

(a) Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), automatically shall be cancelled and retired and shall cease to exist, and no shares of common stock of the Buyer (“Buyer Common Stock”), cash or other consideration shall be delivered in exchange therefore.

(b) Subject to Sections 2.5(e) and 2.6, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.4(a), and other than as provided in Section 2.5(k) with respect to shares as for which appraisal rights have been perfected), shall be converted into and exchangeable for the right to receive, at the election of the holder thereof either:

(i) a number of shares (which need not be a whole number) of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or

(ii) $2,044.36 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c) and cash in lieu of any fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.5(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

2.5 Exchange of Certificates.

(a) Exchange Agent. Immediately following the Effective Time, (i) the Buyer shall deposit, for the benefit of the holders of shares of Company Common Stock, with American Stock Transfer or such other bank or trust company as may be designated by the Buyer, with the Company’s prior written consent, which shall not be unreasonably withheld or delayed, as exchange agent (the “Exchange Agent”), for exchange in accordance with this Article II, through the Exchange Agent, (A) certificates (or evidence of shares in book-entry form) representing the shares of Buyer Common Stock issuable pursuant to Section 2.4(b) in exchange for outstanding shares of Company Common Stock and (B) from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5(e) hereof and any dividends and other distributions pursuant to Section 2.5(c) hereof and (ii) the Company shall deposit, for the benefit of the holders of shares of Company Common Stock, with the Exchange Agent, for exchange in accordance with this Article II, cash sufficient to pay the Cash Consideration (such shares of Buyer Common Stock and Cash Consideration, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Buyer Common Stock, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.4(b), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in customary form and shall have such other provisions as the Buyer may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for applicable Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.5(c) and cash in lieu of any fractional shares of Buyer Common Stock to which such holders are entitled pursuant to Section 2.5(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Buyer Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (B) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, including for the Cash Consideration portion of the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c) and cash in lieu of any fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e), and the Certificate so surrendered shall then be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, (w) a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Buyer Common Stock, (x) a check for the Cash Consideration portion of the Merger Consideration, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c) and (z) cash in lieu of any fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e), may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange

Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Buyer Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.5(c) and cash in lieu of any fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e). No interest will be paid or will accrue on the Merger Consideration or on any cash payable to holders of Certificates pursuant to Section 2.5(c) or (e).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to any shares of Buyer Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Buyer Common Stock shall be paid to any such holder pursuant to Section 2.5(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be paid to the holder thereof (i) at the time of such surrender, the amount of cash payable in lieu of any fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.5(e) and the amount of dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time and paid with respect to Buyer Common Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Buyer Common Stock.

(d) No Further Ownership Rights in Common Stock. All shares of Buyer Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.5(c) and cash paid in lieu of any fractional shares pursuant to Section 2.5(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.5(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares.

(i) No certificates, scrip or evidence of shares in book-entry form representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of the Buyer shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Buyer.

(ii) In lieu of such fractional share interests, the Buyer shall pay to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled and (B) the average per share closing price of the Buyer Common Stock for the five trading days immediately preceding the Closing Date on the NASDAQ (or, if not reported thereby, as reported by any other authoritative source). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify the Buyer and the Buyer shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Buyer, upon demand, and any holders of Certificates who have not previously complied with this Article II shall thereafter look only to the Buyer for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Buyer Common Stock and cash in lieu of any fractional shares of Buyer Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.5(c) and all cash payable in lieu of fractional shares pursuant to Section 2.5(e)) would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.5(c) and all cash payable in lieu of fractional shares pursuant to Section 2.5(e)) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

(g) No Liability. None of the Buyer, the Company, the Bank or the Exchange Agent shall be liable to any Person in respect of any shares of Buyer Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Buyer Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Buyer, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, the Buyer. Any losses resulting from such investments shall not in any way diminish the Buyer’s obligation to pay the full amount of the Merger Consideration.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Buyer or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.5(c) and cash in lieu of any fractional share of Buyer Common Stock to which such holder would be entitled pursuant to Section 2.5(e), in each case in accordance with the terms of this Agreement.

(j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock. Any such withholding shall be applied first against the Cash Consideration to the full extent thereof and then against the Stock Consideration.

(k) Dissenting Shares. Notwithstanding Section 2.4(b), any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a Person who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with New Mexico Law (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with New Mexico Law. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give the Buyer prompt notice of any demands received by the Company for appraisal of shares, and the Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

2.6 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Buyer shall specify and as shall be reasonably acceptable to the Company (the “Election Form”) shall be mailed together with a proxy statement at such time as the Company and the Buyer may agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the record date for notice of the Company Special Meeting (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Stock Consideration (“Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Cash Consideration (“Cash Election Shares”), or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (“No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., Albuquerque, New Mexico time, on the 33rd day following the Mailing Date (or such other time and date as the Company and the Buyer shall agree) (the “Election Deadline”) (other than any shares of Company Common Stock that constitute Dissenting Shares as of such time) shall also be deemed to be “No Election Shares.”

(c) Buyer shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Buyer shall cause the Certificates representing Company Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable shares of Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither the Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(e) Within ten Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as practicable (and in no event more than ten Business Days after the Effective Time), the Buyer shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Buyer Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) Cash Election Shares More Than The Maximum Cash Amount. If the aggregate cash amount that would be paid upon the conversion of the Cash Election Shares in the Merger is greater than the Maximum Cash Amount, then:

(1) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Stock Consideration,

(2) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Maximum Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration, and

(3) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.

(ii) Cash Election Shares Less Than The Minimum Cash Amount. If the aggregate cash amount that would be paid upon conversion of the Cash Election Shares in the Merger is less than the Minimum Cash Amount, then:

(1) all Cash Election Shares shall be converted into the right to receive the Cash Consideration,

(2) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Minimum Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Cash Consideration, and

(3) the Stock Election Shares and the No Election shares that are not Cash Designated Shares shall be converted into the right to receive the Stock Consideration.

(iii) Cash Election Shares are between the Minimum Cash Amount and the Maximum Cash Amount. If the aggregate cash amount that would be paid upon conversion of the Cash Election Shares in the Merger are between the Minimum Cash Amount and the Maximum Cash Amount, then subparagraphs (i) and (ii) above shall not apply.

Notwithstanding anything in this Agreement to the contrary, for purposes of determining the allocations set forth in this Section 2.6(e), Buyer shall have the right, but not the obligation, to require that any shares of Company Common Stock that constitute Dissenting Shares as of the Election Deadline be treated as Cash Election Shares, although no such shares shall be subject to any of the pro rata selection processes contemplated by this Section 2.6(e).

2.7 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Buyer as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation.

2.8 By-Laws. At the Effective Time, the by-laws of the Buyer, as in effect immediately prior to Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.9 Directors and Officers. The directors and officers of the Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.10 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the third Business Day following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”), at the offices of the Buyer in Albuquerque, New Mexico, unless another time, date or place is agreed to in writing by the parties hereto.

2.11 Reservation of Right to Revise Transaction. Notwithstanding anything to the contrary contained in this Agreement, Buyer may at any time change the method of effecting the acquisition; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration, (b) delay or jeopardize consummation of the Merger or (c) have materially adverse Tax effects on the Buyer, the Company or the holders of Company Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK

The Company and the Bank hereby represent and warrant to the Buyer as follows:

3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Mexico. The Company is duly registered as a bank holding company under the BHC Act. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the articles of incorporation, bylaws or similar governing documents of the Company, which have previously been made available to the Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) The Bank is a state chartered bank duly organized, validly existing and in good standing under the Laws of the State of New Mexico. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Bank. The copies of the articles of incorporation, bylaws or similar governing documents of the Bank, copies of which have previously been made available to the Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

(d) Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective articles of incorporation, bylaws or similar governing documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000 shares of Company Common Stock. There are (i) 9,783 shares of Company Common Stock issued and outstanding, (ii) no shares of preferred stock issued or outstanding and (iii) no shares of Company Common Stock or preferred stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company. Without limiting the generality of the foregoing, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of the Company’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which the Company is subject with respect to the issuance, voting or sale of issued or unissued shares of the Company’s capital stock.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. The Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock (or all of the other equity ownership interests) of each Subsidiary, free and clear of all Liens and security interests of any kind or nature whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any equity security or any security representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Without limiting the generality of the foregoing, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of such Subsidiary’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of the Company or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of such Subsidiary’s capital stock.

(c) The Bank has no subsidiaries.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement and the Merger by holders of the Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, obtaining the approval of this Agreement by affirmative vote of holders of a majority of shares of Company Common Stock entitled to vote in accordance with the NMBCA, the articles of incorporation of the Company and the bylaws of the Company (the “Company Stockholder Approval”)). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) The Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Bank and no other corporate proceedings on the part of the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Bank and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(c) Neither the execution and delivery of this Agreement by the Company or the Bank, nor the consummation by the Company or the Bank of the transactions contemplated hereby, nor compliance by the Company or the Bank with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation, bylaws or similar governing documents of the Company or any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (A) violate any Law (or with respect to the Company or any of its Subsidiaries, any directive, policy or guideline of any Governmental Entity which has jurisdiction over the Company or any of its Subsidiaries) or Judgment applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which are described with particularity in Section 3.3(c) of the Company Disclosure Schedule or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications and notices, (b) the Company Stockholder Approval, (c) the filing of applications with the Director of the Financial Institutions Division of the State of New Mexico and approval of such applications, (d) the filing of Articles of Merger with the Public Regulation Commission of the State of New Mexico pursuant the NMBCA, (e) the filing of this Agreement and the Bank Merger Agreement together with copies of the resolutions of the Company and the Buyer approving this Agreement and the Bank Merger Agreement, a certificate of the appropriate officers of the Company that shareholders voted to approve this Agreement and a certificate evidencing approval of the Subsidiary Merger by the sole shareholder of the Bank with the Director of Financial Institutions Division pursuant to the NMIBA and the Public Regulation Commission of the State of New Mexico, (f) the authorization to list shares of Buyer Common Stock to be issued in the Merger on the NASDAQ, (g) the filing and declaration of effectiveness of the registration statement on Form S-4 covering all of the shares of Buyer Common Stock to be issued in the Merger in which the proxy statement/prospectus will be included as a prospectus (“S-4”) and any filing or approvals under applicable state securities laws, (h) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule and (i) consents, approvals, filings or registrations the failure of which to be obtained or made will not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (i) the execution and delivery by the Company or the Bank of this Agreement or (ii) the consummation by the Company or the Bank of the Merger and the other transactions contemplated hereby.

3.5 Reports. The Company and the Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they are required to file since July 31, 2000 with (a) the Federal Reserve Board, (b) the FDIC, (c) any state banking commissions or any other state regulatory authority (each a “State Regulator”) and (d) any self-regulatory organization (“SRO”) (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company or the Bank, no Regulatory Agency has initiated any proceeding or, to the Knowledge of Company, investigation into the business or operations of the Company or the Bank since December 31, 2000. Except as set forth in Section 3.5 of the Company Disclosure Schedule, there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or the Bank.

3.6 Financial Statements.

(a) The Company has previously made available to the Buyer copies of the consolidated statements of financial condition of the Company as of December 31 for the fiscal years 2003 and 2004, and the related consolidated statements of operations and comprehensive income, stockholder’s equity for the fiscal years then ended, accompanied by the audit report of Accounting & Consulting Group L.L.P., independent public accountants with respect to the Company. The December 31, 2004 consolidated statement of financial condition of the Company (including the related notes, where applicable) (the “Company Balance Sheet”) fairly presents the consolidated financial position of the Company and its Subsidiaries, and, as of the date thereof, the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present the consolidated financial position and the results of the consolidated operations of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto.

(b) Except (i) as disclosed in Section 3.6(b) of the Company Disclosure Schedule, (ii) to the extent reflected or reserved against in the Company Balance Sheet and (iii) for liabilities and obligations that (A) are incurred after the date of such balance sheet in the ordinary course of business consistent with past practice and (B) individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including liabilities as guarantor, successor or otherwise with respect to obligations of others) and whether due or to become due.

(c) The books and records of the Company and its Subsidiaries are maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect all transactions in a lawful manner. All assets and liabilities of the Company and its Subsidiaries and all transactions thereof have been recorded in all material respects on the books and records of the Company and its Subsidiaries, in accordance with GAAP and accurately present in all material respects the transactions described therein.

(d) The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid by the Bank.

3.7 Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement and no payment is due from the Company for such services, except that the Company has engaged and will pay a fee or commission to

St. Charles Capital, LLC. The Company has delivered to the Buyer a true and complete copy of each agreement between the Company and St. Charles Capital, LLC.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2004, there has been no change, development, event or circumstance or combination of changes, developments, events or circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Since December 31, 2004, the Company and its Subsidiaries have carried on their businesses in the ordinary course consistent with past practices.

(c) Since December 31, 2004, neither the Company nor the Bank has (i) except for normal increases in the ordinary course of business consistent with past practices, and except as required by Law, increased the compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director of the Company or any of its Subsidiaries from the amount thereof in effect as of December 31, 2004 (which amounts have been previously disclosed to the Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus or (ii) except as contemplated by this Agreement, taken any of the actions set forth in Section 5.1(b) hereof nor has any matter, event or circumstance described in Section 5.1(b) otherwise occurred or arisen.

(d) Since December 31, 2004, the Company has not declared or paid any dividends on any shares of its capital stock (including the Shares), except as permitted under Section 6.8 after the date of this Agreement.

3.9 Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries.

(b) There is no Judgment or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10 Taxes. Except as set forth in Section 3.10 of the Company Disclosure Schedule:

(a) All Tax Returns required to be filed by the Company or the Bank have been filed with the appropriate taxing authorities when due and in accordance with applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes owed by the Company or the Bank and all material Taxes owed by any Person for which the Company or the Bank could be held responsible (whether or not shown on any Tax Return or any Consolidated or Combined Tax Return) have been duly and timely paid or payment has been provided therefor.

(c) No claim has ever been made by an authority in any jurisdiction that the Company or the Bank was required to file any Tax Return that was not filed.

(d) The Company has prior to the date hereof provided to the Buyer copies of all Forms 1120, U.S. Corporation Income Tax Returns of the Company for all periods ending on or after December 31, 2000.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which the Company or the Bank may be subject or liable.

(f) There are no pending, or to the Knowledge of the Company, threatened, audits, assessments, collections, investigations or other proceedings by any Governmental Entity with respect to Taxes against the Company or the Bank.

(g) There are no Liens for Taxes upon the assets or properties of the Company or the Bank, except for statutory Liens for current Taxes not yet due.

(h) Neither the Company nor the Bank is a party to any agreement relating to the sharing or allocation of Taxes or indemnification agreement with respect to Taxes or similar contract or arrangement.

(i) Neither the Company nor the Bank has entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign tax law) or any other agreement with similar Tax purposes.

(j) Neither the Company nor the Bank has liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(k) Since the date of the Company Balance Sheet or the Bank Balance Sheet, neither the Company nor the Bank has incurred any liability for Taxes other than in the ordinary course of business.

(l) No power of attorney is currently in force with respect to any matter relating to Taxes of the Company or the Bank.

(m) The Bank has withheld and paid all Taxes required to have been withheld and paid or provided payment for all taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(n) Neither the Company nor the Bank is obligated to make any payments, and is not party to any agreement that would obligate it to make any payments, that would not be deductible under Section 280G of the Code by reason of transactions contemplated by this Agreement.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true, complete and correct list of each deferred compensation plan and each incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Company or the Bank or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or the Bank would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company, the Bank or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or the Bank (the “Plans”).

(b) With respect to each Plan, the Company has heretofore delivered or made available to the Buyer true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof).

(c) No liability under Title IV, Section 302 of ERISA or Sections 412 and 4971 of the Code has been incurred by the Company, the Bank or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, the Bank or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d) With respect to each Plan that is subject to Section 412 of the Code or Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(e) No Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA.

(f) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(g) Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred that would reasonably be expected to result in any such plan ceasing to be so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

(h) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or the Bank for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company, the Bank or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(j) There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits or claims which would not be reasonably expected to have a Material Adverse Effect on the Company or the Bank).

3.12 Company Information. The information relating to the Company that is provided to the Buyer by the Company or its representatives for inclusion in the proxy statement/prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The proxy statement/prospectus and any filing pursuant to Rule 14a-12 under the Exchange Act will comply with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference in the proxy statement/prospectus.

3.13 Compliance with Applicable Law.

The Company and each of its Subsidiaries:

(a) are, and have been, in compliance, in the conduct of its business, with all Laws applicable thereto or to the employees conducting such businesses, including the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discrimination. The Company and the Bank each have a Community Reinvestment Act rating of “satisfactory or better”;

(b) have all permits, licenses, franchises, certificates, orders, and approvals of, and have made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Company and its Subsidiaries to carry on their business as currently conducted; and

(c) have received no notification or communication from any Governmental Entity (i) asserting that either the Company or any of its Subsidiaries is not in compliance with any Law, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) with respect to the employment or retention of any director, officer, employee or consultant;

(ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Buyer, the Company, the Bank, the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof;

(iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement;

(iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement with an individual, or $50,000 per annum, in the case of any other such agreement;

(v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries;

(vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vii) which relates to indebtedness owed by the Company or any of its Subsidiaries, or the guarantee thereof (other than contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements and trade payables incurred in the ordinary course of business consistent with past practice);

(viii) involving intellectual property or relating to the provision of data processing, network communication or other technical services to or by the Company or any of its Subsidiaries, other than agreements entered into in the ordinary course of business;

(ix) with respect to any mortgage, pledge, indenture or security agreement or similar arrangement constituting an Encumbrance upon the assets or properties of the Company or any of its Subsidiaries;

(x) for the sale or purchase of personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $10,000, other than in the ordinary course of business; or

(xii) for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $10,000.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously made available to the Buyer true, complete and correct copies of each Company Contract.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding, in full force and effect and enforceable in accordance with its respective terms, subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, (ii) the Company or its Subsidiary has performed in all material respects all obligations required to be performed by them to date under each Company Contract and (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party under, results in the termination of or a right of termination or cancellation on the part of any party under, accelerates the performance required on the part of any party by, or results in the creation of any Encumbrance (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any Company Contract, except, in each case, where such failure to be valid and binding or in full force and effect, failure to be enforceable, failure to perform or such violation, conflict, breach or default, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor the Bank is subject to any cease-and-desist or other order issued by any Regulatory Agency or other Governmental Entity, or is a party to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has any of the Company or the Bank been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. As of the date of this Agreement, neither the Company nor the Bank is aware of any fact or circumstance which is reasonably likely to prevent the Buyer or any of its Subsidiaries from obtaining the governmental approvals and consents required in connection with the consummation of the transactions contemplated hereby.

3.16 Property.

(a) Each of the Company and its Subsidiaries has good and marketable title free and clear of all Encumbrances to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Company Balance Sheet or acquired after such date (collectively, the “Company Assets”), except for (i) dispositions of such properties or assets in the ordinary course of business or, after the date hereof, permitted by this Agreement, and (ii) Permitted Liens.

(b) Each of the Company and its Subsidiaries owns or leases all properties and assets, real and personal, tangible or intangible, required to conduct its business in the ordinary course, consistent with past practice.

(c) With respect to each lease pursuant to which the Company or any of its Subsidiaries, as lessee, leases real or personal property, (i) such lease is valid and binding, in full force and effect and enforceable in accordance with its respective terms subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, (ii) the Company or its Subsidiary, as applicable, has performed in all material respects all obligations required to be performed by it to date under such lease, (iii) no event or condition exists or has occurred which violates, conflicts with, results in a breach of any provision of or the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) on the part of any party.

3.17 Environmental Matters.

(a) Each of the Company and any of its Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law or any alleged liability involving the presence of any Hazardous Material pursuant to any Environmental Law.

(c) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened in writing, before any Governmental Entity or other forum in which Company, any of its Subsidiaries, any Participation Facility or, to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (ii) relating to the Release, threatened Release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property.

(d) The following definitions apply for purposes of this Section 3.17: (i) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (ii) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a true, complete and correct list of the names, types, insurance policy numbers, insurance carriers, principal amounts of coverage and deductible amounts for all insurance policies maintained by the Company or any of its Subsidiaries (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Closing Date shall have been paid on or before the Closing Date, to the extent then due and payable. Each of the Insurance Policies is valid and enforceable in accordance with its respective terms, subject to general principles of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally. Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its business, nor has any coverage been limited or terminated by any insurance carrier to which any of the foregoing has applied for such insurance or with which any of the foregoing has carried insurance during the last three (3) years.

3.19 Employee Matters. Except as set forth in Section 3.19 of the Company Disclosure Schedule, (a) the Company and its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours; (b) neither the Company nor any of its Subsidiaries has received written notice of any charge or complaint against the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency or court or other tribunal regarding an unlawful employment practice; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there is no labor strike, slowdown, dispute or work stoppage actually pending or threatened against or affecting the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has received written notice that any representation petition respecting the employees of the Company or any of its Subsidiaries has been filed with the National Labor Relations Board; and (e) there are no union claims to represent any of the Company’s or the any of its Subsidiary’s employees and to the Company’s Knowledge, there has been no labor union prior to the date hereof organizing any employees of the Company or any of its Subsidiaries into one or more collective bargaining units.

3.20 Investment Securities. Section 3.20 of the Company Disclosure Schedule sets forth (a) the book and estimated fair value as of December 31, 2004 of the investment securities, mortgage-backed securities and securities held or available for sale of the Company and the Bank and (b) an investment securities report as of such date which includes security descriptions, CUSIP numbers, pool face values, book values and coupon rates. None of such securities are denominated in currencies other than U.S. dollars.

3.21 Loans.

(a) Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as a lender, is a party to any written or oral (i) non-U.S. dollar denominated Loan, with or to any obligor, (ii) Loan with any director or executive officer of the Company or any of its Subsidiaries, or any Person controlling, controlled by or under common control with the Company or any of its Subsidiaries, other than residential mortgage loans and consumer credit in accordance with applicable bank regulatory Laws and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company or any of its Subsidiaries, or (iii) Loan which was, as of June 30, 2005 (A) more than ninety (90) days past due with respect to any scheduled payment of principal or interest, (B) classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans” or words of similar import by any federal or state regulator or by the Company’s internal credit review system, (C) on non-accrual status as a result of the Company’s loan review procedures, or (D) which is a “negotiated loan” as that term is defined in Financial Accounting Standards No. 15.

(b) Each Loan or Loan Commitment was made or acquired by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice at the time such Loan or Loan Commitment was made or acquired, as the case may be. Section 3.21(b) of the Company Disclosure Schedule contains the following true, complete and correct information (as of a date no earlier than June 30, 2005) with respect to each Loan or Loan Commitment: (i) the unpaid principal balance of each such Loan as well as the aggregate amount of each Loan Commitment, (ii) the payment status and maturity date of each such Loan, (iii) an indication whether such Loan is secured or unsecured and if secured, the priority of such security, (iv) the Company’s percentage of ownership of any such Loan or Loan Commitment (including such percentage of ownership of any participation arrangement relating to any Loan or Loan Commitment), and (v) the rate associated with each Loan and Loan Commitment. The credit files contain a true, complete and correct description of the collateral (including the Lien position of such collateral) securing each Loan or Loan Commitment.

(c) With respect to each Loan or Loan Commitment:

(i) Each Loan Document contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization (including realization by judicial foreclosure) of the benefits intended to be provided thereby, including by the security interest or Lien, if any, created and granted (or purported to be created or granted) by such Loan Document, subject to general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii) Each Loan, Loan Commitment and related Loan Document was issued, made and maintained in accordance with applicable Law and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company or any of its Subsidiaries, and constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with its terms; there is no valid claim against the Company or any of its Subsidiaries with respect to, or valid defense to the enforcement by the Company or any of its Subsidiaries of, such Loan or Loan Commitment, subject to general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(iii) All Liens in any collateral described in each Loan Commitment and Loan Document as security for each Loan and Loan Commitment constitute valid and perfected Liens in such collateral (assuming the relevant Person obligated on or in respect to such Loan or Loan Commitment, including any guarantor, hypothecator or other provider of security) has rights in the collateral as to permit attachment), subject to (x) general principles of equity whether applied in a court of law or a court of equity and to bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally and (y) federal and state laws relating to fraudulent conveyances and preferences;

(iv) None of the rights or remedies under the Loan Documents in favor of the Company or any of its Subsidiaries have been amended, modified, waived, supplemented, subordinated or otherwise altered by the Company or any of its Subsidiaries other than in good faith and in the ordinary course of business;

(v) All writings and other documents relating to any such amendment, modification, waiver, supplement, subordination or other alteration of any Loan or Loan Commitment are included among the Loan Documents; and

(vi) Section 3.21(c)(vi) of the Company Disclosure Schedule identifies all separate accounts, including, but not limited to, all lockboxes, escrow accounts (other than for loans serviced by others), cash collateral accounts, investment accounts and security deposits held or maintained by or on behalf of the Company or any of its Subsidiaries or any debtor in connection with any Loan or Loan Commitment.

(d) Except as set forth in Section 3.21(d) of the Company Disclosure Schedule, each file of Loan Documents pertaining to each Loan and Loan Commitment includes all documents relating to each such Loan or Loan Commitment that are necessary to enforce such Loan or Loan Commitment and the collateral security therefor, if any, and any commitment fees with respect thereto, if any.

(e) Section 3.21(e) of the Company Disclosure Schedule sets forth, as of June 30, 2005, the aggregate principal balance of Loans that are (i) 1 to 29 days past due, (ii) 30 to 59 days past due, (iii) 60 to 89 days past due and (iv) more than 89 days past due.

3.22 Intellectual Property. The Company owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks (the “Intellectual Property”) used in its business; and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and its Subsidiaries have performed in all material respects all the obligations required to be performed and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to the Intellectual Property.

3.23 Reorganization.

As of the date of this Agreement, neither the Company nor any of its Subsidiaries has reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. Neither the Company nor any of its Subsidiaries has taken or caused to be taken any action which would reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code.

3.24 No Other Representations. Except for the representations and warranties contained in this Article III, neither the Company nor the Bank nor any other Person or entity make any representation or warranty, express or implied, on behalf of the Company or the Bank.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE BUYER

The Buyer hereby represents and warrants to the Company as follows:

4.1 Organization.

(a) The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Mexico. The Buyer is duly registered as a bank holding company under the BHC Act. The Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Buyer. The copies of the articles of incorporation, bylaws or similar governing documents of the Buyer, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Neither the Buyer nor any of its Subsidiaries is in violation of any provision of its respective articles of incorporation, bylaws or similar governing documents.

4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Buyer consists of 20,000,000 shares of Buyer Common Stock and 1,000,000 shares of preferred stock of the Buyer (“Buyer Preferred Stock”). As of the date of this Agreement, there are (i) 15,358,565 shares of Buyer Common Stock issued and outstanding, (ii) no shares of Buyer Preferred Stock issued or outstanding and (iii) no shares of Buyer Common Stock or Buyer Preferred Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 1,313,290 shares of Buyer Common Stock reserved for issuance pursuant to the Buyer’s 2003 incentive plan. All of the issued and outstanding shares of Buyer’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for shares reserved for issuance pursuant to the Buyer’s 2003 incentive plan, as of the date of this Agreement, the Buyer is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Buyer or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Buyer. Without limiting the generality of the foregoing, except as noted above, as of the date of this Agreement, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of the Buyer’s capital stock and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which the Buyer is subject with respect to the issuance, voting or sale of issued or unissued shares of the Buyer’s capital stock.

4.3 Authority; No Violation.

(a) (i) The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Company and the Bank) this Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of the Buyer or its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any Law or Judgment applicable to the Buyer or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Buyer or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B), for such violations, conflicts, defaults, terminations, accelerations and Encumbrances which would not have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (b) the filing of applications with the Director of the Financial Institutions Division of the State of New Mexico and approval of such applications, (c) filings under state securities and blue sky laws, (d) the filing of Articles of Merger with the Public Regulation Commission of the State of New Mexico pursuant to the NMBCA, (e) the filing of this Agreement and the Bank Merger Agreement together with copies of the resolutions of the Company and the Buyer approving this Agreement and the Bank Merger Agreement, a certificate of the appropriate officers of the Company that shareholders voted to approve this Agreement and a certificate evidencing approval of the Subsidiary Merger by the sole shareholder of the Buyer Bank with the Director of Financial Institutions Division pursuant to the NMIBA and the Public Regulation Commission of the State of New Mexico, (f) the authorization to list shares of Buyer Common Stock to be issued in the Merger on the NASDAQ, (g) the filing and declaration of effectiveness of the S-4 and any filing or approvals under applicable state securities laws and (h) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by the Buyer of this Agreement and (ii) the consummation by Buyer of the Merger and the other transactions contemplated hereby, other than consents, approvals, filings or registrations which have been obtained or made or which, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

4.5 Reports. The Buyer and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since July 31, 2000 with any Governmental Entities and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of business of the Buyer and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the Knowledge of the Buyer, investigation into the business or operations of the Buyer or any of its Subsidiaries since July 31, 2000. There is no material unresolved violation, criticism, or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Buyer or any of its Subsidiaries.

4.6 Financial Statements.

(a) The Buyer has previously made available to the Company copies of (i) the consolidated statements of financial condition of Buyer as of December 31 for the fiscal years 2003 and 2004, and the related consolidated statements of operations and comprehensive income, stockholder’s equity for the fiscal years then ended, as reported in the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Buyer, and (ii) the unaudited consolidated statements of financial condition of the Buyer as of June 30, 2005 and the related unaudited statement of operations for the three (3) month period then ended as reported in the Buyer’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 filed with the SEC under the Exchange Act. The December 31, 2004 consolidated statement of financial condition of the Buyer (including the related notes, where applicable) (the “Buyer Balance Sheet”) fairly presents the consolidated financial position of the Buyer and its Subsidiaries, and, as of the date thereof, the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, the consolidated financial position and the results of the consolidated operations of the Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.

(b) The books and records of the Buyer and its Subsidiaries are maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect all transactions in a lawful manner. All assets and liabilities of the Buyer and its Subsidiaries and all transactions thereof have been recorded in all material respects on the books and records of the Buyer and its Subsidiaries, in accordance with GAAP and accurately present in all material respects the transactions described therein.

(c) The deposit accounts of the Buyer Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid by the Buyer.

4.7 Broker’s Fees. Neither the Buyer nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2004, there has been no change, development, event or circumstance or combination of changes, developments, events or circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Buyer.

(b) Since December 31, 2004, the Buyer and its Subsidiaries have carried on their businesses in the ordinary course consistent with past practices.

4.9 Legal Proceedings.

(a) Neither the Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to the Buyer’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, other than any proceedings, claims, actions or investigations which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Buyer.

(b) There is no Judgment or regulatory restriction imposed upon the Buyer or any of its Subsidiaries or the assets of the Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on the Buyer.

4.10 Taxes. Except as set forth in Section 4.10 of the Buyer Disclosure Schedule:

(a) All Tax Returns required to be filed by the Buyer and its Subsidiaries have been filed with the appropriate taxing authorities when due and in accordance with applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes owed by the Buyer and its Subsidiaries and all material Taxes owed by any Person for which the Buyer or its Subsidiaries could be held responsible (whether or not shown on any Tax Return or any Consolidated or Combined Tax Return) have been duly and timely paid.

(c) No claim has ever been made by an authority in any jurisdiction that the Buyer or any of its Subsidiaries was required to file any Tax Return that was not filed.

(d) The Buyer has prior to the date hereof provided to the Company copies of all Tax Returns of the Buyer for all periods ending on or after December 31, 2000.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which the Buyer or any of its Subsidiaries may be subject or liable.

(f) There are no pending, or to the Knowledge of the Buyer, threatened, audits, assessments, collections, investigations or other proceedings by any Governmental Entity with respect to Taxes against the Buyer or any of its Subsidiaries.

(g) There are no Liens for Taxes upon the assets or properties of the Buyer or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(h) Neither the Buyer nor any of its Subsidiaries is a party to any agreement relating to the sharing or allocation of Taxes or indemnification agreement with respect to Taxes or similar contract or arrangement.

(i) Neither the Buyer nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign tax law) or any other agreement with similar Tax purposes.

(j) Neither the Buyer nor any of its Subsidiaries has liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(k) Since the date of the Buyer Balance Sheet, neither the Buyer nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

(l) No power of attorney is currently in force with respect to any matter relating to Taxes of the Buyer or any of its Subsidiaries.

(m) The Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Neither the Buyer nor any of its Subsidiaries is obligated to make any payments, and is not party to any agreement that would obligate it to make any payments, that would not be deductible under Section 280G of the Code by reason of transactions contemplated by this Agreement.

4.11 Buyer Information. The information relating to the Buyer to be contained in the proxy statement/prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The proxy statement/prospectus, the S-4 and any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will comply with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the proxy statement/prospectus.

4.12 Compliance with Applicable Law. The Buyer and each of its Subsidiaries:

(a) are, and have been, in compliance, in the conduct of its business, with all Laws applicable thereto or to the employees conducting such businesses, including the Bank Secrecy Act, the USA Patriot Act, the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discrimination. The Buyer and its Subsidiaries each have a Community Reinvestment Act rating of “satisfactory or better”;

(b) have all permits, licenses, franchises, certificates, orders, and approvals of, and have made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Buyer and its Subsidiaries to carry on their business as currently conducted; and

(c) have received no notification or communication from any Governmental Entity (i) asserting that either the Buyer or any of its Subsidiaries is not in compliance with any Law, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

4.13 Agreements with Regulatory Agencies; Approvals. Except as set forth in Section 4.13 of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written Regulatory Agreement that restricts the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has the Buyer or any of its Subsidiaries been advised by any Government Entity that it is considering issuing or requesting any Regulatory Agreement. As of the date of this Agreement, the Buyer is not aware of any fact or circumstance which is reasonably likely to prevent it or any of its Subsidiaries from obtaining the governmental approvals and consents.

4.14 SEC Reports. The Buyer has previously made available to the Company a true, complete and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2002 by the Buyer with the SEC pursuant to the Securities Act or the Exchange Act of 1934 (the “Exchange Act”) (the “Buyer Reports”) and (b) communication mailed by the Buyer to its stockholders since January 1, 2002, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied with the published rules and regulations of the SEC with respect thereto.

4.15 Reorganizations. As of the date of this Agreement, neither the Buyer nor any of its Subsidiaries has reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code. Neither the Buyer nor any of its Subsidiaries has taken or caused to be taken any action which would reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code.

4.16 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Buyer nor any other Person or entity makes any representation or warranty, express or implied, on behalf of the Buyer or any of its Affiliates.

ARTICLE V

ADDITIONAL COVENANTS

5.1 Covenants relating to the Company.

(a) The Company shall, and cause each of its Subsidiaries to, during the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Buyer, (i) carry on its business in the ordinary course consistent with past practice and (ii) use reasonable best efforts to make available to Buyer the services of the officers and employees of the Company and its Subsidiaries, to preserve (and to cause the Company or any of its Subsidiaries to preserve) the good will and relationships with customers, suppliers and others having business dealings with the Company or any of its Subsidiaries, to maintain (and to cause the Company or any of its Subsidiaries to maintain) the Company’s assets that constitute tangible personal property in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted), to maintain (and to cause the Company or any of its Subsidiaries to maintain) the books and records of the Company and its Subsidiaries in the regular manner, to cause the Company or any of its Subsidiaries to perform in all material respects all of its obligations under the Company Contracts, and to cause the Company and any of its Subsidiaries to comply in all material respects with all applicable Laws and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company.

(b) Without limiting the generality of clause (a) or as otherwise contemplated by this Agreement or consented to in writing by the Buyer, each of the Company and any of its Subsidiaries shall not permit the Company or any of its Subsidiaries to:

(i) with respect to the Company and any non-wholly owned Subsidiary of the Company, declare or pay any dividends on, or make other distributions in respect of, any shares of its capital stock, other than cash dividends in accordance with Section 6.8 hereof;

(ii) (A) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company, (B) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) create, allot, issue, deliver or sell, or authorize or propose the creation, allotment, issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire or right to subscribe in respect of any such shares, or enter into any agreement with respect to any of the foregoing;

(iii) file any application to relocate or terminate the operations of any branch or banking office of it;

(iv) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

(v) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(vi) make or purchase, or commit to make or purchase, any loan or loans, or extend any line of credit, to any borrower and its affiliates in an aggregate principal amount greater than $250,000 or in an amount which, when aggregated with any existing indebtedness to the Bank and lines of credit from the Bank of such borrower and its affiliates, would exceed $250,000; provided, however, that if at any time from the date of this Agreement to the Closing Date, the Bank desires to make or purchase, or commit to make or purchase, any such loan, or extend any such line of credit, the Bank shall furnish to the Buyer, promptly upon its substantial completion, the information package prepared by the Bank’s loan committee with respect to such proposed loan requests and any other information that the Buyer may reasonably request (collectively, the “Loan Request Documents”), and unless, within 48 hours of receiving the Loan Request Documents, the Buyer notifies the Bank (whether telephonically or in writing) that the Buyer objects to the making of such loan or the extension of such credit, the Buyer shall be deemed to have consented to such loan or extension of credit;

(vii) amend its respective articles of incorporation, by-laws or other similar governing documents or adopt resolutions inconsistent therewith;

(viii) make any capital expenditures in excess of (A) $25,000 per project or related series of projects or (B) $250,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(ix) enter into any new line of business;

(x) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(xi) change any of the accounting methods used by it unless required by GAAP;

(xii) make, revoke, change, or amend any election relating to Taxes, enter into any closing agreement relating to Taxes, settle or compromise any claim or assessment relating to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or amend any Tax Returns (other than income Tax Returns);

(xiii) (A) adopt, amend or terminate (other than terminations required by the express terms thereof) any employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its current or former directors, officers or employees, or (B) other than normal wage or salary increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit except as required by any plan or agreement as in effect as of the date hereof and set forth in Section 3.11(a) of the Company Disclosure Schedule (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(xiv) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements;

(xv) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for advances from a Federal Home Loan Bank made in the ordinary course of business consistent with past practices;

(xvi) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any Company Contract, agreement or lease for goods, services or office space to which the Company or the Bank is a party or by which the Company or the Bank or their properties are bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(xvii) take any action intended or reasonably likely to result in (A) a Material Adverse Effect on the Company or the Buyer, (B) any of the representations and warranties of the Company set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (C) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner or (D) a material violation of any provision of this Agreement, except, in each case, as required by applicable Law;

(xviii) settle any claim, action or proceeding against the Company or the Bank in an amount in any one case in excess of $50,000 or $250,000 in the aggregate;

(xix) take or cause to be taken, fail to take or cause to be taken, any action which would reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code; and

(xx) agree to do any of the foregoing.

5.2 Buyer Forbearance. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law or any applicable directive, policy or guideline of any Governmental Entity which has bank regulatory jurisdiction over the Buyer during the period from the date of this Agreement to the Closing Date, the Buyer shall not, and shall not permit any of its Subsidiaries to take any action that is intended or may reasonably be expected to result in any of its representations or warranties herein being or becoming untrue in any material respect at any time prior to the Closing, in any of the conditions to the Merger set forth in Article VII not being satisfied or in a material violation of any provision of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) The Buyer shall promptly prepare and file with the SEC the S-4. Each of the Buyer and the Company shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. The Company and the Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company, on the one hand, or the Buyer, on the other hand, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) The Buyer and the Company shall, upon request, promptly furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the S-4 or any other statement, filing, notice or application made by or on behalf of the Buyer, the Company or any of their respective Affiliates to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) The Buyer and the Company shall promptly furnish each other with copies of written communications received by the Buyer or the Company, as the case may be, or any of their respective Subsidiaries or Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other Representatives of the Buyer, access, during normal business hours during the period prior to the Closing, to all of the Company’s and its Subsidiary’s properties, books, contracts, commitments, records, Tax Records, officers, employees, accountants, counsel and other Representatives in a manner not unreasonably disruptive to the business of the Company, and, during such period, the Company shall make available to the Buyer all information concerning the Company’s or its Subsidiary’s business, properties and Personnel as the Buyer may reasonably request. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize any attorney-client or work product privilege or contravene any Law, rule, regulation, Judgment or fiduciary duty existing prior to the date of this Agreement or binding agreement listed in Section 6.2 of the Company Disclosure Schedule. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

6.3 Cooperation; Legal Conditions to the Merger.

(a) Each of the Buyer, on the one hand, and the Company, on the other hand, shall, and shall cause its Affiliates to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Affiliates with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company, the Buyer, the Bank or any of their respective Affiliates in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; provided, however, that neither the Buyer, on the one hand, nor the Company or the Bank, on the other hand, shall be obligated to pay any consideration therefore to the third party from whom any such consent, authorization or approval is requested (other than filing fees and other similar fees payable to a Governmental Entity).

6.4 Third Party Proposals.

(a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries and affiliates (as such term in used in Rule 12b-2 under the Exchange Act) to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.4) or (B) requiring, intended to cause, or which could reasonably be expected to cause the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (each an “Acquisition Agreement”). Any violation of the foregoing restrictions by any of the Company’s Subsidiaries or by any representatives of the Company or any of its Subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and its Board of Directors may take any actions described in clause (ii) of this Section 6.4(a) with respect to a third party if at any time prior to the Special Meeting (x) the Company receives a written Acquisition Proposal from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives) and (y) such proposal constitutes a Superior Proposal, provided that the Company shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement. Nothing contained in this Section 6.4 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s shareholders a position with respect to an Acquisition Proposal to the extent required by applicable Law.

(b) Neither (i) the Company’s Board of Directors nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to the Buyer), or publicly propose to withdraw (or amend or modify in a manner adverse to the Buyer), the approval, recommendation or declaration of advisability by the Company’s Board of Directors or any such committee thereof of this Agreement, the

Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) nor (ii) shall the Company or any of its Subsidiaries execute or enter into an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Special Meeting, and subject to the Company’s compliance at all times with the provisions of this Section 6.4, in response to a Superior Proposal, the Company Board may make a Company Adverse Recommendation Change; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change in response to a Superior Proposal (X) until three Business Days after the Company provides written notice to the Buyer (a “Company Notice”) advising the Buyer that the Company’s Board of Directors or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and (Y) if during such three Business Day period, the Buyer proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Company and its shareholders from a financial point of view as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Company Notice and a new three Business Day period under this Section 6.4(b)).

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.4, as promptly as practicable after receipt thereof, the Company shall advise the Buyer in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to the Buyer copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to the Buyer any non-public information concerning the Company or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the Buyer. The Company shall keep the Buyer fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

(d) Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.4 and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on the Company’s behalf.

(e) For purposes of Sections 6.4 and 8.1(g):

“Acceptable Confidentiality Agreement” shall mean an agreement that imposes customary obligations and restrictions on the counterparty thereto with respect to confidentiality of written, oral or electronically transmitted or stored information.

“Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” shall mean any bona fide written Acquisition Proposal made by a third party to acquire (which term shall include a parent to parent merger or other business combination with a similar result), directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) 50% or more of the equity securities of the Company, in each case on terms which the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Buyer in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be superior to the Company and its shareholders (in their capacity as shareholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Buyer hereto pursuant to this Section 6.4.

6.5 Stockholder Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable following the date upon which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby (“Special Meeting”). The Company will, through its Board of Directors, except as provided in Section 6.4(b), recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement.

6.6 Further Assurances. Each party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

6.7 Notification of Certain Matters. Each of the Buyer and the Company shall give prompt written notice to the other of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. In addition, the Company shall give prompt written notice to the Buyer of any fact, event or circumstance Known to the Company that is reasonably likely, individually or in the aggregate, to result in any Material Adverse Effect on the Company, the Buyer or the Bank.

6.8 Dividend. At any time prior to the end of the fifth Business Day preceding the Closing Date (the “Dividend Cut-Off Date”), the Company shall be entitled to declare and pay, or cause the Bank to declare and pay, subject to compliance with applicable Laws and all applicable directives, policies or guidelines of any Governmental Entity which has bank regulatory jurisdiction over the Company and the Bank, one or more cash dividends in an aggregate amount not to exceed an amount such that the remaining capital of the Company would not be less than $12,000,000 (excluding unrealized gain or loss on the securities portfolio) following the payment of the dividend (without taking account of any other payments that are required or permitted to be made by the Bank to the Company under the terms of this Agreement). The aggregate amount of all such cash dividends actually declared and paid by the Bank on or prior to the Dividend Cut-Off Date is referred to herein as the “Dividend”.

6.9 Employees.

(a) Each Person who is an employee of the Company or any of its Subsidiaries immediately preceding the Closing Date (including employees on short-term leave but excluding employees on long-term disability) shall continue as an employee of the Surviving Corporation or one of its Subsidiaries after the Closing Date, at the discretion of the Buyer. Following the Effective Time, the Buyer shall provide each employee of the Bank who continues employment with the Surviving Corporation or one of its Subsidiaries after the Closing (“Transferred Employee”) with compensation and with participation in the employee benefit plans, programs and arrangements of the Buyer (the “Buyer Plans”), on substantially the same terms as such compensation, plans and benefits are offered to similarly situated employees of the Buyer; provided, however, that the Buyer shall not be obligated to provide any such Transferred Employee with coverage under any “bank-owned” life insurance policy maintained by the Buyer.

(b) Nothing in this Agreement shall be construed as requiring the Buyer or any of its Subsidiaries to employ any Transferred Employee for any length of time following the Effective Time. Nothing in this Agreement, express or implied, shall be construed to prevent the Buyer or its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Transferred Employee following the Effective Time or (ii) terminating or modifying to any extent in accordance with its terms any Buyer Plan or any other employee benefit plan, program, agreement or arrangement that the Buyer or its Subsidiaries may establish or maintain.

(c) The Buyer will, and will cause the Surviving Corporation or one of its Subsidiaries to, give Transferred Employees full credit for purposes of eligibility, vesting, and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Buyer or the Surviving Corporation or one of its Subsidiaries (but not for purposes of benefit accruals) in which such Transferred Employees are eligible to participate for such Transferred Employees’ service with the Company or its Subsidiaries to the same extent recognized by the Company or its Subsidiaries immediately prior to the Closing Date. Without limiting the generality of the foregoing, the Buyer will, or will cause the Surviving Corporation or one of its Subsidiaries to recognize such Transferred Employees’ service with the Company or its Subsidiaries for purposes of participation in any retirement, disability, medical insurance, tuition reimbursement, vacation pay accrual and sick leave plans, policies, programs or arrangements (but not for purposes of benefit accruals).

(d) The Buyer will, and will cause the Surviving Corporation or one of its Subsidiaries to, assume all bonus and vacation pay accruals listed in Section 6.9(d) of the Company Disclosure Schedule through the Effective Time for each Transferred Employee.

6.10 Officer and Director Insurance.

(a) The Buyer shall use its reasonable best efforts to cause the persons serving as officers and directors of the Company or the Bank immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company or the Bank (provided that the Buyer may substitute therefor policy or policies of at least the same coverage amounts and containing terms and conditions which are in the aggregate not materially less advantageous to such directors and officers of the Company or the Bank than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company or the Bank) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall the Buyer be required to expend on an annual basis more than the annual premiums currently expended by the Company or the Bank for the insurance covering the officers and directors of the Company or the Bank (the “Insurance Amount”), and

further provided that if the Buyer is unable to maintain or obtain the insurance called for by this Section 6.10(a), the Buyer shall use all reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(b) In the event the Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors or assigns of the Buyer assume the obligations set forth in this Section 6.10.

6.11 Stock Exchange Listing. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger and the Subsidiary Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b) No Injunctions or Restraints; Illegality. No Judgment or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger and the Subsidiary Merger shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Subsidiary Merger.

(c) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock under applicable law.

(d) Stock Exchange Listing. The shares of Buyer Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ.

(e) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

7.2 Conditions to Obligations of Buyer. The obligation of the Buyer to effect the Merger is also subject to the satisfaction (or waiver by the Buyer) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) and (b) of this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 3.2(a) and (b)) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in each case, without regard to any exception or qualification in such representations and warranties relating to materiality or a Material Adverse Effect; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if such representations and warranties are not true and correct, unless the failure of any of such representations and warranties to be so true and correct would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Performance of Obligations of Company and the Bank. Each of the Company and the Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. The Buyer shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and (b) above have been satisfied.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) Consents. The consent, approval or waiver of each Person (other than the Governmental Entities referred to in Section 3.4) whose consent to or approval of the Merger shall be required under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained and shall remain in full force and effect, other than any consent, approval or waiver the failure of which to obtain or to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, the contract or other third party consents specified in Section 7.2(e) of the Buyer Disclosure Schedule will have been obtained.

(f) Regulatory Approvals. None of the approvals referred to in Section 7.1(a) and no Law enacted, entered, promulgated or enforced by any Governmental Entity after the date hereof shall have imposed any condition or requirement which would be reasonably likely to have or result in a material adverse effect on the economic or business benefits to the Buyer of the transactions contemplated by the Agreement.

(g) Tax Opinion. Buyer shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon written representations and covenants, including those contained in officer’s certificates of the Company and Buyer, in form and substance reasonably satisfactory to such counsel.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction (or waiver by Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 7.3(a) shall be deemed to have been satisfied even if such representations and warranties are not true and correct, unless the failure of any of the representations and warranties to be so true and correct would have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

(b) Performance of Obligations of the Buyer. The Buyer has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. Company shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to the effect that the conditions set forth in Sections 7.3(a) and (b) above have been satisfied.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) Tax Opinion. The Company shall have received an opinion of Modrall Sperling, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Modrall Sperling may require and rely upon written representations and covenants, including those contained in officer’s certificates of the Company and Buyer, in form and substance reasonably satisfactory to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Bank;

(b) by either the Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by any Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial shall be due to the failure of the party seeking to terminate this Agreement or an Affiliate to perform or observe the covenants and agreements of such party or Affiliate set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either the Buyer or the Company if the Merger shall not have been consummated on or before March 1, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement or an Affiliate to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing (or whose Affiliate is committing) such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of representation or warranty by the Buyer);

(e) by either the Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the party committing such breach of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

(f) by either the Buyer or the Company if this Agreement is not approved and adopted by the requisite vote of the holders of Company Common Stock under applicable law at the Special Meeting; or

(g) by the Buyer if, prior to the Effective Time upon written notice to the Company, a Company Adverse Recommendation Change shall have occurred.

8.2 Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (a) Sections 8.2, 8.3 and 9.1 shall survive any termination of this Agreement and (b) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided that after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders and each party’s Board of Directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of Company Common Stock, (y) prior to the Effective Time, any term of the articles of incorporation of the Company or (z) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

8.4 Extension; Waiver. At any time prior to the Closing, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Expenses

(a) Except as contemplated by Sections 9.1(b) and 9.1(c), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b) If this Agreement is terminated by the Buyer pursuant to Section 8.1(g), then the Company shall pay to the Buyer in immediately available funds a termination fee in an amount equal to any and all attorney fees, charges and disbursements incurred by the Buyer associated with negotiating and drafting of this Agreement and related documents and activities thereto (the “Termination Fee”).

(c) If (i) this Agreement is terminated by the Buyer or the Company pursuant to Sections 8.1(c) or 8.1(f) or by the Buyer pursuant to Sections 8.1(d) or 8.1(e) and (ii)(A) an Acquisition Proposal has been made and publicly announced or communicated to the Company’s shareholders after the date of this Agreement and prior to the effective date of such termination and (B) concurrently with or within 18 months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall within one Business Day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto), if any, pay to the Buyer the Termination Fee.

(d) Any payment of the Termination Fee pursuant to this Section 9.1 shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement) by wire transfer of immediately available funds. If the Company fails to pay to the Buyer the Termination Fee when due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate for leading money center banks as published in The Wall Street Journal from the date such fee was required to be paid to the date it is paid.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Buyer, to:

First State Bancorporation

7900 Jefferson N.E.

Albuquerque, New Mexico 87109

Attention: Marshall G. Martin

Executive Vice President,

Corporate Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1600 Smith, Suite 4400

Houston, Texas 77002

Attn: Frank Ed Bayouth II

and

if to the Company or the Bank, to:

New Mexico Financial Corporation

620 W. Reinken Ave.

Belen, New Mexico 87002

Attention: Henry Jaramillo, Jr.

Chairman and

Chief Executive Officer

and

Ranchers Banks

620 W. Reinken Ave.

Belen, New Mexico 87002

Attention: Henry Jaramillo, Jr.

Chairman and

Chief Executive Officer

with a copy to:

Modrall Sperling

500 Fourth Street N.W.

P.O. Box 2168

Albuquerque, New Mexico 97103-2168

Attention: Dale W. Ek

9.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.5 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of New Mexico, without regard to any applicable conflicts of law provisions thereof.

9.6 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that Section 6.4 of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8 Publicity. Except as otherwise required by Law or the rules of the NASDAQ, so long as this Agreement is in effect, neither the Buyer nor the Company shall, nor shall either party permit any of its Affiliates or Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

9.9 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the Buyer, the Company and the Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST STATE BANCORPORATION

By:	/S/ H. PATRICK DEE
Name:	H. Patrick Dee
Title:	Executive Vice President and Chief Operating Officer

NEW MEXICO FINANCIAL CORPORATION

By:	/S/ HENRY JARAMILLO
Name:	Henry Jaramillo
Title:	President and Chief Executive Officer

RANCHERS BANKS

By:	/S/ HENRY JARAMILLO
Name:	Henry Jaramillo
Title:	President and Chief Executive Officer

Appendix B

N.M. Stat. Ann. § 53-15-3

§ 53-15-3. Right of shareholders to dissent and obtain payment for shares

A. Any shareholder of a corporation may dissent from, and obtain payment for the shareholder’s shares in the event of, any of the following corporate actions:

(1) any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;

(2) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

(3) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

(4) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

(a) alters or abolishes a preferential right of such shares;

(b) creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

(c) alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or

(d) excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

(5) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

B. (1) A record holder of shares may assert dissenters’ rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(2) A beneficial owner of shares who is not the record holder may assert dissenters’ rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

C. The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

D. A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

N.M. Stat. Ann. § 53-15-4

§ 53-15-4. Rights of dissenting shareholders

A. Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder’s shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

B. No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

C. Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months’ period ended on the date of the balance sheet.

D. If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

E. If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

F. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

G. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

H. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is [are] transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

I. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, maybe held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

PART II — Information Not Required in Prospectus

Item 20.	Indemnification of Directors and Officers.

Section 53-11-4.1 of the New Mexico Business Corporation Act empowers a corporation to indemnify any officer or director against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In an action, suit, or proceeding by or in right of the corporation, indemnification is only permitted for its officer’s or director’s reasonable expenses and is not permitted if the person is adjudged to be liable to the corporation. In addition, a director or officer shall not be indemnified where the person was adjudged to be liable on the basis that the person improperly received a personal benefit. This section also empowers a corporation to maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, a letter of credit, or self-insurance, on behalf of any officer or director against any liability asserted against the person in such capacity, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of this section.

The indemnification authorized by Section 53-11-4.1 is not exclusive of any other rights to which an officer of director may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of stockholders or directors or otherwise.

First State’s Bylaws provide that its current and former officers and directors shall be indemnified to the fullest extent authorized by law against any and all expenses, liabilities and losses (including, without limitation, investigation expenses and expert witnesses’ and attorneys’ fees and expenses, judgments, penalties, fines and settlements) actually incurred by the person in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, based upon or relating to such person’s capacity as a director or officer. However, First State shall indemnify that person in an action, suit or proceeding initiated by that person only if a two-thirds vote of its board of directors has authorized that action, suit or proceeding. First State shall not indemnify any of its officers or directors for any civil money penalty, judgment or other liability or legal expenses in connection with any proceeding or civil action instituted by any federal banking agency that results in a final order or settlement pursuant to which that officer or director is assessed a civil money penalty, is removed from office or is required to cease and desist from, or to take any affirmative action described in, Section 8(b) of the Federal Deposit Insurance Act.

In addition, First State’s Restated Articles of Incorporation exculpate its officers and directors from liability for monetary damages for breaches of their fiduciary duties to First State, except where the person has breached or failed to perform their duties in compliance with Section 53-11-35 of the New Mexico Business Corporation Act and the breach or failure constitutes willful misconduct or recklessness (or negligence in the case where the person has an ownership interest in First State or received compensation of more than $2,000 in any calendar year from First State as a director or employee).

First State has employment agreements with certain of its senior executives. Under the terms of the agreements, First State will indemnify, defend and hold harmless each executive against all losses, claims, damages, costs, expenses (including attorney fees), liabilities, judgments or amounts paid in settlement of or in connection with any claim, action, suit, proceeding or investigation which arises out of such person serving in his capacity as First State’s employee or executive and pertaining to any matter or fact arising, existing or occurring before a change of control to the fullest extent permitted under applicable New Mexico or federal law, First State’s Restated Articles of Incorporation and Bylaws.

First State provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of September 2, 2005, by and among First State Bancorporation, New Mexico Financial Corporation and Ranchers Banks (incorporated by reference to Appendix A to the proxy statement-prospectus which constitutes a part of this registration statement).

3.1

Restated Articles of Incorporation of First State Bancorporation (incorporated by reference to the Registration Statement on Form S-2, Commission File No. 333-24417, declared effective April 25, 1997).

3.2

Articles of Amendment to the Restated Articles of Incorporation of First State Bancorporation (incorporated by reference from First State Bancorporation’s Form 10-KSB for the year ended December 31, 1997).

3.3	Amended Bylaws of First State Bancorporation (incorporated by reference from First State Bancorporation’s Form 10-Q for the quarter ended March 31, 2003).

4.1	Shareholder Protection Rights Agreement dated October 25, 1996 (incorporated by reference from First State Bancorporation’s Form 10-QSB for the quarter ended September 30, 1996).

5.1*	Opinion of Hinkle, Hensley, Shanor & Martin L.L.P. regarding legality of securities being registered.

8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain Federal income tax matters.

8.2*	Opinion of Modrall Sperling regarding certain Federal income tax matters.

23.1*	Consent of Hinkle, Hensley, Shanor & Martin L.L.P. (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 to this Registration Statement).

23.3*	Consent of Modrall Sperling (included in Exhibit 8.2 to this Registration Statement).

23.4	Consent of KPMG LLP

24.1	Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

99.1*	Form of Proxy to be used by New Mexico Financial Corporation

99.2*	Form of Election and Guide

99.3*	Form of Notice of Guaranteed Delivery

99.4*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

*	To be filed by amendment.

(b)	Financial Statement Schedules.
None.
(c)	Item 4(b) Information
None.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)    For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)    To respond to requests for information that is incorporated by reference into the proxy statement-prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(F)    That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Albuquerque, State of New Mexico, on October 19, 2005.

FIRST STATE BANCORPORATION

By:	/S/ MICHAEL R. STANFORD
Name: Michael R. Stanford Title: President and Chief Executive Officer

Power of Attorney

We, the undersigned officers and directors of First State Bancorporation hereby severally and individually constitute and appoint Michael R Stanford, the true and lawful attorney and agent (with full power of substitution and resubstitution in each case) of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, said attorney and agent to have power to act and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by our said attorney and agent to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on October 19, 2005.

Name	Title

/S/ MICHAEL R. STANFORD Michael R. Stanford	President and Chief Executive Officer and a Director (Principal Executive Officer)

/S/ H. PATRICK DEE H. Patrick Dee	Executive Vice President, Treasurer and a Director

/S/ CHRISTOPHER C. SPENCER Christopher C. Spencer	Senior Vice President and Chief Financial Officer (Principal Accounting Officer)

/S/ LEONARD J. DELAYO, JR. Leonard J. DeLayo, Jr.	Director

/S/ BRADFORD M. JOHNSON Bradford M. Johnson	Director

/S/ DOUGLAS M. SMITH, M.D. Douglas M. Smith, M.D.	Director

/S/ HERMAN N. WISENTEINER Herman N. Wisenteiner	Director

/S/ NEDRA MATTEUCCI Nedra Matteucci	Director

/S/ LOWELL A. HARE Lowell A. Hare	Director

/S/ A.J. (JIM) WELLS A.J. (Jim) Wells	Director

/S/ DANIEL H. LOPEZ Daniel H. Lopez	Director

Exhibit Index

Exhibit Number		Description

2.1		Agreement and Plan of Merger, dated as of September 2, 2005, by and among First State Bancorporation, New Mexico Financial Corporation and Ranchers Banks (incorporated by reference to Appendix A to the proxy statement-prospectus which constitutes a part of this registration statement).

3.1		Restated Articles of Incorporation of First State Bancorporation (incorporated by reference to the Registration Statement on Form S-2, Commission File No. 333-24417, declared effective April 25, 1997).

3.2		Articles of Amendment to the Restated Articles of Incorporation of First State Bancorporation (incorporated by reference from First State Bancorporation’s Form 10-KSB for the year ended December 31, 1997).

3.3		Amended Bylaws of First State Bancorporation (incorporated by reference from First State Bancorporation’s Form 10-Q for the quarter ended March 31, 2003).

4.1		Shareholder Protection Rights Agreement dated October 25, 1996 (incorporated by reference from First State Bancorporation’s Form 10-QSB for the quarter ended September 30, 1996).

5.1	*	Opinion of Hinkle, Hensley, Shanor & Martin L.L.P. regarding legality of securities being registered.

8.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain Federal income tax matters.

8.2	*	Opinion of Modrall Sperling regarding certain Federal income tax matters.

23.1	*	Consent of Hinkle, Hensley, Shanor & Martin L.L.P. (included in Exhibit 5.1 to this Registration Statement).

23.2	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1 to this Registration Statement).

23.3	*	Consent of Modrall Sperling (included in Exhibit 8.2 to this Registration Statement).

23.4		Consent of KPMG LLP

24.1		Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

99.1	*	Form of Proxy to be used by New Mexico Financial Corporation

99.2	*	Form of Election and Guide

99.3	*	Form of Notice of Guaranteed Delivery

99.4	*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

*	To be filed by amendment.